SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
         THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

    Filed by the Registrant /x/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    /x/  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material under Rule 14a-12
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                            CSB Financial Group, Inc.
                          ------------------------------
                 (Name of Registrant as Specified In Its Charter)
                     ---------------------------------------
     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

    / /  No fee required.
    /x/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1) Title of each class of securities to which transaction applies:
              COMMON STOCK, $.01 PAR VALUE PER SHARE
         (2) Aggregate number of securities to which transaction applies:
              732,299 SHARES OF COMMON STOCK AND 61,750 OPTIONS  TO PURCHASE
             SHARES OF COMMON STOCK
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
             $16.00 PER SHARE OF COMMON STOCK, $6.92 PER OPTION FOR 25,875 OPTIONS, $6.64 PER OPTION FOR 25,875 OPTIONS, AND $3.49 PER OPTION FOR 10,000 OPTIONS
         (4) Proposed maximum aggregate value of transaction:
             $12,102,549.00
         (5) Total fee paid:
             $2,420.51
    / /  Fee paid previously with preliminary materials.
    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1) Amount Previously Paid:
         (2) Form, Schedule or Registration Statement No.:
         (3) Filing Party:
         (4) Date Filed:






                          CSB FINANCIAL GROUP, INC.
                              200 SOUTH POPLAR
                          CENTRALIA, ILLINOIS 62801
                               (618) 532-1918

   _________, 2000


   To the stockholders of CSB Financial Group, Inc.:

        You are cordially invited to attend a special meeting of
   stockholders of CSB Financial Group, Inc. to be held on
            2000, at             , local time, at             .

        At the meeting, you will be asked to approve and adopt a merger agreement under which:

        * each outstanding share of CSB's common stock will be converted into the right to receive $16.00 in cash, which may be reduced; and

        * CSB will become a wholly owned subsidiary of Midland States Bancorp, Inc.

        The investment banking firm of Keefe, Bruyette & Woods, Inc. has issued its written opinion advising CSB that, as of the date of the opinion, the consideration to be received by CSB stockholders in the merger is fair, from a financial point of view, to them.

        After carefully considering the merger, the merger agreement and the benefits which will result to the stockholders, the board of directors has determined that the merger is advisable and in the best interests of the stockholders and recommends that you vote in favor of the merger agreement.

        A notice of special meeting of stockholders and a proxy statement containing a discussion of the merger and related transactions accompany this letter. We urge you to read this material carefully before voting. If you attend the meeting, you may vote in person if you desire, even if you had previously returned your proxy.

        Your vote is important. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of common stock of CSB Financial Group, Inc. Whether or not you expect to attend the meeting in person, please complete and sign the accompanying proxy and return it promptly in the enclosed envelope.

                                 Sincerely,

                                 /s/ K. Gary Reynolds

                                 K. Gary Reynolds
                                 PRESIDENT AND CHIEF EXECUTIVE OFFICER

        Please do not send your common stock certificates at this time. If the merger is consummated, you will be sent instructions regarding the surrender of your stock certificates.






                          CSB FINANCIAL GROUP, INC.
                              200 SOUTH POPLAR
                          CENTRALIA, ILLINOIS 62801
                               (618) 532-1918

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                  TO BE HELD ON                      , 2000



        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders
   of CSB Financial Group, Inc. will be held at                         ,
   on             , 2000 at     , local time, for the following purposes:


        1. To approve and adopt an agreement and plan of merger, dated as of January 26, 2000, by and among Midland States Bancorp, Inc., CSB Acquisition Corporation (a wholly owned subsidiary of Midland) and CSB Financial Group, Inc. under which CSB Acquisition will merge with and into CSB, with CSB surviving as a wholly owned subsidiary of Midland. A copy of the merger agreement is attached to the proxy statement as Appendix A; and

        2. To transact other business that may properly come before the meeting or any adjournments or postponements of the meeting.


        Only stockholders of record at the close of business on
                , 2000 will be entitled to notice of, and to vote at, the meeting and any adjournments or postponements.

        Each stockholder has the right to dissent and demand payment of the fair value of the stockholder's shares. The right of a stockholder to receive this payment is contingent upon strict compliance with the requirements of Section 262 of the Delaware General Corporation Law, which is contained in Appendix D to this proxy statement. A summary of these requirements is contained in the accompanying proxy statement. The obligation of Midland to effect the merger is conditioned upon the holders of not more than 10 percent of the shares of CSB common stock validly demanding and perfecting these dissenters' appraisal rights.

                                 By Order of the Board of Directors

                                 /s/ K. Gary Reynolds

                                 K. Gary Reynolds
                                 PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           , 2000
   Centralia, Illinois






                          CSB FINANCIAL GROUP, INC.
                              200 SOUTH POPLAR
                          CENTRALIA, ILLINOIS 62801
                               (618) 532-1918

                              ----------------

                               PROXY STATEMENT

                              ----------------

        This proxy statement is furnished to the holders of outstanding shares of common stock of CSB Financial Group, Inc. in connection with the solicitation of proxies by CSB to approve and adopt an agreement and plan of merger involving CSB, Midland States Bancorp, Inc. and CSB Acquisition Corporation.

        If the merger contemplated by the merger agreement is completed, Midland will pay you $16.00 in cash for each share of CSB common stock you own, which may be reduced, and CSB will become a wholly owned subsidiary of Midland.

        The board of directors recommends that you vote for approval and adoption of the merger agreement.

        We have scheduled a special meeting for our stockholders to vote on the merger agreement. YOUR VOTE IS VERY IMPORTANT. This meeting
   will be held at                         , local time, on             ,
   2000, at                          .

        Whether or not you plan to attend the meeting, please take the time to vote by completing and signing the enclosed proxy card and mailing it to us. IF YOU COMPLETE, SIGN, AND MAIL YOUR PROXY WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE MERGER AGREEMENT. If you abstain or do not vote, this will have the effect of a vote against the merger agreement.

        This proxy statement provides you with detailed information about the proposed merger. In addition, you may obtain information about CSB from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

        The United States Securities and Exchange Commission has not passed upon the accuracy or adequacy of this proxy statement. Any representation to the contrary is unlawful.
                                 ___________

        This proxy statement, the accompanying notice of special meeting and the accompanying form of proxy are first being mailed to CSB
   stockholders on or about                         , 2000.






                              TABLE OF CONTENTS


                                                                    PAGE
                                                                    ----

    SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
              The Companies . . . . . . . . . . . . . . . . . . . .     1
              The Meeting . . . . . . . . . . . . . . . . . . . . .     2
              The Merger  . . . . . . . . . . . . . . . . . . . . .     3
              Merger Consideration  . . . . . . . . . . . . . . . .     3
              Effective Time; Effective Date  . . . . . . . . . . .     3
              Interests of Certain Persons in the Merger  . . . . .     4
              Material Provisions of the Merger Agreement . . . . .     4
              Reasons for the Merger  . . . . . . . . . . . . . . .     7
              Recommendation of the Board of Directors  . . . . . .     7
              Opinion of Financial Advisor  . . . . . . . . . . . .     7
              Accounting Treatment  . . . . . . . . . . . . . . . .     7
              Federal Income Tax Consequences of the Merger . . . .     8
              Dissenters' Appraisal Rights  . . . . . . . . . . . .     8
              Regulatory  Approvals . . . . . . . . . . . . . . . .     8
              Market and Market Prices  . . . . . . . . . . . . . .     9
    SELECTED CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . .     9
    THE MEETING . . . . . . . . . . . . . . . . . . . . . . . . . .    12
              Place, Time, Date and Record Date . . . . . . . . . .    12
              Matters to be Considered  . . . . . . . . . . . . . .    12
              Vote Required . . . . . . . . . . . . . . . . . . . .    12
              Proxies . . . . . . . . . . . . . . . . . . . . . . .    13
              Security Ownership  . . . . . . . . . . . . . . . . .    15
    THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . .    18
              General . . . . . . . . . . . . . . . . . . . . . . .    18
              Merger Consideration  . . . . . . . . . . . . . . . .    18
              Background of and Reasons for the Merger  . . . . . .    20
              Recommendation of the Board of Directors  . . . . . .    24
              Opinion of Financial Advisor  . . . . . . . . . . . .    24
              Midland's Financial Resources . . . . . . . . . . . .    29
              Effective Time; Effective Date  . . . . . . . . . . .    29
              Exchange of Certificates by CSB Stockholders  . . . .    29
              Dissenters' Appraisal Rights  . . . . . . . . . . . .    30
              Regulatory Approvals  . . . . . . . . . . . . . . . .    33
    THE MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . . .    34
              Representations and Warranties  . . . . . . . . . . .    34
              Business Pending the Merger and Other Covenants . . .    35
              Conditions to the Merger  . . . . . . . . . . . . . .    40
              Waiver and Amendment; Termination . . . . . . . . . .    41
              Dividends . . . . . . . . . . . . . . . . . . . . . .    45
              Interests of Certain Persons in the Merger  . . . . .    45
              Federal Income Tax Consequences of the Merger . . . .    49
    PRICE RANGE OF COMMON STOCK AND DIVIDENDS . . . . . . . . . . .    49
    AUDITORS  . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
    STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . .    51
    WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . .    52






    Appendix A - Agreement and Plan of Merger
    Appendix B - Opinion of Keefe, Bruyette & Woods, Inc.
    Appendix C - CSB's Annual Report on Form 10-KSB for the fiscal year ending September 30, 1999 and Quarterly Report on Form 10-QSB for the quarter ending December 31, 1999
    Appendix D - Section 262 of the Delaware General Corporation Law






                                   SUMMARY

        This summary highlights selected information from this proxy statement. It may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this document and the documents we refer to. See "WHERE YOU CAN FIND MORE INFORMATION" (Page 35).

   THE COMPANIES

        CSB FINANCIAL GROUP, INC.
        200 South Poplar
        Centralia, Illinois  62801
        (618) 532-1918

        CSB is a bank holding company and was incorporated as a Delaware corporation in December, 1994. CSB owns all of the common stock of Centralia Savings Bank, an Illinois state-chartered stock savings bank. In October, 1995, Centralia converted from a state-chartered mutual savings bank to a state-chartered stock savings bank, at which time CSB acquired all of Centralia's outstanding stock. CSB issued 1,035,000 shares of common stock in a stock offering. CSB's common stock is quoted on the OTC electronic bulletin board under the symbol "CSBF."

        CSB is engaged in the business of directing, planning and coordinating the business activities of Centralia. At December 31, 1999, CSB had consolidated total assets of $50,504,000 and stockholders' equity of $10,317,000.

        Centralia's principal business involves accepting retail deposits in its primary market area, Marion county, from the general public and investing those deposits, together with funds generated from operations, mainly in one- to four- family residential mortgage loans. Centralia also invests in multifamily mortgages, commercial real estate, construction, land development and other loans. Centralia also invests in investment securities.

        CSB and Centralia serve the financial needs of communities in their market area through a main office located in Centralia, Illinois and a branch office located in Carlyle, Illinois.

        MIDLAND STATES BANCORP, INC.
        133 West Jefferson Street
        Effingham, Illinois  62401
        (217) 342-2141

        Midland is a bank holding company and a Delaware corporation. The common stock of Midland is privately held.

        Midland owns all of the outstanding capital stock of Effingham State Bank, an Illinois state-chartered bank with full trust powers, which is a member of the Federal Reserve System. Effingham is headquartered in Effingham, Illinois, with banking offices located in Effingham, Altamont, Farina, and Greenville, Illinois.

        Midland is engaged in the business of directing, planning and coordinating the business activities of Effingham. At December 31, 1999, Midland had consolidated total assets of $196,083,000 and stockholders' equity of $1,000,000.

        Effingham engages in the commercial lending business in the communities it serves.

        CSB ACQUISITION CORPORATION
        133 West Jefferson Street
        Effingham, Illinois  62401
        (217) 342-2141

        CSB Acquisition, a recently formed Delaware corporation and wholly owned subsidiary of Midland, does not conduct any ongoing operations. Its primary purpose is to facilitate Midland's acquisition of CSB.

   THE MEETING (PAGE 9)

        MEETING AND RECORD DATE. CSB will hold a special meeting of
   stockholders on                                        , 2000, at
                                  , at                         , local
   time.  Only holders of record of common stock at the close of business
   on the record date,                         , 2000, are entitled to
   notice of, and to vote at, the meeting.

        MATTERS TO BE CONSIDERED. At the meeting, stockholders will vote on the approval and adoption of the agreement and plan of merger, dated as of January 26, 2000, by and among Midland, CSB Acquisition, and CSB, under which CSB Acquisition will merge with and into CSB and each share of CSB common stock will be converted into the right to receive $16.00 in cash, which may be reduced. See "THE MERGER-MERGER CONSIDERATION" (Page 13). Stockholders will also consider and vote upon other matters that may properly be brought before the meeting.

        VOTE REQUIRED. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of CSB common stock. As of the record date, there were shares of CSB common stock entitled to be voted at the meeting.

        Approval of the merger agreement and the merger by the CSB stockholders is a condition to, and required for, consummation of the merger. See "THE MERGER AGREEMENT-CONDITIONS TO THE MERGER" (Page
   27).

        SECURITY OWNERSHIP OF MANAGEMENT. As of the record date, directors and executive officers of CSB held in the aggregate with the
   ability to vote             shares or approximately
   percent of the common stock. Each of these persons has entered into a support agreement with Midland which provides for each person to vote the shares of common stock which are beneficially owned or over which each person has voting power or control, directly or indirectly, including any shares acquired after the date of the given support agreement, for approval and adoption of the merger agreement.

   THE MERGER (PAGE 13)

        Each CSB stockholder is being asked to consider and vote upon a proposal to approve and adopt the merger agreement, under which CSB Acquisition will merge with and into CSB, with CSB surviving the merger as a wholly owned subsidiary of Midland. Upon consummation of the merger, the ownership interest of all current stockholders in CSB will cease.

   MERGER CONSIDERATION (PAGE 13)

        Each share of CSB common stock issued and outstanding immediately before the merger, EXCEPT shares:

        *    held in the treasury of CSB,

        * held directly or indirectly by CSB or Midland or any subsidiary of CSB or Midland, other than those held directly or indirectly in trust accounts, managed accounts or otherwise in a fiduciary capacity and held regarding a debt previously contracted, and

        * for which CSB stockholders have validly demanded and perfected appraisal rights under Section 262 of the Delaware General Corporation Law,

   will be converted into the right to receive $16.00 in cash, which may be reduced, at the effective time of the merger. The total merger consideration will be reduced, on a dollar-for-dollar basis, to the extent that the consolidated stockholders' equity of CSB as of the effective date is less than $10,176,000. See "THE MERGER-EFFECTIVE TIME; EFFECTIVE DATE" (Page 20).

   EFFECTIVE TIME; EFFECTIVE DATE (PAGE 20)

        The certificate of merger to be filed with the Delaware Secretary of State will specify the effective date and the effective time of the merger. The effective date will occur on the date of which Midland notifies CSB in writing and after the satisfaction or waiver of all conditions to the merger, but not later than 60 days after this satisfaction or waiver. The closing of the merger will take place on the effective date of the merger.

   INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 31)

        CSB's executive officers and directors may be deemed to have interests in the merger in addition to their interests as stockholders of CSB generally. These material interests include provisions in the merger agreement relating to indemnification and the purchase of directors' and officers' liability insurance coverage. In addition, the consummation of the merger will affect the employee benefits of executive officers and directors under the CSB stock option and management development and recognition plans and the Centralia Savings Bank employee stock ownership plan. Also, an employment agreement between Centralia and K. Gary Reynolds will become effective and supersede an existing employment agreement between these parties upon the consummation of the merger. CSB's board was aware of all of the interests described in this proxy statement and considered them and other matters in approving the merger agreement and the transactions contemplated by the merger agreement.

   MATERIAL PROVISIONS OF THE MERGER AGREEMENT (PAGE 24)

        The merger agreement is attached as Appendix A to this proxy statement. You should read the merger agreement because it is the legal document that governs the merger. The merger agreement includes many material terms and provisions which are described in detail elsewhere in this proxy statement, including provisions that:

        * require CSB to conduct its business according to particular guidelines;

        * require that specified conditions be satisfied or waived before the merger may be consummated;

        * regulate the ability of the parties to waive or amend provisions of the merger agreement; and

        * regulate the ability of the parties to terminate the agreement.

        CONDITIONS. Conditions which must be satisfied or waived by the parties include:

        * the requisite approval of the merger agreement and the merger by CSB stockholders;

        * the obtaining of all regulatory approvals and the expiration of all statutory waiting periods;

        * the absence of any legal restraint or governmental proceeding preventing or restricting the consummation of the merger;

        * the performance by the parties in all material respects of all their obligations under the merger agreement before or at the effective time; and

        * the material truth and correctness of the representations and warranties of the parties in the merger agreement.

        The condition relating to Midland and CSB Acquisition that CSB will have received the Keefe, Bruyette & Woods, Inc. written fairness opinion that, as of the date of this proxy statement, the per share merger consideration is fair to CSB stockholders, from a financial point of view, must be satisfied or waived.

        In addition, the following conditions relating to CSB must be satisfied or waived:

        * the cancellation of all CSB stock options as of the effective time in exchange for the per share option consideration;

        * the outstanding shares of CSB common stock at the effective time being no more than 732,299 shares, excluding shares issued after January 26, 2000 from the exercise of a stock option;

        * no occurrence of any event or circumstance having or reasonably being expected to result in a material adverse effect on CSB; and

        * no more than 10 percent of CSB common stockholders entitled to vote at the meeting having validly demanded and perfected dissenters' appraisal rights.

        TERMINATION. The merger agreement may be terminated before the effective time by the parties by the mutual written consent of CSB and Midland based on majority vote of the entire boards of CSB and Midland. Also, either CSB or Midland may terminate the merger agreement before the effective time:

        * upon written notice to the other party, for a governmental entity having issued a final nonappealable order prohibiting consummation of any transaction contemplated by the merger agreement;

        * after July 31, 2000 for the merger not having been consummated;

        * for a material breach of any representation or warranty in the merger agreement not cured within 30 days following written notice or unable to be cured before the closing;

        * for a material breach of any covenant or agreement to the merger agreement not cured within 30 days following written notice;

        * if Midland is to pay less than $15.50 per share of CSB common stock on an adjusted basis and Midland is not willing to pay $15.50 per share; or

        * by failure to obtain the requisite approval of the CSB stockholders of the merger agreement and the merger at the meeting.

        Midland can terminate the merger agreement before the effective time by:

        * the CSB board's withdrawal or adverse modification of its approval or recommendation of the merger agreement or the merger or the approval or recommendation of a competing transaction involving CSB and a party other than Midland or its subsidiaries; or

        * CSB's authorization of any officer, director, employee or agent to directly or indirectly initiate, solicit or entertain offers from, negotiate with or encourage, discuss, accept or consider any competing transaction proposal, unless CSB's board will have determined in good faith that failing to take this action will violate its obligations or duties to CSB or its stockholders and that the proposal for a competing transaction is a superior competing transaction and all discussions with the third party to further a competing transaction will have been terminated within 45 calendar days of the CSB board's good faith determination.

        CSB can terminate the merger agreement before the effective time, upon two days prior written notice to Midland, if CSB's board decides by a good faith determination to accept an unsolicited proposal for a competing transaction, including a tender offer, after CSB and its financial and legal advisors have negotiated with Midland for at least three calendar days to adjust the terms and conditions of the merger agreement.

        TERMINATION FEES. If the merger agreement is terminated for the last three Midland or CSB termination reasons described above or by CSB for any other termination reason if Midland would have the right to terminate for the first or second of those three termination reasons at the time of CSB's termination, CSB will promptly pay to Midland a $500,000 termination fee no later than two business days after the termination date.

        Also, if the merger is terminated by Midland or CSB for failure to obtain the requisite CSB stockholder approval at the meeting or by Midland relating to a competing transaction following a good faith CSB board determination, a $500,000 termination fee will be payable by CSB to Midland only if a proposal for a competing transaction will have been made before the CSB stockholders meeting and within 270 days after this meeting:

        * CSB will have entered into an agreement with a third party providing for the consummation of a superior competing transaction, or

        *    a superior competing transaction will have occurred.

        Payment of the $500,000 termination fee by or on behalf of CSB will be instead of and in full satisfaction of any other rights or remedies otherwise available to Midland or CSB Acquisition for termination of the merger agreement.

   REASONS FOR THE MERGER (PAGE 16)

        CSB's board believes that the merger will enable stockholders to realize significant value on their investment. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the board considered various factors, which are discussed in the proxy statement.

   RECOMMENDATION OF THE BOARD OF DIRECTORS (PAGE 17)

        CSB's board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement and has determined that the merger is advisable and in the best interests of CSB and its stockholders. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

   OPINION OF FINANCIAL ADVISOR (PAGE 17)

        CSB retained Keefe to be its financial advisor regarding the transactions contemplated by the merger agreement and to evaluate the financial terms of the merger.

        On January 26, 2000, Keefe delivered its written opinion and as of the date of this proxy statement confirmed and delivered its updated written opinion to CSB that, as of each of these dates, the consideration to be received by CSB stockholders in the merger is fair, from a financial point of view, to them.

        The full text of the written opinion of Keefe is attached as Appendix B and is incorporated by reference in this proxy statement. YOU ARE URGED TO READ THIS OPINION IN ITS ENTIRETY.

   ACCOUNTING TREATMENT

        The merger will be accounted for as a "purchase transaction."

   FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 33)

        In general, the receipt of cash for shares of common stock under the merger agreement or relating to the valid demand and perfection of dissenters' appraisal rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction for state, local and other tax purposes.

        Because tax consequences may vary depending upon the particular circumstances of a stockholder, you are urged to consult your tax advisor concerning the specific tax consequences of the merger to you, including the applicability and effect of federal and various state, local and foreign tax laws.

   DISSENTERS' APPRAISAL RIGHTS (PAGE 21)

        Holders of record of shares of common stock who do not vote to approve and adopt the merger agreement may dissent and elect to have the fair value of their shares of common stock, based on all relevant factors and excluding any element of value arising from the accomplishment or expectation of the merger, judicially appraised and paid to them in cash. This fair value may be more, the same as, or less than the merger consideration. These stockholders must deliver a written demand for this appraisal to CSB before the vote on the approval and adoption of the merger agreement and comply with other requirements of Section 262 of the Delaware General Corporation Law, the full text of which is attached to this proxy statement as Appendix
   D. Any deviation from the requirements of Section 262 may result in forfeiture of appraisal rights. Voting for approval of the merger agreement, or delivering a proxy in connection with the meeting, unless the proxy directs a vote against, or expressly abstains from the vote on, the approval and adoption of the merger agreement, will constitute a waiver of a stockholder's right to seek appraisal for the shares of common stock voted or covered by that proxy and will nullify any written demand for appraisal submitted by that stockholder.
   Return of a blank, executed proxy will constitute a vote in favor of the merger agreement and result in waiver of appraisal rights. Voting against or failing to vote for the merger agreement will not by itself constitute a valid demand for appraisal rights. The obligation of Midland to effect the merger is conditioned upon the holders of not more than 10 percent of the shares of CSB common stock validly demanding and perfecting appraisal rights. "THE MERGER AGREEMENT-- CONDITIONS TO THE MERGER" (Page 27).

   REGULATORY APPROVALS (PAGE 23)

        A merger transaction involving bank holding companies, like CSB and Midland, is conditioned upon the prior approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. On March 22, 2000, Midland submitted an application for approval by the Federal Reserve Board.

        In addition, the Office of Banks and Real Estate for the State of Illinois under the Illinois Savings Bank Act must approve the merger. On March 22, 2000, Midland submitted an application for approval by the Illinois Office of Banks and Real Estate.

        Midland anticipates obtaining the approvals of both the Federal Reserve Board and the Illinois Office of Banks and Real Estate during the second quarter of 2000. However, there can be no assurance as to the timing of these approvals or that the Federal Reserve Board or the Illinois Office of Banks and Real Estate will approve the transaction.

        The consummation of the merger is conditioned upon the obtaining of all regulatory approvals required for consummation of the merger and all transactions contemplated by the merger agreement and the expiration of all statutory waiting periods. There can be no assurance that these conditions will be satisfied. See "THE MERGER AGREEMENT - CONDITIONS TO THE MERGER" (Page 27).

   MARKET AND MARKET PRICES

        CSB's common stock is currently included for quotation on the OTC electronic bulletin board under the symbol "CSBF." The following table shows the high and low sale prices per share of CSB common stock for each of the trading dates preceding public announcement of the proposed merger and the execution of the merger agreement and the most recent practicable trading date preceding the mailing of this proxy statement. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS" (Page 34).

                                                    High      Low
                                                    ----      ---
       December 3, 1999  . . . . . . . . . . .    $ 10 5/8    $10 5/8
       January 26, 2000  . . . . . . . . . . .    $14 5/16    $14 1/4
                               , 2000  . . . .    $           $

                    SELECTED CONSOLIDATED FINANCIAL DATA

        The following table shows in summary form historical consolidated financial data of CSB. This information is qualified in its entirety by the historical consolidated financial statements of CSB, including the notes, which are incorporated by reference in this proxy statement and included in the annual report on Form 10-KSB and the quarterly report on Form 10-QSB attached as Appendix C to this proxy statement.




                                                 As of and For the
                                                Three Months Ended
                                                   December 31,            As of and For the Year Ended September 30,
                                                 ----------------        ----------------------------------------------
                                                  1999       1998        1999       1998       1997       1996       1995
                                                  ----       ----        ----       ----       ----       ----       ----
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       SELECTED FINANCIAL CONDITION DATA:
          Total assets                           $50,504    $47,606     $48,920    $46 423    $48,534    $50,016    $44,620
          Cash and due from banks                  2,029      1,090         871      1,542      2,675      4,766     10,906
          Investments                             17,306     18,211      17,334     17,146     16,987     16,496     13,197
          Loans, net                              29,411     26,536      28,920     26,111     27,134     26,931     19,277
          Deposits                                38,572     37,032      36,906     35,855     36,586     36,854     29,503
          FHLB borrowings and other
             borrowings                            1,400          0       1,400          0          0          0          0
          Total stockholder's equity              10,317     10,192      10,278     10,129     11,652     12,784      5,575

       SELECTED OPERATING DATA:
          Interest income                            844        804       3,253      3,304      3,253      2,893      2,449
          Interest expense                           406        405       1,535      1,638      1,642      1,301      1,203
          Net interest income before
             provision for loan losses               438        399       1,718      1,666      1,611      1,592      1,246
          Provision for loan losses                   14         18          72         63         90         64         80
          Net interest income after
             provision for loan losses               424        381       1,646      1,603      1,521      1,528      1,166
          Non-interest income                         34         35         132        134        154         61         72
          Non-interest expense                       385        345       1,347      1,273      1,319      1,148        740
          Earnings before income taxes                73         71         431        464        356        441        498
          Income taxes                              (11)         23         132        119        111        206        181
          Net income                                  84         48         299        345        245        235        317

       PER SHARE DATA:
          Book value per share                     14.09      13.91       14.04      13.82      12.91      14.17        N/A
          Basic earnings per share                  0.12       0.07        0.42       0.43       0.28       0.25        N/A
          Diluted earnings per share                0.11       0.07        0.41       0.42       0.27       0.25        N/A
          Cash dividends per share                  0.00       0.00        0.00       0.00       0.00       0.00        N/A


















                                                               10







                                                 As of and For the
                                                Three Months Ended
                                                   December 31,            As of and For the Year Ended September 30,
                                                ------------------        --------------------------------------------
                                                  1999       1998        1999       1998       1997       1996       1995
                                                  ----       ----        ----       ----       ----       ----       ----
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
       SELECTED FINANCIAL RATIOS AND OTHER
       DATA PERFORMANCE RATIOS (BASED ON
       BALANCE SHEET AVERAGES) <1>:
          Return on assets                         0.68%      0.41%       0.62%      0.73%      0.51%      0.55%      0.92%
          Return on equity                          3.26       1.89        2.93       3.24       2.05       1.87       5.81
          Interest rate spread during the
               period <2>                           3.11       2.86        2.84       2.67       2.45       2.61       3.10
          Net interest margin during the
               period <3>                           3.77       3.63        3.76       3.74       3.56       3.85       3.72
          Non-interest expense to assets <4>        3.10       2.94        2.79       2.68       2.75       2.70       2.14
          Non-interest income to assets             0.27       0.30        0.27       0.28       0.32       0.14       0.21
          Interest-earning assets to
               interest-bearing liabilities       118.77     120.74      127.57     128.88     130.44     139.54     117.32

       ASSET QUALITY RATIOS:
          Nonperforming assets to total            0.36%      0.90%       0.42%      0.88%      0.85%      0.50%      0.81%
             assets
          Allowance for loan losses to
             nonperforming loans                  122.95      41.16      108.29      41.71      42.86      46.43      31.30
          Net charge-offs to average gross
             loans                                  0.04       0.05        0.07       0.21       0.15       0.27       0.36

       REGULATORY CAPITAL AND CAPITAL
       Ratios:
          Tangible capital ratio                   20.80      20.10       20.30      19.80      22.94      27.72      12.46
          Core capital ratio                       41.70      45.00       42.90      45.30      50.40      56.39      35.16
          Risk-based capital ratio                 42.70      45.90       43.90      46.20      51.17      56.92      35.49
          Average equity to average assets         20.71      21.61       21.18      22.35      24.90      29.60      15.78
          Equity to assets at end of period        20.43      21.41       21.01      21.82      24.01      25.56      12.49

       <1>     With the exception of end of the period ratios, all ratios are based on average month-end balances during the respective months.

       <2>     Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

       <3>     Net interest margin represents net interest income as a percentage of interest-earning assets.

       <4>     The 1996 ratio includes the effect of the SAIF special assessment.


                                 THE MEETING

   PLACE, TIME, DATE AND RECORD DATE

        A special meeting of the stockholders of CSB will be held on
                     , 2000, at                         , at         ,
   local time. This proxy statement is being sent to stockholders and accompanies a form of proxy which CSB is soliciting for use at the meeting and at any and all adjournments or postponements of the meeting.

        CSB has fixed the close of business on                     , 2000
   as the record date for determining holders of common stock who will be entitled to notice of, and to vote at, the meeting. Only holders of record of shares of common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting. As of the record date, there were outstanding and entitled to be voted shares of common stock.

   MATTERS TO BE CONSIDERED

        At the meeting, stockholders will vote on the approval and adoption of the merger agreement, under which CSB Acquisition will merge with and into CSB and each share of CSB common stock will be converted into the right to receive $16.00 in cash, which may be reduced, upon the consummation of the merger. See "THE MERGER-MERGER
   CONSIDERATION" (Page 13).   Stockholders will also consider and vote
   upon other matters as may properly be brought before the meeting. As of the date of this proxy statement, CSB knows of no business that will be presented for consideration at the meeting other than the matters described in this proxy statement.

   VOTE REQUIRED

        The affirmative vote of the holders of a majority of the shares of CSB common stock is required for approval and adoption of the merger agreement. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT. Brokers holding shares of record for customers generally are not entitled to vote on particular matters unless they receive voting instructions from their customers. "Broker non-votes" means the votes that could have been cast on the merger agreement by brokers with respect to uninstructed shares if the brokers had received their customers' instructions.

        Each stockholder on the record date will be entitled to cast one vote per share on the merger agreement at the meeting. This vote may be exercised in person or by properly executed proxy. The certificate of incorporation of CSB provides that for a period of five years following the effective date of the conversion of Centralia from mutual to stock form, no person shall indirectly or directly acquire beneficial ownership of more than 10 percent of any class of equity security of CSB. The certificate of incorporation further provides that, where any person directly or indirectly acquires beneficial ownership of more than 10 percent of any class of equity security of CSB during this five-year period, the securities beneficially owned in excess of 10 percent shall not be counted as entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote. Based upon amended Schedule 13G filed with the Securities and Exchange Commission and dated February 11, 2000 by Wellington Management Company, LLP and amended Schedule 13G filed with the SEC and dated February 15, 2000 by First Financial Fund, Inc. and other information available to CSB, CSB is aware of only First Financial Fund, via Wellington Management, beneficially owning more than 10 percent of CSB common stock. See "--SECURITY OWNERSHIP" (Page
   10).

        The presence, in person or represented by properly executed proxy, of the holders of a majority of the shares of common stock entitled to vote at the meeting is necessary to constitute a quorum. In the absence of a quorum, it is expected that the meeting will be adjourned or postponed by the stockholders entitled to vote at the meeting present in person or represented by proxy to solicit additional proxies. Abstentions and broker non-votes will be treated as shares present at the meeting for purposes of determining the presence of a quorum.

        Approval of the merger agreement and the merger by the stockholders of CSB is a condition to, and required for, consummation of the merger. See "THE MERGER AGREEMENT-CONDITIONS TO THE MERGER" (Page 27).

   PROXIES

        Shares of common stock represented by properly executed proxies received before or at the meeting will, unless these proxies have been revoked, be voted at the meeting and any adjournments or postponements of the meeting, according to the instructions indicated in the proxies. IF NO INSTRUCTIONS ARE INDICATED ON A PROPERLY EXECUTED PROXY, THE SHARES WILL BE VOTED "FOR" THE MERGER AGREEMENT.

        Any proxy given relating to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted either:


        * by delivering to K. Gary Reynolds, President, at CSB Financial Group, Inc., 200 South Poplar Centralia, Illinois 62801, on or before the taking of the vote at the meeting, a written notice of revocation bearing a later date than the date of the proxy or a later dated proxy relating to the same shares, or

        *    by attending the meeting and voting in person.

   Attendance at the meeting will not in itself constitute the revocation of a proxy.

        If any other matters are properly presented at the meeting for consideration, the persons named in the proxy or acting under the proxy will have discretion to vote on these matters according to their best judgment. If a proposal to adjourn the meeting is properly presented, however, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the approval and adoption of the merger agreement. As of the date of this proxy statement, CSB knows of no other matters to be presented at the meeting.

        In addition to solicitation by mail, directors, officers and employees of CSB, who will not be specifically compensated for these services, may solicit proxies from the stockholders of CSB, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Registrar and Transfer Company, CSB's transfer agent, will perform some of these functions. CSB will bear its own expenses in connection with the solicitation of proxies for the meeting.

        Wesley N. Breeze, A. John Byrne and W. Harold Monken serve as trustees under the Centralia ESOP, which is the record owner of all shares of common stock held by participants in this ESOP. The trustee will vote the shares allocated to the account of each participant in this ESOP according to the directions received from the participant. To obtain these voting directions, the trustees will forward this proxy statement and a proxy to each participant in this ESOP. This proxy must be executed and returned if the shares held under this ESOP are to be voted. Unallocated shares of common stock held in the Centralia ESOP or allocated shares for which no voting instructions are received in a timely manner will be voted by the trustees in the same proportion as allocated shares voted by participants, unless the trustee is instructed otherwise by the benefits committee or unless inconsistent with the trustee's fiduciary responsibility. Because the Centralia ESOP participants are not the record owners of the related shares, these shares may not be voted in person by participants in this ESOP at the meeting.

        Holders of common stock are requested to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope.

   SECURITY OWNERSHIP

        As of                         , 2000, directors and executive
   officers of CSB held in the aggregate and were entitled to vote
   shares, or approximately         percent, of the common stock.  Each
   of the directors and executive officers of CSB has entered into a support agreement with Midland which provides for each director and executive officer to vote the shares of common stock which are beneficially owned or over which each person has voting power or control, directly or indirectly, including any shares acquired after the date of the given support agreement, for approval and adoption of the merger agreement.

        The following table sets forth, as of March 31, 2000, information regarding share ownership of:

        * those persons or entities known by CSB to beneficially own more than five percent of the outstanding shares of the common stock,

        *    each director of CSB,

        * the president and chief executive officer of CSB, who is also a director, and

        *    all directors and executive officers of CSB as a group.

                                                                                            Shares of
                                                                                          Common Stock
                                                                Beneficially Owned at      Percent of
                                                                 March _  , 2000 <1>      Common Stock
               NAME AND ADDRESS OF BENEFICIAL OWNER              -----------------        ------------
      First Financial Fund, Inc.  . . . . . . . . . . . . .          74,600 <2>            10.2%
      Gateway Center Three
      100 Mulberry Street, 9th Floor
      Newark, New Jersey  07102

      Wellington Management Company, LLP  . . . . . . . . .          74,600 <3>            10.2%
      75 State Street
      Boston, Massachusetts  02109

      Wesley N. Breeze  . . . . . . . . . . . . . . . . . .           8,827 <4>            1.2% <10>
      A. John Byrne . . . . . . . . . . . . . . . . . . . .          21,105 <5>            2.9% <10>
      Michael Donnewald . . . . . . . . . . . . . . . . . .          43,397 <6>            5.9% <10>
      Larry M. Irvin  . . . . . . . . . . . . . . . . . . .          17,797 <7>            2.4% <10>
      W. Harold Monken  . . . . . . . . . . . . . . . . . .          29,347 <8>            4.0% <10>
      K. Gary Reynolds  . . . . . . . . . . . . . . . . . .          29,691 <9>            4.1% <10>

      All directors and executive officers
         as a group (8 persons) . . . . . . . . . . . . . .         164,039               22.4% <11>


   ___________

   <1>  Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power.

   <2>  Based on Amended Schedule 13G dated February 15, 2000.  All
        74,600 shares are beneficially owned with sole voting and shared investment power. These are the same 74,600 shares reported as beneficially owned by Wellington Management Company, LLP.

   <3>  Based on Amended Schedule 13G dated February 11, 2000.  All
        74,600 shares are beneficially owned with no voting and shared investment power. These are the same 74,600 shares reported as beneficially owned by First Financial Fund, Inc.

   <4>  Of the 8,827 shares reported as beneficially owned by Wesley N.
        Breeze, 3,908 are held in joint tenancy with Robyn D. Breeze, his wife, and 572 are held by Robert W. Baird & Co., Inc. in trust for the benefit of Wesley N. Breeze and Robyn D. Breeze. Also includes options to purchase 3,105 shares of common stock under CSB's 1995 stock option and incentive plan.

   <5>  Of the 21,105 shares reported as beneficially owned by A. John
        Byrne, 1,000 are held by Robert W. Baird & Co., Inc. in trust for the benefit of Catherine S. Byrne, his wife, 12,500 are held by the Dwight P. Friedrich Trust for which Mr. Byrne acts as trustee with shared voting and investment power with respect to the shares and 2,000 are held by the Dwight P. Friedrich Family Trust for which Mr. Byrne acts as trustee with shared voting and investment power with respect to the shares. Also includes options to purchase 3,105 shares of common stock under CSB's 1995 stock option and incentive plan.

   <6>  Includes options to purchase 3,105 shares of common stock under
        CSB's 1995 stock option and incentive plan.

   <7>  Of the 17,797 shares reported as beneficially owned by Larry M.
        Irvin, 1,250 are held by Matthew Irvin, his son. Also includes options to purchase 3,105 shares of common stock under CSB's 1995 stock option and incentive plan.

   <8>  Of the 29,347 shares reported as beneficially owned by W. Harold
        Monken, 14,503 are held in joint tenancy with Jan Monken, his wife, and 5,245 are held by Robert W. Baird & Co., Inc. in trust for the benefit of Jan Monken. Also includes options to purchase 3,105 shares of common stock under CSB's 1995 stock option and incentive plan.

   <9>  Of the 29,691 shares reported as beneficially owned by K. Gary
        Reynolds, 313 are held in joint tenancy by Jeanette Reynolds, his wife, and Gregory Reynolds, his son, and 313 are held by Jeanette

        Reynolds as custodian for Kristen Reynolds, his daughter. Also includes options to purchase 15,525 shares of common stock under CSB's 1995 stock option and incentive plan.

   <10> Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options by the individual which are exercisable within 60 days.

   <11> Percentage is calculated on a fully diluted basis, assuming the exercise of all stock options which are exercisable within 60 days.

                                 THE MERGER

        The information in this proxy statement concerning the terms of the merger is qualified in its entirety by the full text of the merger agreement, which, excluding the CSB disclosure schedule and exhibits, is attached as Appendix A and incorporated by reference, and the other information contained elsewhere in this proxy statement, including the appendices and the documents incorporated by reference. All stockholders are urged to read carefully this entire proxy statement, including the appendices and any document incorporated by reference.

   GENERAL

        Under the merger agreement, CSB Acquisition will be merged with and into CSB, with CSB being the surviving corporation. After the conditions to consummation of the merger described below have been satisfied or waived, and unless the merger agreement has been terminated as provided below, a certificate of merger will be filed with the Delaware Secretary of State regarding the merger. The certificate of merger to be filed with the Delaware Secretary of State will specify the effective date and the effective time of the merger. See "-EFFECTIVE TIME; EFFECTIVE DATE" (Page 20) and "THE MERGER AGREEMENT-CONDITIONS TO THE MERGER" (Page 27) and "-WAIVER AND AMENDMENT; TERMINATION" (Page 28).

        Upon consummation of the merger, the CSB stockholders will be entitled to receive $16.00 in cash per share, which may be reduced, in consideration for their common stock and will no longer be stockholders of CSB. See "-MERGER CONSIDERATION" below. As a consequence of the merger, CSB will become a wholly owned subsidiary of Midland.

   MERGER CONSIDERATION

        Under the merger agreement, each share of common stock issued and outstanding immediately before the merger, EXCEPT shares:

        *    held in the treasury of CSB,

        * held directly or indirectly by CSB or Midland or any subsidiary of CSB or Midland, other than those held directly or indirectly in trust accounts, managed accounts or otherwise in a fiduciary capacity and held regarding a debt previously contracted, and

        * for which CSB stockholders have validly demanded and perfected appraisal rights under Section 262 of the Delaware General Corporation Law,

   will be converted into the right to receive $16.00 in cash, which may be reduced, at the effective time of the merger. As of the effective time, each share of CSB common stock relating to a plan share award under the CSB management recognition plan, regardless of whether vested, will be treated as a fully vested, issued and outstanding share of CSB common stock. Also, as of the effective time, each outstanding and unexercised CSB stock option, regardless of whether exercisable under a CSB stock option plan, will be converted into the right to receive $16.00 in cash, which may be reduced, less the exercise price of the stock option.

        The total merger consideration will be reduced, on a dollar-for-dollar basis, to the extent that the consolidated stockholders' equity of CSB as of the effective date, is less than $10,176,000. See "- EFFECTIVE TIME; EFFECTIVE DATE" (Page 20).

        The reduction to the merger consideration will be determined as follows. CSB will prepare a consolidated balance sheet, according to generally accepted accounting principles, consistently applied, as of the fifteenth day immediately preceding the effective date which specifies the CSB consolidated stockholders' equity. This balance sheet will reflect all of the following transaction costs and expenses, regardless of whether required by GAAP to be recorded, incurred or to be incurred, as reasonably estimated by CSB, by CSB as a result of the merger or other transactions contemplated by the merger agreement, including:

        * attorney, accountant, investment banker, advisor and other professional advisor or service provider fees and expenses,

        * a $50,000 reserve established regarding that class action lawsuit filed by a CSB stockholder in the Delaware Court of Chancery in New Castle County, regardless of whether required by GAAP, reduced, on a dollar-for-dollar basis, but not less than zero, by any specific reserve otherwise established by CSB for this stockholder litigation required by GAAP, and

        * the cost of continued coverage under CSB's current policy of directors' and officers' liability insurance in amount and scope at least as favorable as CSB's existing coverage to be effective for five years following the effective time to the extent of $17,880, reduced by any applicable insurance coverage, evidenced by the unconditional acceptance of coverage by the insurance carrier. See "THE MERGER AGREEMENT-INTERESTS OF CERTAIN PERSONS IN THE MERGER" (Page 31).

        However, if the stockholder litigation is settled before the closing date, then the settlement amount will be deemed a transaction cost instead of the litigation reserve, reduced by any applicable insurance coverage.

        The following will not be deemed to be transaction costs and will be disregarded for purposes of determining CSB's consolidated stockholders' equity for the foregoing consolidated balance sheet:

        * any addition to CSB's loan loss reserve or charge to any CSB loan request by Midland after January 26, 2000 for consistency with Midland's policy, and

        * any cost of the continued coverage under CSB's directors' and officers' liability insurance as described above in excess of $17,880.

        If Midland objects to this balance sheet, Midland must notify CSB in writing of each adjustment item, specifying the amount of, and describing in reasonable detail the basis for, the adjustment, no later than five business days after Midland's receipt of the balance sheet. This balance sheet will be final, binding and conclusive on the parties if Midland does not provide CSB with written notification of objection.

        If a proposed adjustment is in dispute, Midland and CSB will attempt to reconcile their differences and any resolution by them will be final, binding and conclusive on the parties. If the parties are unable to resolve the dispute(s) within five days after Midland delivers written notice of the dispute(s), the parties may submit the items in dispute for resolution to an independent accounting firm of national reputation mutually appointed by Midland and CSB. The independent accounting firm will resolve any dispute by sole reference to CSB's historic practice of maintaining its books and records, taking into account the transaction costs. The independent accounting firm will determine and report in writing to the parties on the disputed items within ten days after submission, which report will be final, binding and conclusive on the parties. Midland and CSB will share equally the fees and charges of the independent accounting firm.

   BACKGROUND OF AND REASONS FOR THE MERGER

        BACKGROUND OF THE MERGER. In recent years, the financial institution industry has undergone substantial and rapid change characterized by increasing consolidation, intensifying competition and acquisition growth of many domestic banking organizations. CSB's executive officers and directors have sought to remain apprised of trends and issues in the financial services industry.

        During the second and third quarters of 1999, CSB, together with Keefe, evaluated its business plan. CSB and Keefe discussed:

        * the competition at the retail franchise level and the potential for growth in this business through acquisition opportunities;

        * the liquidity of CSB's common stock and share repurchase programs as a possible means of enhancing stockholder value; and

        * the current merger market, the relative pricing and potential opportunities that might be available for CSB.

   CSB and Keefe analyzed these issues in light of CSB's goal to continue to increase stockholder value. As a result of this review, CSB's board decided to explore a strategic affiliation with another financial institution.

        In July, 1999, CSB engaged Keefe to advise and assist CSB regarding strategic alternatives to enhance stockholder value, including a possible strategic alliance. See "--OPINION OF FINANCIAL ADVISOR" (Page 17). Keefe worked with CSB to prepare a confidential investor profile containing financial and operating information about CSB and Centralia. In August, 1999, Keefe, on behalf of CSB, began a confidential inquiry, contacting 26 potential candidates. Twelve candidates executed confidentiality agreements, including Midland, and received the confidential investor profile. In September, 1999, three financial institutions submitted preliminary non-binding indications of interest to acquire CSB. Upon receipt of the preliminary indications of interest, Keefe reviewed with CSB's board of directors
   the pricing and terms of each proposal.   After discussion with the
   CSB board, it was determined to go back to each party submitting a proposal to explore the possibility for a stronger offer. The potential acquirors were given access to additional information about and the management of CSB to answer questions about the operations of CSB and to provide additional information to revise their proposal. From this process, two revised proposals were received in October, 1999. CSB determined that the Midland proposal, including the consideration to be paid, was acceptable and further discussions commenced immediately.

        On October 28, 1999, Barrett Rochman, a stockholder of CSB, filed a preliminary proxy statement with the SEC containing only draft correspondence to CSB stockholders. In this letter, Mr. Rochman criticized CSB's financial performance and demanded that CSB analyze and communicate with its stockholders about third party proposals to acquire CSB.

        On November 12, 1999, Mr. Rochman filed a definitive proxy statement with the SEC containing a definitive version of the above correspondence, which stated he was considering engaging in a proxy solicitation regarding the annual stockholders meeting in January, 2000. In the proxy solicitation, Mr. Rochman would oppose CSB's slate of directors and would nominate his own slate of directors as well as make a proposal for CSB stockholders to consider. He stated that he hoped CSB's board of directors would meet with him to resolve his concerns and avoid a possible proxy contest. Simultaneously with this filing, Mr. Rochman distributed this correspondence to CSB stockholders. On November 16, 1999, Mr. Rochman filed another preliminary proxy statement with the SEC. This preliminary proxy statement described Mr. Rochman's solicitation of proxies to vote in favor of the election of him and Robert Buffington, another CSB stockholder, to the CSB board of directors and his stockholder proposal recommending that the CSB board engage a financial advisor to make recommendations about improving CSB's earnings and enhancing stockholder value and to prepare a report of these recommendations for distribution to CSB's stockholders within six months of the 2000 annual stockholders meeting.

        On November 30, 1999, Mr. Rochman gave written notice under CSB's certificate of incorporation and bylaws to CSB of the foregoing director nomination and stockholder proposal, including a copy of the aforementioned preliminary proxy statement.

        On December 3, 1999, CSB and Midland jointly announced that they had signed a letter of intent under which Midland had agreed in principle to purchase all issued and outstanding shares of CSB common stock for $16.00 in cash per share. The proposed acquisition was conditioned upon the negotiation and execution of a definitive acquisition agreement and other conditions.

        On December 17, 1999, CSB filed with the SEC and began to distribute to its stockholders its definitive proxy statement for the 2000 annual stockholders meeting.

        During December, 1999 and January, 2000, CSB and its counsel and Midland and its counsel conducted negotiations over the terms of the merger agreement. In addition, CSB provided additional documents requested by Midland.

        On January 14, 2000, CSB held its annual stockholders meeting, at which CSB's two director nominees were duly elected.

        A board meeting was held on January 24, 2000. Following a review and discussion of the proposed terms of the penultimate draft of the merger agreement, consideration of the penultimate draft of the fairness opinion of Keefe to be dated the date of the merger agreement and numerous other relevant factors, the board, by a unanimous vote of all directors, approved and adopted the penultimate draft of the merger agreement, subject to revisions proposed by CSB's counsel to Midland's counsel. The board also authorized and directed that the merger agreement be submitted to a vote of the stockholders. On January 26, 2000, Keefe delivered its written opinion to CSB that, as of that date, the consideration to be received by the CSB stockholders in the merger under the terms of the merger agreement is fair, from a financial point of view, to them. The parties executed, and jointly announced the execution of, the merger agreement on January 26, 2000.

        THE BOARD'S REASONS FOR THE MERGER. After careful study and evaluation, the board has unanimously approved the merger agreement and has determined that the merger is advisable and in the best interests of CSB and its stockholders. The board believes that the merger will enable stockholders to realize significant value on their investment.

        In reaching its determination that the merger is advisable and in the best interests of CSB and its stockholders, the board carefully considered a variety of factors with the assistance of its legal and financial advisors, including the following:

        * Based upon the financial terms of other recent business combinations in the financial institution industry and information concerning the business, financial condition, results of operations and prospects of CSB, the board solicited an opinion from Keefe regarding the fairness of the consideration to be received by the CSB stockholders, from a financial point of view, to them. Based upon the opinion of Keefe (see "-OPINION OF FINANCIAL ADVISOR" below) and the likelihood that the proposed transaction would be consummated, the board determined that the merger was the most preferable proposal available to CSB.

        * The prices and premiums paid in comparable acquisition transactions involving other financial institutions of which the board was aware, based, among other things, on information supplied by Keefe. The board noted that the price offered by Midland compared favorably with similar transactions involving other financial institutions.

        * Midland represented and warranted in the merger agreement its ability to pay the merger consideration.

        * The current and prospective environments in which CSB operates, including national and local economic conditions, the current regulatory environment and the trend toward consolidation in the financial institution industry generally were also factors in the board's decision. The increases in competition, together with increased bank regulatory reporting and other requirements, have made it more difficult for independent banks to compete with the banking affiliates of much larger institutions regarding the range of products and services offered and the costs at which the products and services can be offered.

        * The merger consideration to be paid to the stockholders in relation to the market value, book value and earnings per share on CSB's common stock.

        * The anticipated impact of the merger on depositors, employees, customers and communities served by CSB.

        While each director individually evaluated each of these as well as other factors, the board collectively did not assign any specific or relative weights to the factors considered and did not make any determination regarding any individual factor. The board collectively made its determination about the merger based on the unanimous conclusion reached by the directors that the merger, in light of the factors that each director, individually, considered as appropriate, is advisable and in the best interests of CSB and its stockholders.

        In approving the merger, the board was aware that the merger agreement contains termination provisions regarding competing transactions and other events and that CSB would be obligated to pay a $500,000 termination fee relating to specified termination events.
   See "THE MERGER AGREEMENT-WAIVER AND AMENDMENT; TERMINATION" (Page
   28). However, the board was also aware that these termination provisions and the termination fee obligation were bargained for as inducements for Midland to enter into the merger agreement.

   RECOMMENDATION OF THE BOARD OF DIRECTORS

        The board has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and has determined that the merger is advisable and in the best interests of CSB and its stockholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF CSB VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

   OPINION OF FINANCIAL ADVISOR

        On July 19, 1999, CSB retained Keefe to evaluate CSB's strategic alternatives as part of a stockholder enhancement program and to review and evaluate any specific proposals for a strategic alliance that might be received regarding an alliance with CSB. Keefe, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings and distributions of listed and unlisted securities. Keefe is familiar with the market for common stocks of publicly traded banks, thrifts and bank holding companies. CSB's board selected Keefe on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger.

        Under the engagement, Keefe was asked to render a fairness opinion. Keefe delivered its fairness opinion to the CSB board that, as of January 26, 2000, the date of the merger agreement, the consideration to be received by the CSB stockholders is fair, from a financial point of view, to them. No limitations were imposed by CSB's board upon Keefe concerning investigations made or procedures followed by it in rendering its opinion. Keefe has consented to the inclusion in this proxy statement of the summary of its opinion to the CSB board and to the reference to the entire opinion contained in Appendix B.

        THE FULL TEXT OF THE FAIRNESS OPINION OF KEEFE, WHICH IS
   CONTAINED IN APPENDIX B TO THIS PROXY STATEMENT, INCLUDES THE
   ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY KEEFE, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE FAIRNESS OPINION OF KEEFE IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION.

        In rendering its opinion, Keefe:

        *    reviewed the merger agreement;

        *    reviewed:

             -- CSB's annual reports and proxy statements for the past three fiscal years;

             -- CSB's consolidated audited financial statements for the fiscal year ended September 30, 1999;

             -- Midland's annual report for the year ended December 31, 1998;

             -- Midland's unaudited financial statements for the nine months ended September 30, 1999; and

             -- other information considered relevant, including internal reports, like board reports, asset-liability reports, asset-quality reports and loan files;

        * discussed with senior management and the boards of directors of CSB and Centralia, the current position and prospective outlook for CSB;

        * considered historical quotations, levels of activity and prices of recorded transactions in CSB's common stock;

        * reviewed financial and stock market data of other thrifts in a comparable asset range and asset composition as CSB;

        * reviewed recent business combinations with thrifts as the acquired company, which Keefe deemed comparable to the merger in whole or in part; and

        *    performed other analyses that Keefe considered appropriate.

        In rendering its opinion, Keefe assumed and relied upon the accuracy and completeness of the financial information provided to it by CSB and Midland. In its review, with the consent of the CSB board, Keefe did not undertake any independent verification of the assets or liabilities of CSB or Midland, and potential or contingent liabilities of CSB or Midland.

        In rendering its opinion, Keefe analyzed the consideration offered by Midland in relation to the following:

        * the results of the marketing efforts to solicit a potential acquirer for CSB as described below; and

        * comparable merger and acquisition transactions of pending thrift deals, comparing transaction consideration relative to tangible book value, last 12 months earnings, total assets, total deposits and premium to core deposits. Keefe analyzed this data together with the composition of CSB's earnings. Pending thrift deals consist of all thrift acquisitions, announced but not yet closed, as of November 10, 1999.

        The information in the following table summarizes the comparable group results analyzed by Keefe regarding the merger. This summary does not purport to be a complete description of the analysis performed by Keefe and should not be construed independently of the other information considered by Keefe in rendering its opinion. Selecting portions of Keefe's analysis or isolating particular aspects of the comparable transactions without considering all analysis and factors could create an incomplete or potentially misleading view of the evaluation process.


                                                               PRICE TO
                                   -----------------------------------------------------------------
                                                                                                            CORE DEPOSIT
                                     NUMBER    TANG. BOOK <1>    LTM EPS <2>    DEPOSITS        ASSETS        PREMIUM
                                                   (%)             (x)            (%)             (%)           (%)
      CONSIDERATION TO CSB: $16:00               122.0%            40.1           24.4%          31.2%          6.2%
      Median of
        Pending Deals:                 36        171.7             24.3           20.0           26.6          12.2
      Median of
        Completed Deals:               57        169.0             23.7           18.3           25.2          10.9


     -----------------

        <1>  Assumes CSB tangible book value of $13.56.

        <2>  LTM:  Last twelve months ending June 30, 1999 earnings per share of $0.41.

        Particular analysis and discussion was given to the pending thrift transactions that have been announced since the market for financial institution equities began its market correction in August, 1998. The following information regarding the market movement was taken into consideration in the fairness presentation:

                          % PRICE CHANGE            % PRICE CHANGE
                             FOR 1999              FROM JULY 31, 1998
                          --------------           ------------------

   KBW Index<1>                  ( 4.4)%                  (12.6)%
   SNL Thrift Index<2>           (20.3)                   (32.6)
   CSB Stock Price                62.5                     23.1

        Based on the above information, Keefe concluded that the above analysis of the transaction with an implied deal price of $16.00, which represents a 51 percent price premium over the $10 5/8 closing price of CSB common stock on December 3, 1999, the trading date preceding public announcement of the proposed merger, is fair from a financial point of view to the stockholders of CSB.

        In preparing its analysis, Keefe made numerous assumptions about industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe and CSB. The analyses performed by Keefe are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

        MARKETING PROCESS. Throughout the second and third quarter of 1999, CSB, together with Keefe, evaluated its business plan, including its historical strategy of enhancing the earnings generated by the retail franchise through the addition of wholesale leverage opportunities. Discussions included:

        * an analysis of competition at the retail franchise level and the ability to grow this part of the business through acquisition opportunities that meet CSB's asset mix and geographic goals or additional new branch locations;

        * the liquidity of CSB's common stock and potential to enhance stockholder value through share repurchase programs; and

        * the status of the current merger market, the relative pricing and the opportunities that might be available for CSB.




   _____________________

   <1>The KBW Index is an index of 24 large banking institutions consolidated as an index that trades on the Philadelphia Options Exchange. This index generally tracks the overall movement in financial institution stocks.

   <2>The SNL Thrift Index is an index that includes any exchange traded thrift that is market weighted similar to that of the S&P 500 index.

   All of these issues were analyzed along with CSB's goal to continue to increase stockholder value. Based on this review, CSB's board decided to explore a strategic affiliation with another financial institution.

        Keefe, working with CSB, prepared a confidential investor profile containing financial and operating information about CSB and Centralia. In August, 1999, Keefe, on behalf of CSB, began a confidential inquiry and contacted 26 potential candidates. Twelve of those candidates executed confidentiality agreements, including Midland, and received the confidential investor profile. In September, 1999, three financial institutions submitted preliminary non-binding indications of interest to acquire CSB. Upon receipt of the preliminary indications of interest, Keefe reviewed with CSB's
   board the pricing and terms of each proposal.   After discussion with
   the CSB board, it was determined to go back to each party submitting a proposal to explore the possibility for a stronger offer. The potential acquirors were given access to additional information about and the management of CSB during this time period to answer questions about the operations of CSB and to provide additional information to revise their proposal. From this process, two revised proposals were received in October, 1999.

        CSB determined that the Midland proposal, including the consideration to be paid, was acceptable and further discussions commenced immediately. Due diligence and discussion about a definitive acquisition agreement commenced immediately. After completion of the due diligence and the negotiation of the merger agreement, the pricing and terms initially proposed remained substantially unchanged.

        On January 24, 2000, the CSB board met with Keefe and CSB's legal counsel. Before this meeting, a draft of the merger agreement and the fairness presentation was distributed to CSB's board for their review. At this meeting, CSB's legal counsel reviewed the terms of the merger agreement and other relevant documents and the contemplated transaction. Keefe discussed with CSB's board the financial terms of the merger and provided updated market information regarding thrift mergers and acquisitions. On January 26, 2000, the date of the merger agreement, Keefe rendered its written fairness opinion to CSB's board that, as of that date, the consideration to be received by CSB's stockholders in the merger was fair to them from a financial point of view.

        Keefe confirmed and delivered its updated written opinion to CSB's board as of the date of this proxy statement that the consideration to be received by the stockholders of CSB in the merger is fair from a financial point of view as of that date. A copy of Keefe's updated opinion, which sets forth assumptions made, matters considered and limitations on the reviews undertaken, is attached to and incorporated by reference in this proxy statement as Appendix B.

   Keefe has consented to the inclusion of this opinion and a summary of the matters considered in forming its opinion in this proxy statement.

        Under an engagement letter dated July 19, 1999, between CSB and Keefe, for financial advisory services, CSB paid Keefe a fee of $7,500 upon the execution of the merger agreement and $20,000 upon delivery of its fairness opinion. An additional fee equal to 1 percent of the aggregate merger consideration received by CSB's stockholders up to $100,000, less $27,500, will be payable to Keefe as of the closing of the merger. CSB also agreed to reimburse Keefe for its out-of-pocket expenses up to $5,000 and reasonable additional expenses incurred by Keefe on behalf of CSB, with CSB's consent, and to indemnify Keefe and its affiliates and the directors, officers, agents and employees of the foregoing against particular liabilities.

   MIDLAND'S FINANCIAL RESOURCES

        In the merger agreement, Midland has represented and warranted that it has the financial wherewithal, whether by using its internal funds, external financing, or both to perform its obligations under the merger agreement.

   EFFECTIVE TIME; EFFECTIVE DATE

        The certificate of merger to be filed with the Delaware Secretary of State will specify the effective date and the effective time of the merger. The effective date will occur on the date of which Midland notifies CSB in writing and after the satisfaction or waiver of all conditions to the merger, but not later than 60 days after this satisfaction or waiver. See "THE MERGER AGREEMENT-CONDITIONS TO THE MERGER" (Page 27). The closing of the merger will take place on the effective date of the merger.

        If it is not practicable to consummate the merger on the closing date initially designated by Midland because of the time required to resolve any dispute regarding any proposed adjustment to the consolidated balance sheet, then the closing date will be postponed until all disputes are resolved and will be rescheduled to a date mutually agreed to by Midland and CSB, which will not be less than three nor more than ten business days for resolution of the disputes. See "-MERGER CONSIDERATION" (Page 13).

   EXCHANGE OF CERTIFICATES BY CSB STOCKHOLDERS

        Promptly after the effective time of the merger, Midland will cause the paying agent, Effingham State Bank, to mail to each holder of record of shares of CSB common stock a transmittal notice and instructions for use in effecting the surrender of the CSB common stock certificate(s) in exchange for the per share merger consideration. At or before the effective time, Midland will irrevocably deposit or cause to be irrevocably deposited with the paying agent an amount of cash for payment of the per share merger consideration payable to CSB stockholders. STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE PAYING AGENT.

        Following the consummation of the merger, upon the proper surrender by a stockholder to the paying agent of all necessary transmittal materials and the certificate(s), the stockholder will be entitled to receive a check for the per share merger consideration to which the stockholder is entitled and the certificate(s) will be cancelled.

        After the effective time of the merger, there will be no transfers on the stock transfer books of CSB of the shares of CSB common stock which were issued and outstanding immediately before the effective time.

        Until properly surrendered, each outstanding certificate formerly representing shares of common stock will be deemed to evidence solely the right to receive the per share merger consideration to which the stockholder is entitled under the merger agreement. If any certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder must submit to the paying agent an affidavit of lost, stolen or destroyed certificate and post a bond in an amount as the paying agent may reasonably direct as indemnity against claims that may be made against that certificate. The paying agent will issue in exchange for the foregoing the applicable per share merger consideration under the merger agreement.

        Any portion of the per share merger consideration held by the paying agent for payment to CSB's stockholders which remains unclaimed for twelve months after the effective time of the merger will be paid by the paying agent to CSB as the surviving corporation of the merger, after which time any holder of certificate(s) who has not delivered the certificate(s) to the paying agent will look only to CSB for payment of the per share merger consideration payable for that stockholder's shares of common stock, without interest.

   DISSENTERS' APPRAISAL RIGHTS

        Under the Delaware General Corporation Law, stockholders are entitled to appraisal rights in connection with the merger. Any holder of record of common stock that objects to the merger may elect to have his or her shares of common stock appraised under the procedures of the Delaware General Corporation Law and to be paid the fair value of his or her shares. The fair value of the shares will not include any value arising from the merger but may include a fair rate of interest. It is possible that the fair value determined may be more or less than the consideration to be received by holders of common stock in the merger.

        Any stockholder who is considering exercising his or her appraisal rights is urged to review carefully the provisions of

   Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement as Appendix D, particularly with respect to the procedural steps required to perfect the right of appraisal. The right of appraisal may be lost if the procedural requirements of Section 262 are not followed exactly. The following is a summary of the procedures relating to exercise of the right of appraisal, which should be read together with the full text of
   Section 262.

        Under Section 262, CSB is required to notify each stockholder entitled to appraisal rights at least 20 days before the meeting that the appraisal rights are available. The notice should include a copy of Section 262. This proxy statement constitutes this notice to the stockholders of CSB.

        A stockholder electing to exercise his or her appraisal rights under Section 262 must deliver to CSB a written demand for appraisal before the vote is taken at the meeting. The written demand must identify the stockholder and state that the stockholder intends to demand appraisal of his or her shares of common stock. A vote against the approval and adoption of the merger agreement or an abstention will not constitute a demand for appraisal. A stockholder electing to make a demand for appraisal must do this by a separate written demand to CSB. Demands should be mailed or delivered to CSB Financial Group, Inc., 200 South Poplar, Centralia, Illinois 62801, Attention: K. Gary Reynolds, President. Within ten days after the effective time of the merger, CSB will notify each stockholder who has made a proper written demand for appraisal and who has not voted for the approval and adoption of the merger agreement that the merger has been completed.
   A vote for the approval and adoption of the merger agreement will have the effect of waiving all appraisal rights.

        Within 120 days after the effective time of the merger, CSB or any stockholder who has complied with the foregoing notice requirement and the other requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of his or her shares of common stock. CSB has no obligation to file a petition and does not currently intend to do this. As a result, any dissenting stockholder who wishes to file a petition is advised to do this on a timely basis. If a petition for appraisal is not filed during the 120-day period, all appraisal rights relating to the common stock will terminate. Any stockholder may withdraw a demand for appraisal at any time within 60 days after the effective time of the merger.

        If a stockholder either withdraws his or her demand for appraisal or has his or her appraisal rights terminated as described above, the stockholder will only be entitled to receive the merger consideration for his or her shares of common stock as provided in the merger agreement.

        Within 120 days after the effective time of the merger, any stockholder who has complied with the above-described notice requirements and the other requirements of Section 262 may request in writing a list of the aggregate number of shares of common stock for which demands for appraisal have been made and the aggregate number of holders demanding appraisal rights.

        If a petition is filed by a dissenting stockholder, CSB will receive notice from the Delaware Court of Chancery of the filing. Within 20 days after CSB receives this notice, CSB must file with the office of the Register in Chancery in which the petition was filed a list containing the names and addresses of all stockholders who have demanded appraisal rights and the names of all stockholders who have disagreements with CSB regarding the value of their shares of common stock. If a petition is filed by CSB, the petition will be accompanied by a similar list. If ordered by the Delaware Court of Chancery, the Register in Chancery will give notice of the time and place of the hearing by registered or certified mail to CSB and to each stockholder shown on the list. The notice will also be given by publishing the notice in a newspaper of general circulation published in Wilmington, Delaware, or any other location the Delaware Court of Chancery may determine, at least one week before the hearing. The forms of the notices to be used will be approved by the Delaware Court of Chancery, and all costs related to the distribution of the notices will be paid by CSB.

        After the Delaware Court of Chancery determines which of the stockholders are entitled to an appraisal under Section 262, the Delaware Court of Chancery will appraise the fair value of the shares of the common stock. Following this determination of the fair value of the shares, CSB will pay all dissenting stockholders the fair value of their shares, together with interest, if any, upon surrender to CSB of their certificates representing common stock. The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged to the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

        After the effective time of the merger, no stockholder who has demanded his or her appraisal rights as described above will be entitled to vote his or her shares for any purpose or to receive payment of dividends or other distributions on his or her common stock, except permitted dividends or other permitted distributions payable to stockholders of record at a date before the effective time of the merger.

        The preceding discussion is a summary of the provisions regarding appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the text of Section 262 of the Delaware General Corporation Law, which is attached to this proxy statement as Appendix D. CSB stockholders who are interested in perfecting appraisal rights in connection with the merger should consult with their legal counsel for advice as to the procedures required to be followed.

        The obligation of Midland to effect the merger is conditioned upon the holders of not more than 10 percent of the shares of CSB common stock validly demanding and perfecting appraisal rights. See "THE MERGER AGREEMENT-- CONDITIONS TO THE MERGER" (Page 27).

   REGULATORY APPROVALS

        The merger, which involves CSB and Midland, which are bank holding companies, is conditioned upon the prior approval of the Federal Reserve Board under the Bank Holding Company Act of 1956. On March 22, 2000, Midland submitted an application for approval by the Federal Reserve Board.

        In general, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the institutions involved in the transaction and the convenience and needs of the communities to be served. The Federal Reserve Board cannot approve the merger if it would:

        * result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States,

        * lessen competition substantially or tend to create monopoly in any section of the country, or

        *    be a restraint of trade in any other manner,

   unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed in the public interest by the probable effect of it meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Also, the Federal Reserve Board must assess the records of the depository subsidiaries of Midland and CSB under the Community Reinvestment Act of 1977, which requires that the Federal Reserve Board analyze and consider when evaluating an application each depository institution's record of meeting the credit needs of its local communities, including low and moderate income neighborhoods, consistent with safe and sound operation.

        Under the Bank Holding Company Act, the merger may not be consummated until the thirtieth day following the date of Federal Reserve Board approval, during which time the Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period following Federal Reserve Board approval may be reduced to no less than fifteen days. The Bank Holding Company Act provides for the publication of notice and public comment on the application and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

        In addition, a transaction involving a change of control of the ownership of an Illinois savings bank, like the merger, requires the approval of the Office of Banks and Real Estate for the State of Illinois under the Illinois Savings Bank Act. On March 22, 2000, Midland submitted an application for approval by the Illinois Office of Banks and Real Estate.

        Midland anticipates obtaining the approvals of both the Federal Reserve Board and the Illinois Office of Banks and Real Estate during the second quarter of 2000. However, there can be no assurance as to the timing of these approvals or that the Federal Reserve Board or the Illinois Office of Banks and Real Estate will approve the transaction.

        The consummation of the merger is conditioned upon the obtaining of all regulatory approvals required for consummation of the merger and all transactions contemplated by the merger agreement and the expiration of all statutory waiting periods. There can be no assurance that these conditions will be satisfied. See "THE MERGER AGREEMENT-- CONDITIONS TO THE MERGER" (Page 27).

                            THE MERGER AGREEMENT

   REPRESENTATIONS AND WARRANTIES

        The parties made representations and warranties to each other in the merger agreement customary for this type of a transaction. It is a condition of the closing that each party's representations and warranties in the merger agreement be true and correct in all material respects as of the closing, as though made on and as of the closing. Except for CSB's representations and warranties regarding capitalization and authority, the representations and warranties of each party in the merger agreement will be deemed to be true and correct in all material respects unless the failure(s) of the representations and warranties to be true and correct, individually or in the aggregate, represent a material adverse effect on the given party. See "--CONDITIONS TO THE MERGER" (Page 27). As of the date of this proxy statement, neither CSB nor Midland or CSB Acquisition has any knowledge that this condition will not be satisfied.

   BUSINESS PENDING THE MERGER AND OTHER COVENANTS

        CSB. CSB has agreed to conduct its business according to guidelines in the merger agreement.

        CSB has agreed that, between the date of the merger agreement and the effective time, unless the prior written consent of Midland is given, CSB and, where applicable, a CSB subsidiary, will:

        * not declare or pay any dividends on, or make other distributions regarding, any shares of CSB capital stock, other than dividends from wholly owned CSB subsidiaries to CSB;

        * not split, combine or reclassify any shares of its capital stock;

        * not repurchase, redeem or otherwise acquire any shares of CSB's capital stock or any securities convertible into or exercisable for any shares of the capital stock of CSB, with particular exceptions;

        * not issue, deliver or sell, authorize, or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for or any rights, warrants or options to acquire these shares or enter into an agreement regarding the foregoing, other than the issuance of CSB common stock relating to the exercise of outstanding CSB stock options as of the date of the merger agreement, if permitted by the stock options and the merger agreement;

        * not amend its certificate of incorporation, bylaws or other similar governing documents;

        * not authorize or permit any of its officers, directors, employees or agents to directly or indirectly initiate, solicit, or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any party other than Midland relating to the acquisition of CSB common stock or CSB and/or any CSB subsidiary, their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or other type of competing transaction to achieve a similar purpose, other than the sale of loans, securities and other assets in the ordinary course, unless the CSB board of directors determines in good faith that failure to take this action will violate the board's obligations or duties to CSB or its stockholders and that the proposal is a superior competing transaction:

             - CSB will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any third party;

             - CSB will take all actions necessary or advisable to inform its officers, directors, employees or agents of the these obligations; and

             - CSB will notify Midland immediately if any inquiries or proposals concerning a potential competing transaction are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, CSB and CSB will promptly inform Midland in writing of all the relevant details;

        * not make any capital expenditures other than those made in the ordinary course of business or which are necessary to maintain existing assets in good repair and are no more than $50,000 individually and $200,000 in the aggregate, except for emergency repairs or replacements;

        *    not enter into any new line of business;

        * not acquire or agree to acquire by merger, consolidation with or purchase of a material equity interest in or a material portion of the assets of, any business, corporation, partnership, association, or other business organization or division, or otherwise acquire any assets that would be material to CSB, individually or in the aggregate, other than in the case of Centralia concerning foreclosures, settlements instead of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

        * not take any action that is intended or may reasonably be expected to result in any of its representations and warranties in the merger agreement being or becoming untrue in any material respect or in any of the conditions to the merger not being satisfied or in violation of any provision of the merger agreement, except as may be required by applicable law;

        * not change its methods of accounting in effect on September 30, 1999, unless required to by changes in GAAP or regulatory accounting principles as concurred in by CSB's independent auditors;

        * not adopt, amend, renew or terminate any employee benefit plan or any agreement, arrangement, plan or policy between CSB or any CSB subsidiary and any current or former directors, officers or employees, except as specifically contemplated by the merger agreement or as required by applicable law or to maintain tax qualification under the Internal Revenue Code of 1986;

        * not increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any employee benefit plan as in effect as of the merger agreement date, except for normal increases in the ordinary course of business consistent with past practice or as required by applicable law or otherwise contemplated by the merger agreement;

        * not consummate or agree to the sale, lease, encumbrance, assignment or disposal of any material portion of assets, properties or other rights or agreements, except in the ordinary course of business consistent with past practice;

        * not incur any indebtedness for borrowed money, or otherwise assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or entity, except in the ordinary course of business consistent with past practice;

        * not file any application to relocate or terminate the operations of any banking office of Centralia;

        * not make or commit to make any material equity investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements instead of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

        * not take any action which would cause the termination or cancellation by the Federal Deposit Insurance Corporation of insurance regarding Centralia's deposits;

        * except for particular prime borrowers, not enter into, renew or increase any loan or other extension of credit, or commit to make any loan or other extension of credit to:

             - any person or entity, or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or other extension of credit or commitment in an amount in excess of $150,000 or in an amount which, when aggregated with all existing loans, other extensions of credit or credit commitments to that person or entity, would be in excess of $500,000;

             - any person or entity other than according to the lending policies of Centralia as in effect on the merger agreement date;

             - without first consulting with Midland, any person or entity if any of the loans or other extensions of credit by Centralia to that person or entity are on Centralia's "watch list" or similar internal report in an amount in excess of $75,000, except for CSB or any CSB subsidiary honoring any contractual obligation in existence on the date of merger agreement; or

             -    any director or officer of CSB or any CSB subsidiary;

        * not create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which CSB or any CSB subsidiary is a party or by which they or their respective properties are bound, other than particular permitted activities in the merger agreement; or

        *     not agree to do any of the above.

        Also, CSB will:

        * carry on its business and cause each CSB subsidiary to carry on its business in the ordinary course consistent with past practice; and

        * use its reasonable best efforts to preserve the business organization of CSB and each CSB subsidiary intact, keep available the present services of employees of CSB and Centralia and preserve the goodwill of the customers of and others having business relationships with CSB and each CSB subsidiary.

        During the period from the date of the merger agreement to the effective time, CSB will:

        * confer on a regular and frequent basis, not less often than monthly, with Midland and report the general status of the ongoing operations of CSB and Centralia;

        * promptly notify Midland of its receipt of any governmental complaints or the initiation of any governmental investigations or hearings or communications indicating that the same may be contemplated or institution or threat of significant litigation involving it or Centralia and will continue to keep Midland fully informed of these events; and

        * promptly following its filing with the SEC, deliver to Midland copies of any quarterly or annual report on Form 10-QSB or 10-KSB.

        MIDLAND. Midland has agreed to use its reasonable best efforts to preserve its business organization and that of its banking subsidiary, keep available the present services of employees of Midland and its banking subsidiary and preserve the goodwill of the customers of and others having business relationships with Midland and its banking subsidiary.

        Except as otherwise provided or contemplated by the merger agreement, between the merger agreement date and the effective time of the merger, neither Midland nor CSB Acquisition will take any action which:

        * would adversely affect in any manner the ability of Midland or CSB Acquisition to consummate the merger; or

        * is intended or may reasonably be expected to result in any of the representations or warranties of either Midland or CSB Acquisition in the merger agreement being or becoming untrue in any material respect, or any of the conditions to the merger not being satisfied, or in violation of any provision of the merger agreement, except in every case as may be required by applicable law.

        THE PARTIES. Each of CSB, Midland and CSB Acquisition will use all reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements and to obtain and comply with any consent, authorization, order or approval of, or any exemption by, any governmental entity and third party which is required to be obtained by CSB, Midland, CSB Acquisition or any of their subsidiaries relating to the merger.

        Each of Midland, CSB Acquisition and CSB will promptly advise any other party of any change or event which it believes has caused or constitutes, or is reasonably likely to cause or constitute, a material breach of any of its representations, warranties or covenants or is reasonably likely to cause any condition not to be satisfied.

        AMENDMENT TO RIGHTS AGREEMENT. The rights agreement dated as of June 13, 1997 between CSB and Registrar and Transfer Company was amended by amendment no. 1, dated as of January 26, 2000, to provide that none of Midland and its subsidiaries or affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" as defined in this rights agreement will occur as a result of the execution of the merger agreement or the support agreements, or the consummation of the merger.

        SUPPORT AGREEMENTS. Promptly after the execution of the merger agreement, directors and executive officers of CSB each entered into a support agreement with Midland which provides for each person to vote the shares of common stock which are beneficially owned or over which each person has voting power or control, directly or indirectly, including any shares acquired after the given date of support agreement, for approval and adoption of the merger agreement.

   CONDITIONS TO THE MERGER

        The obligations of the parties to effect the merger are subject to the satisfaction or waiver of conditions before or at the effective time of the merger, including conditions, that:

        * the merger agreement and the merger will have received the requisite approval by the CSB stockholders;

        * all regulatory approvals required to consummate the merger will have been obtained and all statutory waiting periods will have expired; provided, however, that Midland will not be obligated to effect the merger if, in its reasonable opinion, any of the required regulatory approvals contains or imposes any condition or requirement that would have a material adverse effect on any party;

        * no order, injunction, decree or other legal restraint issued by any court or agency of competent jurisdiction preventing the consummation of the merger will be in effect, and no statute, rule, regulation, order, injunction or decree restricting the consummation of the merger will have been enacted, entered, promulgated or enforced by a government entity;

        * each party will have performed in all material respects all obligations required to be performed by it under the merger agreement, before or at the effective time;

        * no proceeding initiated by any governmental entity seeking to restrict consummation of the merger will be pending; and

        * the representations and warranties of the parties, other than those regarding capitalization and corporate authority in the case of CSB, will be true and correct in all material respects as of the date of the merger agreement and as of the closing, as though made on and as of the closing, unless the failure of the representations or warranties to be true and correct, individually or in the aggregate, represent a material adverse effect on the party.

        The obligations of CSB to effect the merger also are subject to the satisfaction or waiver of the condition that CSB will have received the Keefe written fairness opinion that, as of the date of this proxy statement, the per share merger consideration is fair to the CSB stockholders from a financial point of view.

        The obligations of Midland and CSB Acquisition to effect the merger are also subject to the satisfaction or waiver of the following conditions that:

        * the representations and warranties of CSB regarding capitalization and corporate authority in the merger agreement will be true and correct in all material respects as of the date of the merger agreement and as of the closing, as though made on and as of the closing;

        * all the CSB stock options will be canceled as of the effective time in exchange for the per share option consideration;

        * excluding any shares of CSB common stock issued from and after the merger agreement date from the exercise of a stock option, there will be no more than 732,299 shares of CSB common stock outstanding at the effective time;

        * there will not have occurred any event or circumstance that has or would reasonably be expected to result in a material adverse effect on CSB; and

        * the holders of not more than 10 percent of the shares of CSB common stock entitled to vote at the stockholders meeting will have validly demanded and perfected dissenters' appraisal rights.

   WAIVER AND AMENDMENT; TERMINATION

        Before the effective time of the merger, the parties, by board action, may, to the extent legally allowed:

        * extend the time for performance of any obligations or other acts of any other party;

        * waive any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered under the merger agreement; and

        * waive compliance with any agreements or conditions in the merger agreement.

        Any agreement on the part of a party to any extension or waiver will be valid only if in a written instrument signed on behalf of that party, but the extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of or estoppel regarding any subsequent or other failure.

        The parties may amend the merger agreement, by board action, in a written instrument signed on behalf of each party before or after approval of the merger by the stockholders of CSB.

        The merger agreement may be terminated before the effective time of the merger by:

        * the mutual written consent of CSB and Midland if the CSB and Midland boards determine by majority vote of the entire boards;

        * either CSB or Midland upon written notice to the other if a governmental entity of competent jurisdiction will have issued a final nonappealable order enjoining, denying approval of, or otherwise prohibiting the consummation of any of the transactions contemplated by the merger agreement;

        * either CSB or Midland at any time after July 31, 2000 if the merger will not have been consummated unless the failure of the closing to occur will be due to the failure of the party seeking termination to perform or observe its covenants and agreements in the merger agreement;

        * either Midland or CSB if there will have been a material breach of any representation or warranty in the merger agreement by the other party, which is not in material breach of any representation, warranty, covenant or agreement, that will not have been cured within 30 days following written notice to the breaching party or cannot be cured before the closing; provided, however, that neither party will have the right to terminate the merger agreement unless the breach, together with all other breaches, would entitle the other party not to consummate the merger because of failure to satisfy the condition to closing relating to the representations and warranties;

        * either Midland or CSB if there will have been a material breach of any covenant or agreement in the merger agreement by the other party, which is not in material breach of any representation, warranty, covenant or agreement, that will not have been cured within 30 days following written notice to the breaching party; or

        * either CSB or Midland, if Midland, due to adjustment under the merger agreement, is to pay less than $15.50 per share of CSB common stock; provided, however, that CSB may not terminate the merger agreement unless Midland is not willing to pay $15.50 per share of CSB common stock.

        The sole remedy available to a party terminating the merger agreement for any of the six reasons described above will be limited to that party's right not to effect the merger and the non-terminating party will not be deemed to be in breach of the merger agreement. However, no party will be relieved or released as a result of the termination from any liabilities or damages arising out of its willful breach of any merger agreement provision.

        The merger agreement may also be terminated before the effective time by:

        * Midland, if CSB's board will have withdrawn or adversely modified its approval or recommendation of the merger agreement or the merger, or approved or recommended a competing transaction involving CSB and a party other than Midland or its subsidiaries;

        * Midland, if CSB will have authorized or permitted any of its officers, directors, employees or agents to directly or indirectly initiate, solicit, or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any party other than Midland relating to the acquisition of CSB common stock or CSB and/or any CSB subsidiary, their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or other type of competing transaction to achieve a similar purpose, other than the sale of loans, securities and other assets in the ordinary course, unless the CSB board of directors will have determined in good faith that failure to take this action will violate the board's obligations or duties to CSB or its stockholders and that the proposal is a superior competing transaction and all discussions with the third party in furtherance of a competing transaction will have been terminated within 45 calendar days of the CSB board's good faith determination; or

        * CSB, upon two days prior written notice to Midland, if, as a result of an unsolicited proposal, including a tender offer, by a party other than Midland or its subsidiaries for a competing transaction that CSB's board decides by a good faith determination be accepted; provided, however, that before delivering this notice to Midland to effect a termination, CSB will and will cause its financial and legal advisors to negotiate with Midland for not less than three calendar days to make adjustments to the terms and conditions of the merger agreement that would enable CSB to proceed with the transactions contemplated by the merger agreement on adjusted terms.

        If the merger agreement is terminated due to any of the foregoing three reasons or by CSB for any termination reason if, at the time of CSB's termination, Midland would have had the right to terminate for the first or second of the above reasons, CSB will promptly pay to Midland, no later than two business days after the date of termination, a termination fee of $500,000, as reimbursement of Midland's direct and indirect expenses and costs, including legal, accounting and administration costs, as well as the opportunity cost to Midland of business transactions foregone as a result of its efforts to effect the merger.

             The merger agreement also may be terminated before the effective time by:

        * either Midland or CSB if the approval of the CSB stockholders required for the consummation of the merger will not have been obtained by reason of the failure to obtain the required vote at the stockholders meeting or any adjournment or postponement.

   If the merger agreement is terminated for the foregoing reason or if terminated by Midland because of actions taken by CSB relating to a competing transaction as described above following a good faith determination by CSB's board, then a termination fee of $500,000 will be payable to Midland only if a proposal for a competing transaction will have been made before the CSB stockholders meeting, and within 270 calendar days following this stockholders' meeting:

        * CSB will have entered into an agreement with a third party providing for the consummation of a superior competing transaction, or

        * a superior competing transaction with a third party will have occurred.

   The merger agreement defines superior competing transaction as a competing transaction providing for consideration, whether in cash, securities or other property or a combination of the foregoing, on a per share basis more than the per share merger consideration.

        The payment of the termination fee of $500,000 as described above by or on behalf of CSB will be instead of and in full satisfaction of any other rights or remedies otherwise available to Midland or CSB Acquisition as a result of termination of the merger agreement.

        To the extent that CSB will be prohibited by applicable law or regulation or by administration actions or policy of any governmental entity from satisfying in full its requirement to pay the termination fee, it will immediately notify Midland and deliver or cause to be delivered from time to time to Midland that portion of the payments required to be paid that it will no longer be prohibited within five business days after the date on which CSB will no longer be prohibited; provided, however, that if CSB at any time will be prohibited for the above reason from paying all or any portion of the termination fee, it will:

        * use reasonable best efforts to obtain all required regulatory and legal approvals and file any required notices as promptly as practicable,

        * within five days of the submission or receipt of any documents relating to these approvals, provide Midland with copies, and

        * keep Midland advised of the status of any request for these approvals and any discussions with any relevant governmental entity or related third party.

   DIVIDENDS

        Under the merger agreement, CSB agreed not to declare or pay any dividends on its capital stock, other than dividends from wholly owned CSB subsidiaries to CSB.

   INTERESTS OF CERTAIN PERSONS IN THE MERGER

        CSB's executive officers and directors may be deemed to have interests in the merger in addition to their interests as stockholders of CSB generally.

        STOCK OPTIONS. The executive officers and directors of CSB hold CSB stock options covering an aggregate 61,750 shares of common stock as of the record date. The CSB 1995 stock option and incentive plan was approved by the stockholders and the board of directors. The CSB 1997 nonqualified stock option plan, which holds no shares of CSB common stock, was approved by the board of directors. The merger agreement provides that in exchange for entering into agreements providing for the cancellation of their CSB stock options effective as of the effective time, the holders of CSB stock options will receive the difference between $16.00 in cash, which may be reduced, and the exercise price for each share of CSB common stock covered by a CSB stock option, regardless of whether vested or unvested. See "THE MERGER-MERGER CONSIDERATION" (Page 13). In effect, each share of CSB common stock covered by a stock option will be treated as fully vested and exercisable and cashed out. The average CSB stock option exercise price is $9.753. The executive officers and directors will receive payments in consideration of these stock options in an amount estimated to be $385,765 in the aggregate, which may be reduced. Before the effective time and in recognition that Midland has expressly agreed not to assume any CSB stock option plan, CSB's board will terminate all CSB stock option plans. The following information assumes the merger will be consummated by July 31, 2000 and that no CSB stock options will be exercised before then:



                                                                       Number of Options
                                             Per Share Option            For Shares of               Value of
               Name                           Exercise Price             Common  Stock              Options<3>
               ----                          ---------------            ----------------            ----------
   Wesley N. Breeze  . . . . . . .                 $9.08                    5,175<4>              $ 35,811<4>
   A. John Byrne . . . . . . . . .                 $9.08                    5,175<4>                35,811<4>
   Michael Donnewald . . . . . . .                 $9.08                    5,175<4>                35,811<4>
   Larry M. Irvin  . . . . . . . .                 $9.08                    5,175<4>                35,811<4>
   W. Harold Monken  . . . . . . .                 $9.08                    5,175<4>                35,811<4>
   K. Gary Reynolds  . . . . . . .                 $9.36                   25,875<5>               171,810<5>
   Stephen Greene  . . . . . . . .                $12.51                    6,000<6>                20,940<6>
   Larry Griffin . . . . . . . . .                $12.51                    4,000<6>                13,960<6>
                                                  ------                  -------                  -------
   Total . . . . . . . . . . . . .                                         61,750                 $385,765
                                                                           ======                 ========

     ______________________

              MANAGEMENT RECOGNITION PLAN. Under CSB's management recognition plan, directors and executive officers of CSB have been awarded 18,630 shares of common stock subject to vesting requirements. The CSB management recognition plan was approved by the stockholders. The merger agreement provides that the executive officers and directors will receive payments for both vested and unvested plan share awards in an amount estimated to be $298,080 in the aggregate, which may be reduced. See "THE MERGER-MERGER CONSIDERATION" (Page 13). In essence, each plan share award will be treated as fully vested and cashed out. Before the effective time of the merger, and in recognition that Midland has expressly agreed not to assume the CSB management recognition plan, the board of directors of CSB will terminate this plan and direct the trustees of the plan to return to CSB any shares of CSB common stock then held by the trustees which are not subject to plan share awards, and all of these unallocated shares will be canceled at the effective time. The information below regarding plan share awards held by CSB's directors and executive officers assumes that the merger will be consummated by July 31, 2000:


   ____________________

   <3>Represents the difference between the cash per share merger consideration, $16.00, which may be reduced, and the per share option exercise price multiplied by the number of shares of CSB common stock subject to the option.

   <4>As of July 31, 2000, of the number of options listed, 80 percent will be vested and 20 percent will be unvested.

   <5>As of July 31, 2000, of the number of options listed, 60 percent will be vested and 40 percent will be unvested.

   <6>As of July 31, 2000, of the number of options listed, 40 percent will be vested and 60 percent will be unvested.




   Name                                  Number of Shares          Value of Shares<7>
   ----                                 -----------------          ---------------
   Wesley N. Breeze  . . . . . . .           2,070<8>                  $33,120<8>
   Michael Donnewald . . . . . . .           2,070<8>                   33,120<8>
   Larry M. Irvin  . . . . . . . .           2,070<8>                   33,120<8>
   W. Harold Monken  . . . . . . .           2,070<8>                   33,120<8>
   K. Gary Reynolds  . . . . . . .           5,175<9>                   82,800<9>
   Stephen Greene  . . . . . . . .           2,070<9>                   33,120<9>
   Larry Griffin . . . . . . . . .           3,105<9>                   49,680<9>

   Total . . . . . . . . . . . . .          18,630                    $298,080
                                            ======                    ========

     ______________________

        CENTRALIA ESOP. If the ESOP terminates before July 31, 2000, it is assumed that no shares of common stock will be awarded under the ESOP for the 2000 fiscal year and it is estimated that the following executive officers of CSB - Messrs. Reynolds, Greene and Griffin - will receive cash payments of approximately $78,966.23, in the aggregate, upon termination, subject to possible downward adjustment. See "THE MERGER-MERGER CONSIDERATION" (Page 13).

        DIRECTORS' AND OFFICERS' LIABILITY INSURANCE AND INDEMNIFICATION. The merger agreement provides that for five years after the effective time of the merger, Midland agrees to indemnify and hold harmless those individuals who presently are or become before the effective time officers or directors of CSB or a CSB subsidiary, regarding actions occurring or facts, events, or circumstances existing before the effective time which give rise to a claim for indemnification, to the extent these indemnified parties would be entitled to indemnification under, and to the full extent permitted by, Delaware General Corporate Law and the certificate of incorporation of CSB as existing on the date of the merger agreement; provided, however, that all rights to indemnification concerning any claim asserted or made within this five-year period will continue until the final disposition of that claim.

        In addition, CSB will purchase continued coverage under its current policy of directors' and officers' liability insurance, in amount and scope at least as favorable as CSB's existing directors' and officers' liability insurance to be effective for five years following the effective time.

   _____________________

   <7>Determined by multiplying the number of shares by the cash per share merger consideration of $16.00.

   <8>As of July 31, 2000, of the number of shares listed, 80 percent will be vested and 20 percent will be unvested.

   <9>As of July 31, 2000, of the number of shares listed, 60 percent will be vested and 40 percent will be unvested.

        EMPLOYMENT AGREEMENT. Centralia entered into an employment agreement with Mr. Reynolds dated as of January 26, 2000, which provides that Mr. Reynolds will be employed as Community President of Centralia for a term commencing at the effective time of the merger and ending on December 31, 2000 and may be extended for additional one calendar year periods, unless earlier terminated or unless either party provides written notice to the other of its decision not to extend this agreement by October 1 of the current term.

        Mr. Reynolds' annual base salary will be $75,000, which may be increased according to the normal business practices of Centralia and, if increased, may not later be decreased under this agreement. In addition, Mr. Reynolds will be entitled to receive a bonus of up to 10 percent of his annual base salary and to participate in employee benefit programs offered to qualifying Centralia employees, including 401(k) and profit sharing, and to enjoy medical benefits.

        This agreement provides that, within one year of the effective time, if Mr. Reynolds voluntarily terminates his employment for any reason or Centralia terminates his employment for any reason other than for "cause" as defined in the agreement, then Centralia will pay Mr. Reynolds two times his annual base salary. Mr. Reynolds also may be terminated without cause, in which case, after the first anniversary of the effective time, Centralia will pay him amounts payable to him for the remainder of the term, including a bonus equal to the average of his bonuses for the two immediately preceding fiscal years of Centralia. In both cases of termination, Centralia will continue to pay the cost of Mr. Reynolds' medical benefits during the term. The parties also may agree to terminate the agreement and Mr. Reynolds' employment on terms and conditions on which they agree.

        The effectiveness of this agreement is conditioned upon the consummation of the merger. Once effective, this agreement will supersede Mr. Reynolds' 1999 employment agreement with Centralia, as described below. If this agreement does not become effective, then Mr. Reynolds' 1999 employment agreement will remain in full force and effect. Midland required Mr. Reynolds to execute this agreement, which was prepared by Midland's counsel, immediately before the execution by the parties of the merger agreement. Centralia's board of directors considered and authorized the execution of this agreement.

        Centralia entered into an employment agreement with Mr. Reynolds, effective August 1, 1999, which provides that Mr. Reynolds will be employed as President and Chief Executive Officer for a term expiring on November 30 of each year. The term of the agreement will be automatically renewed for another one-year period, unless the Centralia board of directors has given Mr. Reynolds 90 days notice before November 30 of the given year of its intent not to renew. In this circumstance, this agreement will expire on November 30 of the next year. Mr. Reynolds' base salary for fiscal 1999 was $71,440 per year; he will be entitled to receive annually an increase in his base salary in an amount at least equal to the average percentage increase, if any, granted to other Centralia officers and employees. In addition to base salary, this agreement provides for participation in any group health, medical, hospitalization, dental care, sick leave pay, life insurance, or death benefit and disability plan offered by Centralia to its employees. This agreement also provides for participation in the Centralia ESOP and the CSB management recognition plan and stock option plan.

        This agreement provides for continuing benefits in the event Mr. Reynolds is terminated, or his agreement is not renewed, other than for "cause" as defined in the agreement. In these instances, Mr. Reynolds will receive severance pay equal to 24 months of his base salary. This agreement also provides that Mr. Reynolds may elect to treat any substantial change in his duties and responsibilities, made without his consent, or any material reduction in his compensation, as a termination by Centralia without cause.

   FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        THE FOLLOWING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THIS DISCUSSION DOES NOT COVER ANY ASPECT OF STATE, LOCAL OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT, ALL OF WHICH MAY CHANGE BY LEGISLATION, ADMINISTRATIVE ACTION OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY TAX MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

        The following discussion of material federal income tax consequences of the merger under present law is for general information only and does not purport to be a complete analysis of all tax consequences that may be relevant to any particular stockholder. Some stockholders, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, employee stockholders, foreign corporations and persons who are not citizens or residents of the United States, may be covered by special rules not discussed below. The discussion assumes that each stockholder holds shares of common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. However, stockholders who are employees or directors of CSB may not be entitled to treat particular shares which they may have acquired from CSB as capital assets or a portion of the gain on the sale of these shares as capital gain because they will be required to report any gain on the sale of the shares as taxable compensation from CSB.

        The receipt of cash in exchange for shares of common stock under the merger or to the exercise of dissenters' appraisal rights by stockholders will be treated as a sale or exchange of the shares of CSB common stock for federal income tax purposes, and may also be a taxable transaction for state, local and other tax purposes. Each stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received in exchange for the shares of common stock and the adjusted basis of his or her shares of common stock.

        Except for gain attributable to particular shares owned by employees or directors of CSB as described above, gain or loss on the sale of the shares by non-corporate stockholders will be a long-term capital gain or loss if the shares of common stock have been held by the stockholder for more than one year. Otherwise, gain or loss on the sale of the shares will be a short-term capital gain or loss. The holding period relating to the shares of common stock must be calculated separately for those shares of common stock held by a particular stockholder.

        For non-corporate taxpayers, the tax rate on long-term capital gains depends on the type of asset sold. If the asset is stock, other than small business stock under Section 1202 of the Internal Revenue Code, the rate is generally 20 percent. However, the maximum tax rate on ordinary income and short-term capital gains is 39.6 percent. The distinction between capital gains and ordinary income is relevant in that taxpayers may be limited in their ability to deduct net capital losses, which may be deducted in full against capital gains, against ordinary income. For corporate taxpayers, net capital gains, which is the excess of net long-term capital gain over net short-term capital loss, and ordinary income are taxed at the same rate.

        The receipt of cash for shares of common stock may be subject to backup withholding at the rate of 31 percent unless the holder:

        *    is a corporation or comes within other exempt categories, or

        * provides a certified taxpayer identification number and otherwise complies with the back-up withholding rules.

   Back-up withholding is not an additional tax; any amounts withheld may be credited against the federal income tax liability of the person subject to the withholding.

        Each stockholder is urged to consult his or her own tax and financial advisors as to the effect of the federal income tax consequences of the merger on his or her own particular facts and circumstances and also as to any state, local, foreign or other tax consequences arising out of the merger.

                  PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        CSB's common stock is included for quotation on the OTC
   electronic bulletin board under the symbol "CSBF." At the record date,
   there were presently             shares of common stock issued and
   outstanding and there were approximately          holders of record.

   The table below shows the price range of the common stock for the last quarter of fiscal year 1997 and for each quarter of fiscal years 1998 and 1999 and for the first quarter of fiscal 2000 and through
                 , 2000. These prices reflect inter-dealer prices, may not represent actual transactions and do not include retail markups, markdowns or commissions.

                                                                                Per Share
      Quarter Ended                                        High          Low     Dividend
      -------------                                        ----          ---     --------
      September 30, 1997  . . . . . . . . . . . . .       $12.500      $11.750     $-0-
      December 31, 1997 . . . . . . . . . . . . . .       $14.000      $12.250     $-0-
      March 31, 1998  . . . . . . . . . . . . . . .       $13.625      $12.875     $-0-
      June 30, 1998 . . . . . . . . . . . . . . . .       $14.000      $13.000     $-0-
      September 30, 1998  . . . . . . . . . . . . .       $12.750      $ 9.000     $-0-
      December 31, 1998 . . . . . . . . . . . . . .       $10.500      $ 8.750     $-0-
      March 31, 1999  . . . . . . . . . . . . . . .       $ 9.250      $ 8.875     $-0-
      June 30, 1999 . . . . . . . . . . . . . . . .       $12.875      $ 9.125     $-0-
      September 30, 1999  . . . . . . . . . . . . .       $10.625      $ 9.875     $-0-
      December 31, 1999 . . . . . . . . . . . . . .       $19.500      $10.000     $-0-
      March 31, 2000  . . . . . . . . . . . . . . .       $15.250      $14.250     $-0-
      through         , 2000  . . . . . . . . . . .       $______      $______     $-0-


        The stock price information shown in the table above was provided by the OTC electronic bulletin board.

        CSB has agreed in the merger agreement not to declare or pay any dividends on its capital stock other than dividends from wholly owned CSB subsidiaries to CSB. CSB does not pay cash dividends on its common stock.

                                  AUDITORS

        The consolidated financial statements of CSB and its subsidiaries included in CSB's annual report to stockholders for the fiscal year ended September 30, 1999 have been incorporated by reference in this proxy statement in reliance on the report regarding these consolidated financial statements of McGladrey & Pullen, LLP, independent auditors, given upon the authority of that firm as experts in accounting and auditing.

        McGladrey & Pullen, LLP has been selected as independent auditors for CSB for the fiscal year ending September 30, 2000. CSB expects that a representative of McGladrey & Pullen, LLP will be present at the meeting with the authority to make a statement if he or she desires to do so and to respond to appropriate questions.

                            STOCKHOLDER PROPOSALS

        If the merger is not consummated, it is anticipated CSB's next annual meeting of stockholders will be held on or about January 12, 2001 or on another date that may be fixed by the board. To be eligible for inclusion in CSB's proxy materials for this annual meeting, any stockholder proposal to take action at this meeting must be received by CSB no later than August 16, 2000. Any proposal will be covered by the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. In addition, CSB's bylaws establish an advance notice procedure regarding matters to be brought before an annual meeting other than by or at the direction of CSB's board of directors and CSB's certificate of incorporation establishes an advance notice procedure regarding candidates for election as directors other than by or at the direction of CSB's board. This notice must be delivered to or mailed to and received by the Secretary of CSB at its principal executive office not later than the close of business on the 40th day nor earlier than the close of business on the 70th day before the first anniversary of the preceding year's annual meeting. The stockholder also must comply with other provisions contained in CSB's bylaws regarding the bringing of business before an annual meeting and in CSB's certificate of incorporation regarding the nomination of an individual for election as a director. For a copy of all the provisions in CSB's bylaws and certificate of incorporation, an interested stockholder should contact Joanne Ticknor, Secretary, at CSB Financial Group, Inc., 200 South Poplar Street, Centralia, Illinois 62801.

                     WHERE YOU CAN FIND MORE INFORMATION

        CSB files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document CSB files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at
   (800) SEC-0330 for further information on the public reference rooms. CSB's SEC filings also are available to the public at the SEC's website at http://www.sec.gov.

        The SEC allows CSB to "incorporate by reference" into this proxy statement the information CSB files with it, which means that CSB can disclose important information to you by referring to those documents. The information incorporated by reference is considered part of this proxy statement.

        Copies of CSB's annual report on Form 10-KSB for the year ended September 30, 1999 (which includes as an exhibit its 1999 annual report to stockholders) and its quarterly report on Form 10-QSB for the quarter ending December 31, 1999 are attached as Appendix C to this proxy statement and are incorporated by reference. CSB's current reports on Form 8-K filed on December 6, 1999 and January 27, 2000, definitive proxy statement relating to the annual stockholders meeting filed on December 17, 1999 and registration statement on Form 8-A/A filed on January 27, 2000, also are incorporated by reference in this proxy statement.

        This proxy statement incorporates documents by reference which neither are presented in nor delivered with the proxy statement.

   Copies of these documents, excluding all exhibits unless specifically incorporated by reference, will be furnished to you without charge by first class mail or equivalent, upon written or oral request to CSB Financial Group, Inc., 200 South Poplar, Centralia, Illinois 62801,
   Attention: K. Gary Reynolds, President; telephone number: (618) 532-1918, within one business day of receipt of the request. If you would like to request documents from CSB, please do this by _____________, 2000 to receive them before the meeting.

                            APPENDIX A:  AGREEMENT AND PLAN OF MERGER









                        AGREEMENT AND PLAN OF MERGER



                                by and among



                        MIDLAND STATES BANCORP, INC.


                                     and


                         CSB ACQUISITION CORPORATION


                                     and


                          CSB FINANCIAL GROUP, INC.
                        Dated as of January 26, 2000

                              TABLE OF CONTENTS
                                    Page

   ARTICLE I
   THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-7
        1.1.   The Merger. . . . . . . . . . . . . . . . . . . . . .  A-7
        1.2.   Effective Time. . . . . . . . . . . . . . . . . . . .  A-8
        1.3.   Effects of the Merger . . . . . . . . . . . . . . . .  A-8
        1.4.   Conversion of CSB Common Stock  . . . . . . . . . . .  A-8
        1.5    Payment for Options . . . . . . . . . . . . . . . . .  A-9
        1.6.   Certificate of Incorporation of Surviving
                 Corporation . . . . . . . . . . . . . . . . . . . .  A-9
        1.7    Bylaws of Surviving Corporation . . . . . . . . . . .  A-9
        1.8.   Directors and Officers of Surviving Corporation . . .  A-9
        1.9.   Certain Defined Terms . . . . . . . . . . . . . . . . A-10
        1.10.  Adjustment to Merger Consideration  . . . . . . . . . A-11

   ARTICLE II
   PAYMENT OF MERGER CONSIDERATION . . . . . . . . . . . . . . . . . A-12
        2.1.   Deposit of Merger Consideration . . . . . . . . . . . A-12
        2.2.   Payment for Shares  . . . . . . . . . . . . . . . . . A-12

   ARTICLE III
   REPRESENTATIONS AND WARRANTIES OF CSB . . . . . . . . . . . . . . A-13
        3.1.   Corporate Organization  . . . . . . . . . . . . . . . A-13
        3.2.   Capitalization  . . . . . . . . . . . . . . . . . . . A-15
        3.3.   Authority; No Violation . . . . . . . . . . . . . . . A-15
        3.4.   Consents and Approvals  . . . . . . . . . . . . . . . A-16
        3.5.   Regulatory Reports; Examinations  . . . . . . . . . . A-17
        3.6.   Financial Statements  . . . . . . . . . . . . . . . . A-17
        3.7.   Broker's Fees . . . . . . . . . . . . . . . . . . . . A-18
        3.8.   Absence of Certain Changes or Events  . . . . . . . . A-18
        3.9.   Legal Proceedings . . . . . . . . . . . . . . . . . . A-18
        3.10.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . A-19
        3.11.  Employee Benefits . . . . . . . . . . . . . . . . . . A-20
        3.12.  Insurance . . . . . . . . . . . . . . . . . . . . . . A-22
        3.13.  Year 2000 . . . . . . . . . . . . . . . . . . . . . . A-22
        3.14.  Compliance with Applicable Law  . . . . . . . . . . . A-23
        3.15.  Certain Contracts . . . . . . . . . . . . . . . . . . A-23
        3.16.  Agreements with Regulatory Agencies . . . . . . . . . A-24
        3.17.  Investment Securities . . . . . . . . . . . . . . . . A-24
        3.18.  Property  . . . . . . . . . . . . . . . . . . . . . . A-24
        3.19.  Equity and Real Estate Investments  . . . . . . . . . A-25
        3.20.  Environmental Matters . . . . . . . . . . . . . . . . A-25
        3.21.  Derivative Transactions . . . . . . . . . . . . . . . A-27
        3.22.  Loan Portfolio  . . . . . . . . . . . . . . . . . . . A-27
        3.23.  Other Activities  . . . . . . . . . . . . . . . . . . A-28
        3.24.  SEC Reports . . . . . . . . . . . . . . . . . . . . . A-28
        3.25.  Opinion of Financial Advisor  . . . . . . . . . . . . A-29
        3.26.  Certain Board Action  . . . . . . . . . . . . . . . . A-29

   ARTICLE IV
   REPRESENTATIONS AND WARRANTIES OF MIDLAND . . . . . . . . . . . . A-29
        4.1.   Corporate Organization  . . . . . . . . . . . . . . . A-29
        4.3.   Consents and Approvals  . . . . . . . . . . . . . . . A-30
        4.4.   Legal Proceedings . . . . . . . . . . . . . . . . . . A-31
        4.5.   Financial Resources . . . . . . . . . . . . . . . . . A-31
        4.6    Vote Required . . . . . . . . . . . . . . . . . . . . A-31

   ARTICLE V
   COVENANTS RELATING TO CONDUCT OF BUSINESS . . . . . . . . . . . . A-31
        5.1.   Covenants of CSB  . . . . . . . . . . . . . . . . . . A-31
        5.2.   Covenants of Midland  . . . . . . . . . . . . . . . . A-35

   ARTICLE VI
   ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . A-35
        6.1.   Regulatory Matters  . . . . . . . . . . . . . . . . . A-35
        6.2.   Stockholder Meeting . . . . . . . . . . . . . . . . . A-35
        6.3.   Access to Information . . . . . . . . . . . . . . . . A-36
        6.4.   Legal Conditions to Merger  . . . . . . . . . . . . . A-36
        6.5.   Additional Agreements . . . . . . . . . . . . . . . . A-37
        6.6.   Advice of Changes, Failure of Conditions  . . . . . . A-37
        6.7.   Subsequent Financial Statements . . . . . . . . . . . A-37
        6.8.   Current Information . . . . . . . . . . . . . . . . . A-38
        6.9.   Merger Sub  . . . . . . . . . . . . . . . . . . . . . A-38
        6.10.  Support Agreements  . . . . . . . . . . . . . . . . . A-38
        6.11.  Employee Benefit Plans  . . . . . . . . . . . . . . . A-38
        6.12.  Employee Stock Ownership Plan . . . . . . . . . . . . A-39
        6.13.  Agreement with Optionees  . . . . . . . . . . . . . . A-40
        6.14.  Directors and Officers Liability Insurance
                 and Indemnification . . . . . . . . . . . . . . . . A-40
        6.15.  COBRA . . . . . . . . . . . . . . . . . . . . . . . . A-40
        6.16.  Termination of Stock Options  . . . . . . . . . . . . A-41
        6.17.  Treatment of Plan Share Awards  . . . . . . . . . . . A-41
        6.18.  Profit Sharing Plan . . . . . . . . . . . . . . . . . A-41
        6.19.  List of CSB Stockholders  . . . . . . . . . . . . . . A-42
        6.20.  CSB Rights Agreement  . . . . . . . . . . . . . . . . A-42

   ARTICLE VII
   CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . A-42
        7.1.   Conditions to Each Party's Obligation to
               Effect the Merger . . . . . . . . . . . . . . . . . . A-42
               (a)   Stockholder Approval  . . . . . . . . . . . . . A-42
               (b)   Regulatory Approvals  . . . . . . . . . . . . . A-42
               (c)   No Injunctions or Restraints; Illegality  . . . A-43
        7.2.   Conditions to Obligations of Midland  . . . . . . . . A-43
               (a)   Representations and Warranties  . . . . . . . . A-43
               (b)   Performance of Obligations of CSB . . . . . . . A-43
               (c)   No Pending Governmental Actions . . . . . . . . A-43
               (d)   Legal Opinion . . . . . . . . . . . . . . . . . A-43
               (e)   CSB Stock Options . . . . . . . . . . . . . . . A-44
               (f)   Outstanding Shares  . . . . . . . . . . . . . . A-44
        7.3.   Conditions to Obligations of CSB  . . . . . . . . . . A-44

   ARTICLE VIII
   TERMINATION AND AMENDMENT . . . . . . . . . . . . . . . . . . . . A-45
        8.1.   Termination . . . . . . . . . . . . . . . . . . . . . A-45
        8.2    Effect of Termination; Expenses . . . . . . . . . . . A-46
        8.3.   Amendment . . . . . . . . . . . . . . . . . . . . . . A-48
        8.4.   Extension; Waiver . . . . . . . . . . . . . . . . . . A-48

   ARTICLE IX
   GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . A-48
        9.1.   Closing . . . . . . . . . . . . . . . . . . . . . . . A-48
        9.2.   Subsidiary Bank Merger  . . . . . . . . . . . . . . . A-48
        9.3.   Nonsurvival of Representations, Warranties and
                 Agreements  . . . . . . . . . . . . . . . . . . . . A-49
        9.4.   Expenses  . . . . . . . . . . . . . . . . . . . . . . A-49
        9.5.   Notices . . . . . . . . . . . . . . . . . . . . . . . A-49
        9.6.   Interpretation; Effect  . . . . . . . . . . . . . . . A-50
        9.7.   Counterparts  . . . . . . . . . . . . . . . . . . . . A-50
        9.8.   Entire Agreement  . . . . . . . . . . . . . . . . . . A-50
        9.9.   Governing Law . . . . . . . . . . . . . . . . . . . . A-51
        9.10.  Enforcement of Agreement  . . . . . . . . . . . . . . A-51
        9.11.  Severability  . . . . . . . . . . . . . . . . . . . . A-51
        9.12.  Publicity . . . . . . . . . . . . . . . . . . . . . . A-51
        9.13.  Assignment; No Third Party Beneficiaries  . . . . . . A-51

                           CSB DISCLOSURE SCHEDULE

   Section 3.2         Capitalization and Stock Options
   Section 3.7         Fees Associated with Proposed Transaction
   Section 3.8(a)      Material Liabilities
   Section 3.8(b)      Compensation and Bonus
   Section 3.9         Legal Proceedings
   Section 3.10(a)     Tax Returns, Tax Liens, Filing Extensions
   Section 3.11        Employee Welfare Benefits and Plans
   Section 3.12        Insurance Policies
   Section 3.15(a)     Certain Contracts
   Section 3.17        Investment Securities
   Section 3.18        Property
   Section 3.22        Loan Portfolio
   Section 5.1(q)      Prime Borrowers Exclusion List

   EXHIBITS
   --------

   Exhibit A   Support Agreement
   Exhibit B   Legal Opinion of Schiff Hardin & Waite, Counsel for CSB
   Exhibit C   Legal Opinion of Gallop, Johnson & Neuman, L.C., Counsel for
               Midland and Merger Sub

                        AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of the 26th day of January, 2000, by and among Midland States Bancorp, Inc., a Delaware corporation ("Midland"), CSB Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Midland ("Merger Sub") and CSB Financial Group, Inc., a Delaware corporation ("CSB").

        WHEREAS, Midland desires to acquire CSB by means of a transaction in which Merger Sub will merge with and into CSB, whereupon CSB will become a wholly owned subsidiary of Midland, all subject to the terms, provisions and conditions set forth herein (the "Merger"); and

        WHEREAS, each of the Boards of Directors of Midland, Merger Sub and CSB has determined that the Merger is advisable and is in the best interest of their respective companies and stockholders and, by resolutions (including resolutions of Midland, as the sole stockholder of Merger Sub) duly adopted, has approved this Agreement and the consummation of the transactions provided for hereunder; and

        WHEREAS, Midland is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"); and

        WHEREAS, CSB is a registered bank holding company under the Holding Company Act, and is the record and beneficial holder of all of the capital stock of Centralia Savings Bank, an Illinois-chartered stock savings bank headquartered in Centralia, Illinois, with an office located in Carlyle, Illinois ("Centralia Savings Bank"); and

        WHEREAS, the parties desire to make certain representations, warranties, undertakings and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                  ARTICLE I
                                 THE MERGER

        1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in
   Section 1.2 hereof), Merger Sub shall merge with and into CSB. CSB shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"), which shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

        1.2. Effective Time. The Certificate of Merger to be filed with the Secretary of State of the State of Delaware shall specify the date upon which the Merger shall be consummated (the "Effective Date") and the time on the Effective Date at which the Merger shall be consummated (the "Effective Time"). The parties hereto shall take all actions necessary to satisfy the requirements for effecting the Merger in accordance with the DGCL, including the adoption of a Certificate of Merger in the form required under the DGCL. Subject to the terms and conditions of this Agreement, the Effective Date shall occur on such date as Midland shall notify CSB in writing (such notice to be at least five business days in advance of the Effective Date and, in any event, permit CSB sufficient time to prepare and deliver the "Closing Balance Sheet" pursuant to Section 1.10 hereof) but (i) not earlier than the satisfaction of all conditions set forth in Section 7.1 (the "Approval Date") and (ii) not later than sixty (60) days after the Approval Date.

        1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

        1.4. Conversion of CSB Common Stock. (a) At the Effective Time, each share of the $0.01 par value common stock of CSB, together with the common stock purchase rights, issued pursuant to that certain Rights Agreement (the "CSB Rights Agreement") dated as of June 13, 1997 between CSB and Registrar and Transfer Company, associated therewith (collectively, "CSB Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of CSB Common Stock held (i) in the treasury of CSB or (ii) directly or indirectly by CSB or Midland or any Subsidiary (defined below) thereof (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Merger Consideration (defined below), subject to the appraisal rights of dissenting stockholders pursuant to Section 262 of the DGCL (the "Appraisal Rights"). All shares of CSB Common Stock that are converted at the Effective Time into the right to receive the Per Share Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each, a "Certificate") previously representing any such shares of CSB Common Stock shall thereafter represent only the right to receive the Per Share Merger Consideration (subject to Appraisal Rights, if validly demanded and perfected by the holder thereof) into which such shares have been converted pursuant to this Section 1.4(a). Shares of CSB Common Stock held by a stockholder who has properly exercised his or her Appraisal Rights with respect thereto in accordance with Section 262 of the DGCL shall not be converted into the Per Share Merger Consideration. From and after the Effective Time, a stockholder who validly demands and perfects such Appraisal Rights shall no longer retain any right of a stockholder of CSB or the Surviving Corporation, other than those provided for under the DGCL.

        (b) At the Effective Time, all shares of CSB Common Stock that are owned by CSB as treasury stock, including (except to the extent otherwise provided in Section 6.17) those shares available for plan share awards under the CSB Management Development and Recognition Plan (the "CSB MRP"), or that are owned directly or indirectly by CSB, Midland or any Subsidiary of either CSB or Midland, other than shares of CSB Common Stock (i) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, whether held directly or indirectly by CSB, Midland or any Subsidiary of either CSB or Midland, being referred to herein as "Trust Account Shares") and (ii) held by CSB, Midland or any Subsidiary thereof in respect of a debt previously contracted (any such shares of CSB Common Stock, whether held directly or indirectly by CSB or Midland or any Subsidiary of either CSB or Midland, being referred to herein as "DPC Shares") shall be cancelled and shall cease to exist and no consideration in respect of the cancellation of such shares shall be paid in connection therewith.

        (c) Each share of the no par value common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, which shall be the only shares of capital stock of Merger Sub outstanding prior to the Effective Time and all of which shall be owned by Midland, shall be converted into one fully paid and nonassessable share of the $0.01 par value common stock of the Surviving Corporation and shall at the Effective Time constitute all of the issued and outstanding shares of the capital stock of Surviving Corporation in the Merger.

        1.5 Payment for Options. In addition to the Per Share Merger Consideration (defined below) to be paid by the Paying Agent (defined below) upon surrender of the Certificates, Midland shall pay to each holder of a CSB Stock Option (defined below) upon surrender thereof, cash in the amount of the Per Share Option Consideration (defined below) multiplied by the number of Underlying Shares (defined below).

        1.6. Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of CSB immediately prior to the Effective Time shall continue as the Certificate of Incorporation of Surviving Corporation until otherwise amended or repealed from and after the Effective Time.

        1.7 Bylaws of Surviving Corporation. The Bylaws of CSB immediately prior to the Effective Time shall continue as the Bylaws of Surviving Corporation until otherwise amended or repealed from and after the Effective Time.

        1.8. Directors and Officers of Surviving Corporation. At the Effective Time, the Board of Directors and the officers of Merger Sub immediately prior thereto shall continue as the Board of Directors and the officers, respectively, of Surviving Corporation, to hold office in accordance with the Bylaws of Surviving Corporation and applicable laws.

        1.9. Certain Defined Terms . As used herein, the following terms shall have the following meanings:

        "CSB Stock Options" means all of those options granted by CSB to its officers, employees or directors to purchase shares of CSB Common Stock under any CSB Stock Option Plan, whether or not such options are exercisable prior to the Effective Time.

        "CSB Stock Option Plans" means those written stock option plans specified in Section 3.2 of the CSB Disclosure Schedule.

        "Litigation Reserve" means a reserve established in respect of that certain class action lawsuit filed by a stockholder of CSB in the Court of Chancery of the State of Delaware in New Castle County (the "Stockholder Litigation"), in the amount of $50,000, whether or not required by GAAP (defined below), reduced, on a dollar for dollar basis (but not less than zero), by any specific reserve otherwise established by CSB in respect of the Stockholder Litigation required by GAAP.

        "Merger Consideration" means the product obtained by multiplying Sixteen Dollars ($16.00) by the number of shares of CSB Common Stock outstanding immediately prior to the Effective Time (the "Outstanding Shares"), subject to possible adjustment pursuant to Section 1.10 hereof. All references herein to the term Merger Consideration (and to the Per Share Merger Consideration) shall be deemed to include the effect of any adjustment thereto made pursuant to Section 1.10 hereof.

        "Per Share Merger Consideration" means Sixteen Dollars ($16.00); provided, however, that such amount shall be subject to possible adjustment pursuant to Section 1.10 hereof, determined on a per share basis.

        "Option Consideration" means the total amount of cash to be paid in cancellation of all CSB Stock Options in existence immediately prior to the Effective Time.

        "Per Share Option Consideration" means, with respect to each CSB Stock Option, the product obtained by multiplying the number of Underlying Shares issuable upon the exercise thereof in full by the amount by which the Per Share Merger Consideration exceeds the exercise price per share provided for in the CSB Stock Option in question to acquire the Underlying Shares.

        "Underlying Shares" means, with respect to each CSB Stock Option, the total number of shares of CSB Common Stock issuable upon the exercise thereof in full, without regard to whether or not such CSB Stock Option is then fully vested or exercisable.

        1.10.     Adjustment to Merger Consideration.
   (a) Notwithstanding anything to the contrary set forth herein, the total Merger Consideration shall be reduced, on a dollar-for-dollar basis, to the extent that the consolidated stockholders' equity of CSB as of the Effective Date, determined in accordance with paragraph (b) of this Section 1.10, is less than $10,176,000.

        (b) CSB shall prepare a consolidated balance sheet as of the fifteenth day immediately preceding the Effective Date (the "Closing Balance Sheet Date"), specifying, among other things, the consolidated stockholders' equity of CSB as of such date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied. Additionally, the Closing Balance Sheet shall reflect all "Transaction Costs" (defined below) whether or not required by GAAP to then be recorded (whether as an expense, accrual, reserve or otherwise) thereon. As used herein, the term "Transaction Costs" means any and all costs and expenses incurred or to be incurred (determined, where necessary, by the reasonable estimate of CSB) by CSB as a result of the Merger or other transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys, accountants, investment bankers and advisors and other professional advisors or service providers and the Litigation Reserve, reduced by any insurance coverage with respect thereto (evidenced by the unconditional acceptance of coverage by the insurance carrier); provided, however, that if the Stockholder Litigation is settled prior to the Closing Date, then the amount of such settlement shall be deemed a Transaction Cost in lieu of the Litigation Reserve, reduced by any insurance coverage with respect thereto. Notwithstanding the foregoing, any addition to CSB's loan loss reserve or charge to any CSB loan requested by Midland after the date hereof for consistency with Midland's policy in that regard shall not be deemed to be a Transaction Cost and shall be disregarded for purposes of determining CSB's consolidated stockholders' equity for the Closing Balance Sheet.

        (c) Midland and its accountants shall be entitled to consult with CSB and its accountants in connection with the preparation of the Closing Balance Sheet. CSB's accountants shall make its work papers available to Midland and its accountants. If Midland objects to the Closing Balance Sheet, it must notify CSB in writing of each adjustment item, specifying the amount thereof and setting forth, in reasonable detail, the basis for such adjustment, no later than five business days after Midland's receipt of the Closing Balance Sheet.
   If Midland does not so notify CSB, the Closing Balance Sheet, as prepared by CSB, shall be final, binding and conclusive on the parties. In the event of a dispute with respect to a proposed adjustment, Midland and CSB shall attempt to reconcile their differences, and any resolution by them as to any disputed amount shall be final, binding and conclusive on the parties. If the parties are unable to resolve such dispute(s) within five days after Midland delivers written notice thereof, the parties may submit the items remaining in dispute for resolution to an independent accounting firm of national reputation mutually appointed by Midland and CSB (the "Independent Accounting Firm"). The Independent Accounting Firm shall resolve any such dispute by sole reference to CSB's historic practice of maintaining its books and records, taking into account the treatment of Transaction Costs as provided in this Section 1.10. The Independent Accounting Firm shall, within ten days after submission, determine and report in writing to the parties upon such disputed items, and such report shall be final, binding and conclusive on the parties hereto. Midland and CSB shall share equally the fees and charges of the Independent Accounting Firm. If, as a result of the time required to resolve a dispute pursuant to this Section 1.10(b), it is not practicable to consummate the Merger on the Closing Date initially designated by Midland, then such Closing Date shall be postponed until all such disputes are resolved, whereupon the Closing Date shall be rescheduled to such date mutually agreed to by Midland and CSB, which date shall not be less than three nor more than ten business days following the resolution of such disputes.

                                 ARTICLE II
                       PAYMENT OF MERGER CONSIDERATION

        2.1. Deposit of Merger Consideration. At or prior to the Effective Time, Midland shall irrevocably deposit, or shall cause to be irrevocably deposited, in either case subject to Section 2.2(d), with Effingham State Bank (the "Paying Agent"), for the benefit of the holders of Certificates, for payment upon surrender of Certificates in accordance with this Article II, cash in the amount of the Per Share Merger Consideration to be held by the Paying Agent in a separate account (the "Payment Fund").

        2.2. Payment for Shares.

        (a) Promptly after the Effective Time, Midland shall cause the Paying Agent to mail to each holder of record of shares of CSB Common Stock a transmittal notice (in customary form) thereof together with instructions for effecting the surrender of Certificates evidencing shares of CSB Common Stock in exchange for the Per Share Merger Consideration. No distribution of the Per Share Merger Consideration shall be made to any holder of CSB Common Stock until the Certificate (or a lost stock certificate affidavit in form and substance satisfactory to Midland) and the requisite documentation has been properly surrendered to the Paying Agent or the Surviving Corporation, and no interest shall be payable thereon.

        (b) Upon surrender of a CSB Stock Option, Midland shall pay to the holder thereof cash in the amount of the Per Share Option Consideration, subject to any required withholding taxes. If, with respect to any CSB Stock Option, the exercise price (on a per share basis) is equal to or more than the Per Share Merger Consideration, then the Surviving Corporation shall pay to the holder thereof an amount equal to $0.01 multiplied by the number of Underlying Shares with respect to such CSB Stock Option, subject to any required withholding taxes.

        (c) After the Effective Time, there shall be no transfers on the stock transfer books of CSB of the shares of CSB Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Paying Agent, they shall be cancelled and exchanged for the Per Share Merger Consideration issuable with respect thereto as provided in this Article II, without interest.

        (d) Any portion of the Payment Fund that remains unclaimed by the former stockholders of CSB for 12 months after the Effective Time shall be paid to the Surviving Corporation. Any of the former stockholders of CSB who have not theretofore complied with this
   Article II shall thereafter look only to the Surviving Corporation for payment of the consideration due them under this Agreement without any interest thereon. Notwithstanding the foregoing, none of Midland, Surviving Corporation, CSB, the Paying Agent or any other person shall be liable to any former holder of Shares or CSB Stock Options for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Midland, the posting by such person of a bond in such amount as Midland may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate consideration issuable pursuant to this Agreement.

                                 ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF CSB

        CSB hereby represents and warrants to Midland as follows:

        3.1. Corporate Organization. (a) CSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CSB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (defined below) on CSB. The Certificate of Incorporation and Bylaws of CSB, copies of which have previously been delivered to Midland, are true and complete copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term "Material Adverse Effect" means, with respect to CSB, any effect that (i) is material and adverse to the business, assets, properties, prospects (insofar as they can reasonably be foreseen), results of operations or financial condition of CSB and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of CSB and its Subsidiaries to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of
   (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institution industries, (b) changes in generally accepted accounting principles or regulatory accounting requirements that are generally applicable to the banking or savings institution industries, (c) subject to
   Section 8.2(b) hereof, expenses incurred in connection with the transactions contemplated hereby, (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, and (e) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, consistently applied. As used in this Agreement, the word "Subsidiary," when used with respect to any party, means any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

        (b) CSB has no Subsidiaries other than Centralia Savings Bank and Centralia SLA, Inc. ("SLA"), both of which are, directly or indirectly, wholly owned by CSB. Centralia Savings Bank is a savings bank duly organized, validly existing and in good standing under the laws of the State of Illinois. The deposit accounts of Centralia Savings Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF") to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Centralia Savings Bank. Each of Centralia Savings Bank and SLA has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed and qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualifications necessary, except where a failure to be so licensed or qualified would not have a Material Adverse Effect on CSB. The Articles of Incorporation and Bylaws of Centralia Savings Bank and of SLA, copies of which have previously been delivered to Midland, are true and complete copies of such documents as in effect as of the date of this Agreement. All of the outstanding capital stock of Centralia Savings Bank is owned by CSB, and all of the outstanding capital stock of SLA is owned by Centralia Savings Bank. SLA is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

        (c) The minute books of CSB and each of the Subsidiaries each contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since January 1, 1995 of the respective stockholders and Board of Directors of each entity (including committees of the Board of Directors).

        3.2. Capitalization. The authorized capital stock of CSB consists of 2,000,000 shares of CSB Common Stock and 100,000 shares of $0.01 par value preferred stock ("CSB Preferred Stock"). As of the date of this Agreement, there are (i) 732,299 shares of CSB Common Stock issued and outstanding (including 30,222 shares held by the CSB MRP, of which 7,452 shares are subject to plan share awards under the CSB MRP) and no shares of CSB Preferred Stock issued and outstanding,
   (ii) 302,701 shares of CSB Common Stock held in CSB's treasury,
   (iii) no shares of CSB Common Stock or CSB Preferred Stock are reserved for issuance except for (A) 61,750 shares issuable upon the exercise of the CSB Stock Options granted under the CSB Stock Option Plans adopted by the Board of Directors of CSB, which are specified in
   Section 3.2 of the CSB Disclosure Schedule, and (B) as otherwise indicated in Section 3.2 of the Disclosure Schedule which is being delivered by CSB to Midland concurrently herewith (the "CSB Disclosure Schedule"). All of the issued and outstanding shares of CSB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as referred to above or reflected in Section 3.2 of the CSB Disclosure Schedule, neither CSB nor any Subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of CSB Common Stock, CSB Preferred Stock or any other equity security of CSB or of any CSB Subsidiary or any securities representing the right to purchase or otherwise receive any shares of CSB Common Stock, CSB Preferred Stock or any other equity security of CSB or any CSB Subsidiary. Section 3.2 of the CSB Disclosure Schedule sets forth the names of the holders of all CSB Stock Options, issued and outstanding as the date hereof, together with, for each such CSB Stock Option, the date of grant thereof, the number of shares subject thereto, the expiration date thereof and the current exercise or purchase price thereunder.

        3.3. Authority; No Violation. (a) CSB has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the stockholders of CSB and regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CSB. The Board of Directors of CSB has directed that this Agreement and the transactions contemplated hereby be submitted to CSB's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote (as described below) of CSB's stockholders, no other corporate proceedings on the part of CSB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. The only approval by stockholders of CSB required under applicable law, the Certificate of Incorporation or Bylaws of CSB or otherwise, in order to effect the Merger and other transactions provided for herein is the affirmative vote of the holders of a majority of the outstanding shares of CSB Common Stock. This Agreement has been duly and validly executed and delivered by CSB and (assuming due authorization, execution and delivery by Midland and Merger Sub) constitutes a valid and binding obligation of CSB, enforceable against CSB in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

        (b)  Assuming that the consents and approvals referred to in
   Section 3.4 are duly obtained, neither the execution and delivery of this Agreement by CSB, nor the consummation by CSB of the transactions contemplated hereby, nor compliance by CSB with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of CSB, or (ii) (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CSB or any CSB Subsidiary or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of CSB or any CSB Subsidiary (collectively, the "CSB Entities" and each, a "CSB Entity") under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any CSB Entity is a party, or by which any CSB Entity or any of its properties or assets may be bound or affected, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on CSB.

        3.4. Consents and Approvals. (a) Other than in connection or in compliance with the provisions of the DGCL, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder, or filings, consents, reviews, authorizations, approvals or exemptions required under the Holding Company Act, a review of this Agreement and transactions contemplated by the U.S. Department of Justice ("DOJ") under federal antitrust laws, any required approvals or filings pursuant to any state statutes or regulations applicable to CSB, Midland or their respective Subsidiaries (including Merger Sub) with respect to the transactions contemplated hereby, or related filings, authorizations or approvals, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization, as defined in Section 3(a)(26) of the Exchange Act (each a "Governmental Entity"), or with any third party are necessary on behalf of CSB in connection with (1) the execution and delivery by CSB of this Agreement, and (2) the consummation by CSB of the Merger and the other transactions contemplated hereby.

        (b) As of the date hereof, CSB is not aware of any reasons relating to the CSB Entities why all consents and approvals will not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

        3.5. Regulatory Reports; Examinations. Each CSB Entity has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1995, with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees or expenses, either individually or in the aggregate, will not have a Material Adverse Effect on CSB. Except for normal examinations conducted by a Governmental Entity in the regular course of the businesses of the CSB Entities and except as set forth in Section 3.5 of the CSB Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of CSB, investigation into the business or operations of either CSB Entity since January 1, 1995, the outcome of which could result in a Material Adverse Effect on CSB. There is no unresolved material violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of any CSB Entity.

        3.6. Financial Statements. CSB has previously delivered to Midland copies of (a) the audited consolidated balance sheets of CSB as of September 30 for the fiscal years 1999 and 1998 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of such annual periods, together with the notes thereto, audited by McGladrey & Pullen, LLP and incorporated by reference in CSB's annual report on Form 10-KSB, as filed with the SEC, and (b) the unaudited consolidated balance sheet of CSB as of December 31, 1998 and March 31 and June 30, 1999 and the related unaudited consolidated statements of income and cash flows for the periods then ended included in the Quarterly Reports on Form 10-QSB as filed with the SEC (collectively, and together with the Financial Statements of CSB referred to in Section 6.7 hereof, the "CSB Statements"). The CSB Statements have been or will be prepared in accordance with GAAP, present or will present fairly the consolidated financial position of CSB and its Subsidiaries at the date and the consolidated results of operations, cash flows and changes in stockholders' equity of CSB and its Subsidiaries for the periods stated therein and are derived from the books and records of CSB and its Subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. No CSB Entity has any material contingent liabilities that are not reflected in the most recent audited CSB Statements or notes thereto.

        3.7. Broker's Fees. Neither CSB nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that CSB has engaged, and has and/or will pay a fee to, Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. ("Charles Webb"), in accordance with the terms of a letter agreement between CSB and Charles Webb, attached as Section 3.7 of the CSB Disclosure Schedule.

        3.8. Absence of Certain Changes or Events. (a) Except as may be set forth in Section 3.8(a) of the CSB Disclosure Schedule, (i) since September 30, 1999, none of the CSB Entities taken as a whole has incurred any material liability, except in the ordinary course of its business consistent with its past practices (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), (ii) since September 30, 1999, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on CSB, and (iii) for the period from October 1, 1999 to the date of this Agreement, each CSB Entity has carried on its business in the ordinary course consistent with its past practices (excluding, in the case of CSB, the execution of this Agreement and matters in connection therewith).

        (b) Except as set forth in Section 3.8(b) of the CSB Disclosure Schedule, since September 30, 1999, no CSB Entity has (i) increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer or director from the amount thereof then in effect (which amounts have been previously disclosed to Midland), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay or paid any bonus other than those year end bonuses for fiscal 1999 or except as listed in Section 3.8(b) of the CSB Disclosure Schedule, (ii) suffered any strike, work stoppage, slow-down or other labor disturbance,
   (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

        3.9. Legal Proceedings. (a) Except as set forth in Section 3.9 of the CSB Disclosure Schedule, no CSB Entity is a party to any, and there are no pending or, to the best of CSB's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against any CSB Entity (i) as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on CSB or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

        (b) There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions that apply to similarly situated bank holding companies or savings banks) imposed upon any CSB Entity or its assets which has had, or could reasonably be expected to have, a Material Adverse Effect on CSB.

        3.10. Taxes. (a) Except as set forth in Section 3.10(a) of the CSB Disclosure Schedule, each CSB Entity has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects and, to the extent required, CSB has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Taxes (as hereinafter defined) within the meaning of
   Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) paid in full or made adequate provision in the CSB Statements (in accordance with GAAP) for all known Taxes. Except as set forth in Section 3.10(a) of the CSB Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted, assessed or, to the best knowledge of management of CSB, threatened against or with respect to a CSB Entity. Except as set forth in Section 3.10(a) of the CSB Disclosure Schedule, (i) there are no liens for Taxes upon the assets of any CSB Entity except for statutory liens for current Taxes not yet due, (ii) no CSB Entity has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of a CSB Entity, the federal and state income Tax Returns of the CSB Entities have not been examined by the Internal Revenue Service (the "IRS") or appropriate other tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) CSB has not filed or been included in a combined, consolidated or unitary income Tax Return nor is it subject to any actual or contingent liability for the Taxes of any person under Regulation Section 1.1502-6 under the Code (or any similar provision of state law), (v) CSB is not a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation Section 1.1552-1(a)(1) under the Code), (vi) CSB is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) CSB has not filed a consent pursuant to
   Section 341(f) of the Code, (viii) CSB has not made any payment nor will it be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code as a result of the consummation of the Merger, and (ix) none of the assets of the CSB Entities directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

        (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, as applicable, including, but not limited to income, excise, property, sales, use, transfer, franchise, gross receipts, payroll, withholding, estimated, social security, unemployment insurance, stamp, workers' compensation or other taxes, including any interest, penalties or additions attributable thereto, and (ii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

        3.11. Employee Benefits. (a) Section 3.11 of the CSB Disclosure Schedule lists all employee benefit plans, arrangements and agreements to which any CSB Entity is a party or by which it is bound, legally or otherwise (collectively, the "Plans" and each individually a "Plan"), including, without limitation, (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, and (iii) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). CSB has delivered to Midland true and complete copies of each Plan (including a summary description of any such Plan not otherwise in writing) and all related documents, including but not limited to (i) all summary plan descriptions (if applicable) relating to the Plan, (ii) the actuarial report for the Plan (if applicable) for each of the last two years, (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for the Plan, and (iv) in the case of any and all such severance Plans, a listing setting forth the total dollar amount payable to each current employee of any CSB Entity under such Plans currently in effect based on the various assumptions set forth in such list. Except as set forth in Section 3.11 of the CSB Disclosure Schedule, there are no negotiations, demands or proposals that are pending or have been made that concern matters now covered, or that would be covered, by the Plans. Except as set forth in
   Section 3.11 of the CSB Disclosure Schedule, the CSB Entities are in full compliance with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other laws, rules and regulations applicable with respect to all Plans that are subject to ERISA, except to the extent that any non-compliance would likely not have a Material Adverse Effect on CSB or the Plan in question. The CSB Entities have performed all of their material obligations under all the Plans, including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise, except where such nonperformance would not have a Material Adverse Effect on CSB. To the best knowledge of CSB, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against such Plans or their assets, or arising out of such Plans, and, to the best knowledge of CSB, no facts exist which could give rise to any such actions, suits or claims that might have a Material Adverse Effect on such Plans. With respect to each such Plan which is an "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or a "plan" (within the meaning of
   Section 4975(e)(1) of the Code), there has occurred no transaction prohibited by Section 406 of ERISA and no "prohibited transaction" (within the meaning of Section 4975(c) of the Code) for which no exemption under Section 408(b) of ERISA or Section 4975(d) of the Code exists or for which no administrative exemption has been granted under
   Section 408(a) of ERISA.

        (b) Section 3.11 of the CSB Disclosure Schedule separately identifies all "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) which are also stock bonus, pension or profit-sharing plans within the meaning of Section 401(a) of the Code (each a "Qualified Plan"). Each such Qualified Plan has been duly authorized by the Board of Directors of CSB or CSB Bank, as appropriate, and is qualified in form and operation under Section 401(a) of the Code and each trust under each such Qualified Plan is exempt from tax under
   Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or related trust under such Sections. No event has occurred that will or could subject any such Qualified Plan to tax under Section 511 of the Code. In addition to those documents deliverable under Section 3.11(a), CSB has delivered to Midland for each such Qualified Plan copies of the following documents: (i) the Form 5500 filed in each of the most recent three plan years, including, if required under applicable law, all schedules thereto and financial statements with attached opinions of independent accountants, (ii) the consolidated statement of assets and liabilities of such Qualified Plan as of its most recent valuation date, and
   (iii) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Qualified Plan for the most recently ended plan year. The financial statements so delivered fairly present the financial condition and the results of operations of each such Qualified Plan as of such dates. "ERISA Affiliate", as applied to any person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or business under common control within the meaning of Section 414(c) of the Code of which that person is a member, and (iii) any member of an affiliated service group within the meaning of Section 414(m) and (o) of the Code of which that person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

        (c)  No Plan listed in Section 3.11 of the CSB Disclosure
   Schedule is subject to Title IV of ERISA or Section 412 of the Code. No CSB Entity has ever contributed to or had an obligation to contribute to a plan subject to Title IV of ERISA or Section 412 of the Code. No ERISA Affiliate has withdrawn from any such plan subject to Title IV of ERISA with respect to which there is any outstanding liability as of the date hereof.

        (d)  No Plan listed in Section 3.11 of the CSB Disclosure
   Schedule is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). No CSB Entity has ever contributed to or had an obligation to contribute to any multiemployer plan. No ERISA Affiliate has withdrawn from any such multiemployer plan in a complete or partial withdrawal under Subtitle E of Title IV of ERISA with respect to which there is any outstanding liability as of the date hereof, or received notice from any such multiemployer plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA or that it intends to terminate or has terminated under
   Section 4041A or 4042 or ERISA.

        (e) All Plans that are group health plans of CSB and any ERISA Affiliate have been operated in material compliance with the group health plan continuation coverage requirements of Part 6 Subtitle B of Title I of ERISA and 4980B of the Code to the extent such requirements are applicable. Except to the extent required under Section 4980B of the Code or as otherwise disclosed in Section 3.11 of the CSB Disclosure Schedule, no CSB Entity provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

        (f) There has been no act or omission by CSB or any ERISA Affiliate that has given rise to or may give rise to fines, penalties, taxes, or related changes under Section 502(c), (i) or (1)
   Section 4071 of ERISA or Chapter 43 of the Code.

        (g)  No representation and warranty sent forth in this Section
   3.11 shall be deemed to be breached unless such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CSB.

        3.12.  Insurance.  Set forth in Section 3.12 of the CSB
   Disclosure Schedule is a list of all insurance policies maintained by or for the benefit of any of the CSB Entities or their respective directors, officers, employees or agents.

        3.13. Year 2000. None of the CSB Entities has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve Board's

   Supervision and Regulation Letter No. SR98-3 (ISSUE P), dated March 4,
   1998). CSB has made available to Midland a complete and accurate copy of Centralia Savings Bank's plan for addressing and complying with the issues set forth in the Interagency Statements of the Federal Financial Institutions Examination Council addressed to the Boards of Directors and Chief Executive Officers of all federally supervised financial institutions regarding Year 2000 safety and soundness for insured depository institutions. As of the date hereof, Centralia Savings Bank has substantially completed the implementation of such plan and has complied in all material respects with the "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness" issued pursuant to Section 39 of the Federal Deposit Insurance Act.

        3.14. Compliance with Applicable Law. The CSB Entities collectively hold, and have at all times since September 30, 1999 held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and, except as disclosed in Section 3.14 of the CSB Disclosure Schedule, have complied with and are not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the CSB Entity in question, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on CSB, and CSB does not know of, and has received no notice of, any material violations of any of the above. No CSB Entity is required by
   Section 32 of the Federal Deposit Insurance Act or other applicable laws to give prior notice to any federal Governmental Entity of any proposed addition of an individual to its board of directors or the employment of an individual as an officer.

        3.15.  Certain Contracts. (a) Except as set forth in
   Section 3.15(a) of the CSB Disclosure Schedule, no CSB Entity is a party to or bound by any contract, arrangement, plan, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants,
   (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Midland, CSB, any CSB Entity or Surviving Corporation to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-B of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in CSB Reports,
   (iv) which is an agreement, not otherwise described by clause (iii) hereof, involving the payment by a CSB Entity of more than $100,000 per annum, (v) which materially restricts the conduct of any line of business by the CSB Entity, or (vi) under which any of the benefits will be increased, or the vesting of the benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, plan, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the CSB Disclosure Schedule, is referred to herein as a "CSB Contract." CSB has previously delivered to Midland true, complete and correct copies of each CSB Contract and any amendments or modifications thereof.

        (b) (i) Each CSB Contract is valid and binding and in full force and effect, (ii) the applicable CSB Entity has in all material respects performed all obligations required to be performed by it to date under each CSB Contract, except where such noncompliance, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on CSB, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of a CSB Entity under any such CSB Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on CSB and (iv) no other party to such CSB Contract is, to the best knowledge of CSB, in default in any respect thereunder, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on CSB.

        3.16. Agreements with Regulatory Agencies. No CSB Entity is subject to any cease-and-desist or other order issued by, and is not a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any written order or directive by, or a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each of the foregoing, a "Regulatory Agreement"), any Governmental Entity that currently restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has any CSB Entity been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

        3.17. Investment Securities. Section 3.17 of the CSB Disclosure Schedule sets forth an investment securities report as of September 30, 1999 which includes security descriptions, CUSIP numbers, original and current face values, book values, coupon rates and current market values. Section 3.17 of the CSB Disclosure
   Schedule sets forth all securities pledged by CSB Bank for any purpose as of September 30, 1999, if any.

        3.18. Property. The CSB Entities collectively have good and marketable title, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the real property and personal property, whether tangible or intangible, which, individually or in the aggregate, are material, and which are reflected on the balance sheet of CSB as of September 30,

   1999 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) liens listed and described in Section 3.18 of the CSB Disclosure Schedule, (iii) pledges to secure deposits and other liens incurred in the ordinary course of banking business,
   (iv) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (v) for dispositions thereof and encumbrances thereon for adequate consideration in the ordinary course of business or (vi) with respect to assets classified as real estate owned. All leases pursuant to which CSB, as lessee, leases real or personal property which, individually or in the aggregate, are material, are valid and enforceable in accordance with their respective terms and neither the CSB Entity being a party thereto nor, to the best knowledge of CSB, any other party thereto, is in default in any material respect thereunder. Section 3.18 of the CSB Disclosure Schedule identifies the book value on the books of CSB as of September 30, 1999, of all interests of the CSB Entities in such real property.

        3.19. Equity and Real Estate Investments. The CSB Entities have no (i) equity investments, or (ii) investments in real estate, other than assets classified as "Real Estate Owned" and set forth in
   Section 3.23 of the CSB Disclosure Schedule.

        3.20. Environmental Matters. (a) Neither the conduct nor operation of the CSB Entities nor any condition of any property presently owned, leased or operated by any CSB Entity, nor to the best knowledge of CSB, previously owned, leased or operated by any CSB Entity (each, a "Property") violates or violated Environmental Laws (as defined below), and no condition has existed or event has occurred with respect to the CSB Entities or any such Property that is reasonably likely to result in liability under Environmental Laws, except for any violations or conditions which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on CSB. CSB will, upon the request of Midland, promptly provide Midland with copies of all documentation relative to the compliance with Environmental Laws with respect to any specific Property;

        (b) No litigation, claim or other proceeding under any Environmental Law is pending before any court or governmental agency (and, to the best of CSB's knowledge, no such litigation, claim or other proceeding has been threatened) alleging noncompliance with or violation of any Environmental Laws by any CSB Entity, and none of the CSB Entities or any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with any federal or state governmental agency or authority charged with monitoring or enforcing any Environmental Laws that has not been satisfactorily resolved and closed, and no CSB Entity has been advised by any such regulatory authority charged with monitoring or enforcing any Environmental Laws that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement or memorandum of understanding (all of the above, collectively "Environmental Legal Matters"), except for any Environmental Legal Matter which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on CSB;

        (c) No CSB Entity has received any notice from any person or entity that (i) such CSB Entity is or was in violation of, or (ii) the operation or condition of any property at any time owned, leased or operated by a CSB Entity or, to the best knowledge of CSB, held as collateral or held as a fiduciary by a CSB Entity is or was in violation of or is or has been alleged to give rise to liability on the part of such CSB Entity under, any Environmental Law, including but not limited to responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials (collectively, "Hazardous Materials") at, on, beneath, or originating from any such property that has not been satisfactorily resolved and closed and, except for any of the above which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on CSB; and

        (d) For purposes of this Section 3.20, "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, and all regulations promulgated thereunder, and all state law counterparts thereof.

        (e) Within 45 days after the date hereof, CSB, at its expense, will furnish to Midland, with respect to each parcel of real property utilized by a CSB Entity for the conduct of business and each parcel of Real Property Owned, a written environmental audit prepared by an engineering firm or other qualified expert satisfactory to Midland, and prepared in accordance with the ASTM standard for Phase I environmental site assessments exclusive of the title search (as such search is being done independent of the environmental audit), and designed to meet the requirements of any applicable state law relating to an innocent owner defense to liability for releases of Hazardous Substances (the "Phase I Audits"). Midland may request by written notice to CSB within ten days following receipt of any Phase I Audit that additional investigation be performed ("Phase II Work"). Costs associated with Phase II Work with respect to those Phase I Audits which recommended that additional investigation be done shall be paid by CSB up to $15,000 and thereafter paid by Midland. Any and all costs associated with other Phase II Work or other environmental investigation shall be borne solely by Midland. Within ten days of receiving the results of any Phase II Work that confirms the presence of a significant environmental concern that may reasonably have a Material Adverse Effect on CSB, Midland and CSB will agree to negotiate a mutually agreeable resolution. If a mutually agreeable resolution cannot be reached within ten days following Midland's receipt of such Phase II results, either CSB or Midland shall have the right to terminate this Agreement by providing written notice of the same to the other party.

        3.21. Derivative Transactions. (a) No CSB Entity has engaged in transactions in or involving, and does not own or hold and has no exposure to, any forwards, futures, options on futures, swaps or other derivative instruments (the foregoing being collectively called the "Derivative Securities") except for any such transactions entered into by the CSB Entity as agent on the order and for the account of others, or as principal for purposes of hedging interest rate risk on U.S. dollar denominated securities and other financial instruments.

        (b) All Derivative Securities to which a CSB Entity is a party, or by which any of its respective properties or assets may be bound, were entered into in the ordinary course of business in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparts believed to be financially responsible at the time, and are legal, valid and binding obligations and are in full force and effect. Each CSB Entity has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        3.22. Loan Portfolio. (a) Except as set forth in Section 3.22 of the CSB Disclosure Schedule, Centralia Savings Bank is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or, to the best of CSB's knowledge, greater than five percent stockholder of CSB, or to the best knowledge of CSB, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.22 of the CSB Disclosure Schedule sets forth
   (i) all of the Loans of Centralia Savings Bank that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the Loans of Centralia Savings Bank that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (iii) each asset of Centralia Savings Bank that as of the date of this Agreement is classified as "Real Estate Owned" and the book value thereof.

        (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) to the best knowledge of CSB, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than Loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on CSB.

        3.23. Other Activities. (a) No CSB Entity other than SLA engages in any insurance activities other than acting as a principal, agent or broker for insurance that is directly related to the extension of credit by Centralia Savings Bank and limited to assuring the repayment of the balance due on the extension of credit by Centralia Savings Bank in the event of the death, disability or involuntary unemployment of the debtor.

        (b) To the best knowledge of CSB, (i) any personal trust, corporate trust or other fiduciary activities performed by Centralia Savings Bank ("Trust Activities") has been performed with requisite authority under applicable law of Governmental Agencies and in all material respects in accordance with the agreements and instruments governing such Trust Activities, sound fiduciary principles and all applicable laws and regulations; (ii) there is no investigation or inquiry by any Governmental Entity pending or threatened against any CSB Entity relating to the compliance by it with sound fiduciary principles and applicable law and regulations; (iii) each employee of Centralia Savings Bank had the authority to act in the capacity in which such employee acted with respect to Trust Activities in each case in which such employee was held out as a representative of Centralia Savings Bank; and (iv) Centralia Savings Bank has established policies and procedures for the purpose of complying with applicable laws of Governmental Entities relating to Trust Activities, has followed such policies and procedures in all material respects and has performed appropriate internal audit reviews of Trust Activities, which audits have disclosed no material violations of applicable laws of Governmental Entities or such policies and procedures.

        3.24. SEC Reports. All final registration statements, reports, schedules and definitive proxy statements filed since January 1, 1997 by CSB with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (collectively, the "CSB Reports") complied in all material respects with the published rules and regulations of the SEC with respect thereto.

        3.25. Opinion of Financial Advisor. CSB has received a written opinion of Charles Webb, its financial advisor, to the effect that as of the date of the meeting of CSB's Board of Directors approving the Merger (referred to in Section 3.26), the Per Share Merger Consideration is fair to the stockholders of CSB from a financial point of view.

        3.26. Certain Board Action. Prior to the execution of this Agreement, the Board of Directors of CSB, at a meeting duly called and held, has by the required vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, taken together, are advisable and in the best interest of CSB and its stockholders, and (ii) resolved to recommend that the holders of the shares of CSB Common Stock adopt this Agreement and the transactions contemplated herein, including the Merger.

                                 ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF MIDLAND

        Midland and Merger Sub hereby represent and warrant to CSB as follows:

        4.1. Corporate Organization. (a) Each of Midland and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Midland and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Midland or Merger Sub. Midland is duly registered as a bank holding company under the Holding Company Act. The Certificate of Incorporation and Bylaws of Midland and Merger Sub, copies of which previously have been delivered to CSB, are true and complete as of the date hereof.

        (b) The only Subsidiaries of Midland consist of (i) Effingham State Bank, an Illinois state bank and wholly owned by Midland, and
   (ii) Merger Sub, a Delaware corporation and wholly owned by Midland. Merger Sub has no subsidiaries.

        4.2. Authority; No Violation. (a) Each of Midland and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the CSB stockholders and regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of

   Midland, as a party to this Agreement and also as the sole stockholder of Merger Sub, and Merger Sub in accordance with the DGCL. No other corporate proceedings on the part of Midland and Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Midland and Merger Sub and (assuming due authorization, execution and delivery by CSB) constitutes a valid and binding obligation of each of Midland and Merger Sub, enforceable against each of Midland and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

        (b)  Assuming that the consents and approvals referred to in
   Section 4.3 are duly obtained, neither the execution and delivery of this Agreement by Midland or by Merger Sub, nor the consummation by Midland or Merger Sub, as the case may be, of the transactions contemplated hereby, nor compliance by Midland or Merger Sub, as the case may be, with any of the terms or provisions hereof, will
   (i) violate any provision of the Certificate of Incorporation or Bylaws of Midland, or bylaws or similar governing documents of any of its Subsidiaries (including Merger Sub), or (ii) (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Midland or any of its Subsidiaries (including Merger Sub) or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Midland or any of its Subsidiaries (including Merger Sub) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Midland or any of its Subsidiaries (including Merger Sub) is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on Midland.

        4.3. Consents and Approvals. (a) Except for (i) the filing of an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Holding Company Act for approval of the acquisition by Midland directly or indirectly of one hundred percent (100%) of the stock of CSB (the "Federal Reserve Application"), (ii) review of this Agreement and the transactions contemplated hereby by the DOJ under federal antitrust laws, and
   (iii) any required approvals or filings pursuant to any state statutes or regulations applicable to CSB, Midland or their respective Subsidiaries with respect to the transactions contemplated hereby, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on behalf of Midland or Merger Sub in connection with (1) the execution and delivery by Midland and Merger Sub of this Agreement, and (2) the consummation by Midland and Merger Sub of the Merger and the other transactions contemplated hereby.

        (b) As of the date hereof, Midland is not aware of any reasons relating to Midland or its banking Subsidiary why all consents and approvals will not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

        4.4. Legal Proceedings. Neither Midland nor any of its Subsidiaries (including Merger Sub) is a party to any, and there are no pending or, to the best of Midland's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Midland or any of its Subsidiaries (including Merger Sub) challenging the validity or propriety of the transactions contemplated by this Agreement.

        4.5. Financial Resources. Midland has the financial wherewithal, whether by using its internal funds, external financing, or both, to perform its obligations under this Agreement. Midland and its Subsidiaries are, and to the best knowledge of Midland, will be following the Merger, adequately capitalized for all applicable regulatory purposes. Midland has furnished to CSB true and complete copies of its consolidated balance sheets, statements of income, statements of cash flows and statements of shareholders' equity (collectively, the "Midland Financial Statements") at and for the years ended December 31, 1998 and 1997, and the Midland Financial Statements for the nine months ended September 30, 1999.

        4.6 Vote Required. The approval by Midland, as the sole stockholder of Merger Sub, of this Agreement and the Merger is the only vote of the holders of any class or series of capital stock of Midland or Merger Sub required for any of the transactions contemplated by this Agreement.

                                  ARTICLE V
                  COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1. Covenants of CSB. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Midland, CSB shall carry on its business, and shall cause each CSB Subsidiary to carry on its business, in the ordinary course consistent with past practice. CSB will use its reasonable best efforts to (x) preserve its business organization and that of each CSB Subsidiary intact, (y) keep available to itself the present services of the employees of CSB and Centralia Savings Bank and (z) preserve for itself the goodwill of the customers of CSB and each CSB Subsidiary and others with whom such business relationships exist. Without limiting the generality of the foregoing, and except as set forth on Section 5.1 of the CSB Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Midland, CSB shall not, and, where applicable, shall not permit a CSB Subsidiary to:

             (a) declare or pay any dividends on, or make other distributions in respect of, any shares of CSB capital stock, other than dividends from wholly owned CSB Subsidiaries to CSB;

             (b) (i) split, combine or reclassify any shares of its capital stock or (ii) repurchase, redeem or otherwise acquire (except for (A) the acquisition of Trust Account Shares and DPC Shares, or (B) as provided in Section 6.12 hereof) any shares of the capital stock of CSB, or any securities convertible into or exercisable for any shares of the capital stock of CSB;

             (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of CSB Common Stock pursuant to the exercise of CSB Stock Options outstanding as of the date hereof, if and as permitted pursuant to the terms of such CSB Stock Options as of the date hereof and Section 1.5;

             (d) amend its Certificate of Incorporation, Bylaws or other similar governing documents;

             (e) authorize or permit any of its officers, directors, employees or agents to directly or indirectly initiate, solicit, or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of CSB Common Stock or CSB and/or any CSB Entity, their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or other transaction (other than the sale of loans, securities and other assets in the ordinary course) to achieve a similar purpose (any of the foregoing, a "Competing Transaction"), unless the Board of Directors of CSB determines in good faith (the "Good Faith Board Determination"), that failure to take such action will violate such Board of Directors' obligations or duties to CSB or its stockholders and that such proposal is a "Superior Competing Transaction" (defined in Section 8.2(b) hereof). CSB will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Midland with respect to any of the foregoing. CSB will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first clause of this
        Section 5.1(e) of the obligations undertaken in this
        Section 5.1(e). CSB will notify Midland immediately if any such inquiries or proposals with respect to a potential Competing Transaction are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, CSB and CSB will promptly inform Midland in writing of all of the relevant details with respect to the foregoing;

             (f) make any capital expenditures other than expenditures which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $50,000 individually and $200,000 in the aggregate, except in the case of emergency repairs or replacements;

             (g)  enter into any new line of business;

             (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a material equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to CSB, other than, in the case of Centralia Savings Bank, in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

             (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

             (j) change its methods of accounting in effect at September 30, 1999, except as required by changes in GAAP or regulatory accounting principles as concurred in by CSB's independent auditors;

             (k) (i) except as otherwise contemplated by this Agreement or as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between any CSB Entity and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law or otherwise contemplated by this Agreement, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan as in effect as of the date hereof (including without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

             (l) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any material portion of assets, properties or other rights or agreements;

             (m) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

             (n) file any application to relocate or terminate the operations of any banking office of Centralia Savings Bank;

             (o) make any material equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

             (p) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of Centralia Savings Bank's deposits;

             (q) except as set forth in Section 5.1(q) of the CSB Disclosure Schedule, enter into, renew or increase any loan or other extension of credit (including guaranties and standby letters of credit), or commit to make any such loan or other extension of credit, to any person or entity, or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or other extension of credit or commitment therefor (collectively, "Lend to") in an amount in excess of $150,000 or in an amount which, when aggregated with any and all existing loans, other extensions of credit or credit commitments to such person or entity, would be in excess of $500,000; (ii) Lend to any person or entity other than in accordance with the lending policies of Centralia Savings Bank as in effect on the date hereof; or (iii) without first consulting with Midland, Lend to any person or entity if any of the loans or other extensions of credit by Centralia Savings Bank to such person or entity are on Centralia Savings Bank's "watch list" or similar internal report of Centralia Savings Bank in an amount in excess of $75,000; provided, however, that nothing in this
        Section 5.1(q) shall prohibit any CSB Entity from honoring any contractual obligation in existence on the date of this Agreement;

             (r) Lend to (as defined in Section 5.1(q)) any director or officer of a CSB Entity; or

             (s) subject to the permitted activities under paragraphs (e), (f), (h), (k), (l), (m), (o), (p), and (r) above, which are specifically excepted herefrom, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which any CSB Entity is a party or by which any CSB Entity or their respective properties are bound; or

             (t)  agree to do any of the foregoing.

        5.2. Covenants of Midland. Midland will use its reasonable best efforts to (x) preserve its business organization and that of its banking Subsidiary, (y) keep available to itself the present services of the employees of Midland and its banking Subsidiary and
   (z) preserve for itself the goodwill of the customers of Midland and its banking Subsidiary and others with whom such business relationships exist. Except as set forth in Section 5.2 of the Midland Disclosure Schedule or as otherwise contemplated by this Agreement, between the date hereof and the Effective Time, neither Midland nor Merger Sub will take any action (i) which would adversely affect in any manner the ability of Midland or Merger Sub to consummate the Merger, or (ii) that is intended or may reasonably be expected to result in any of the representations and warranties of either entity set forth in this Agreement being or becoming untrue in any material respect, or any conditions to the Merger set forth in
   Article VII not being satisfied, or in violation of any provision of this Agreement except, in every case, as may be required by applicable law.

                                 ARTICLE VI
                            ADDITIONAL AGREEMENTS

        6.1. Regulatory Matters. As soon as practicable following the execution of this Agreement, CSB shall prepare and, subject to the review of Midland with respect to matters involving Midland, file with the SEC a preliminary proxy statement and related materials
   (collectively, the "Proxy Statement") with respect to the Stockholders' Meeting (defined below).

        6.2. Stockholder Meeting. CSB shall take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the Proxy Statement is cleared by the SEC to disseminate the Proxy Statement to the stockholders of CSB for the purpose of voting upon the adoption of this Agreement (the "Stockholders' Meeting"). The Board of Directors of CSB hereby does and (subject to the fiduciary duties of CSB's Board of Directors, as advised by outside counsel to CSB) will recommend that stockholders of CSB vote to adopt this Agreement and the Merger and the other transactions contemplated by this Agreement.

        6.3. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, CSB shall afford to the officers, employees, accountants, counsel and other representatives of Midland, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, CSB shall make available to Midland (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which CSB is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel of CSB as Midland may reasonably request.
   CSB shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of CSB's or Centralia Savings Bank's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Midland will hold all such information in confidence to the extent required by, and in accordance with, the provisions of a certain letter agreement, dated August 30, 1999, between Midland and Charles Webb, acting as agent for CSB (the "Confidentiality Agreement").

        (b) To the extent that CSB obtains or becomes aware of any information that is confidential or proprietary to Midland or any of its Subsidiaries, CSB will hold all such information in strictest confidence and be otherwise bound by the terms of the Confidentiality Agreement as though all references therein to Midland (whether by use of the word "you" or otherwise) were to CSB.

        (c) No investigation by either Midland, Merger Sub or CSB or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

        6.4. Legal Conditions to Merger. Subject to the terms and conditions of this Agreement, each of CSB, Midland and Merger Sub shall use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on CSB, Midland or on Merger Sub, respectively, in regard to the Merger and to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by CSB, Midland, Merger Sub or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval. Without limiting the generality of the foregoing, as soon as practicable following the execution and delivery of this Agreement, Midland and Merger Sub will prepare and file with the Board of Governors of the Federal Reserve System an application for approval of its acquisition of CSB and CSB's Subsidiaries under the terms and conditions of this Agreement.

        6.5. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of CSB, the officers and directors of CSB serving in such capacity at a particular time shall take all such necessary action as may be reasonably requested by Midland.

        6.6. Advice of Changes, Failure of Conditions. Each of Midland, Merger Sub and CSB shall promptly advise the other party or parties of any change or event which it believes has caused or constitutes, or is reasonably likely to cause or constitute, a material breach of any of its representations, warranties or covenants contained herein or is reasonably likely to cause any condition in Article VII to the other party's obligation to consummate the Merger not to be satisfied. From time to time prior to the Effective Time (and on the day prior to the Closing), each party will promptly supplement or amend the Disclosure Schedules delivered by it in connection with the execution of this Agreement to reflect any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by CSB, Midland or Merger Sub, as the case may be, with the respective covenants and agreements of such parties contained herein.

        6.7. Subsequent Financial Statements. Promptly following its filing thereof with the SEC between the date hereof and the Effective Time, CSB will deliver to Midland copies of any Quarterly or Annual Report on Form 10-QSB or 10-KSB.

        6.8. Current Information. During the period from the date of this Agreement to the Effective Time, CSB will cause one or more of its designated representatives to confer on a regular and frequent basis (not less often than monthly) with representatives of Midland and to report the general status of the ongoing operations of CSB and Centralia Savings Bank. CSB will promptly notify Midland of its receipt of any governmental complaints or the initiation of any governmental investigations or hearings (or communications indicating that the same may be contemplated) or institution or threat of significant litigation involving it or Centralia Savings Bank, and thereafter will keep Midland fully informed of such events.

        6.9. Merger Sub. Midland shall cause Merger Sub to take all necessary action to complete the transactions contemplated hereby, subject to the terms and conditions hereof.

        6.10. Support Agreements. Promptly following the execution of this Agreement, CSB shall deliver to each of its directors and/or executive officers an agreement in the form attached hereto as EXHIBIT A (each, a "Support Agreement").

        6.11. Employee Benefit Plans. (a) As soon as practical following the Effective Time, the employees of each CSB Entity (the "CSB Employees") and their dependents shall be entitled to participate in each of Midland's employee benefit plans and welfare plans (excluding any agreement between Midland and an employee of Midland or any of its Subsidiaries) in which similarly situated employees of Midland Bank or any Midland Subsidiary and their dependents participate, to the same extent as comparable employees of Midland Bank or any Midland Subsidiary and their dependents (it being understood that inclusion of CSB Employees and their dependents in Midland's employee benefit plans may occur at different times with respect to different plans). Midland shall be under no obligation to continue, or cause Surviving Corporation to continue, any of the existing employee benefit and welfare plans of any of the CSB Entities; provided, however, that no coverage of any CSB employee or dependent shall terminate under any existing employee benefit plan of a CSB Entity prior to the time such CSB employee or dependent becomes eligible to participate in the Midland employee benefit plans and welfare plans, as applicable.

        (b) With respect to each employee and welfare plan of Midland and its Subsidiaries, for purposes of determining eligibility to participate and vesting, service with a CSB Entity prior to the Effective Time shall be treated as service with Midland; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits for benefit accrual purposes. Such service shall also apply for purpose of satisfying any waiting periods, actively-at-work requirements and evidence of insurability requirements. No pre-existing condition limitations will apply to the CSB Employees and their dependents who were participants in the CSB plan comparable to the plan in question at the Effective Time. CSB Employees and their dependents shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the corresponding Midland plan.

        6.12. Employee Stock Ownership Plan. At the Effective Time, the ESOP shall be terminated on such terms and conditions as CSB shall determine, and the loan between Centralia Savings Bank and the ESOP shall be repaid in full from the cash consideration received for unallocated shares of CSB Common Stock held by the ESOP upon the conversion pursuant to the Merger of such shares of CSB Common Stock held by the ESOP. Any remaining cash consideration received for such unallocated shares after such repayment shall be allocated as investment earnings to the ESOP accounts of those CSB Employees who are ESOP participants and beneficiaries (the "ESOP Participants") in accordance with the terms of the ESOP as amended with respect to such termination and as in effect on the Effective Time. All ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the ESOP (including allocations of the consideration received on the unallocated shares) determined as of the Effective Time. As soon as practicable after the receipt of a favorable determination letter from the Internal Revenue Service ("IRS") as to the tax qualified status of the ESOP upon its termination under Section 401(a) and 4975(e) of the Code (the "Final Determination Letter"), distributions of the benefits under the ESOP shall be made to the ESOP Participants. From and after the date of this Agreement, in anticipation of such termination and distribution, CSB shall cause Centralia Savings Bank and its representatives before the Effective Time to, and Midland and its representatives after the Effective Time, shall, use their best efforts to apply for and to obtain such favorable Final Determination Letter from the IRS. If Centralia Savings Bank and its representatives, before the Effective Time, and Midland and its representatives, after the Effective Time, reasonably determine that the ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the ESOP to lose its tax qualified status, Midland, or Centralia Savings Bank at the direction of CSB, before the Effective Time, and Midland after the Effective Time, shall take such action as they may reasonably determine with respect to the distribution of benefits to the ESOP Participants. Notwithstanding the foregoing, if the IRS imposes any requirement(s) on the ESOP, CSB or Midland as a condition to the issuance of a favorable Final Determination Letter, then such party shall take all actions as is necessary to meet such requirements even though such required action may be otherwise inconsistent with the foregoing. Notwithstanding anything contained herein to the contrary, if the assets of the ESOP shall be held for the benefit of the ESOP Participants, in no event shall any portion of the amounts held in the ESOP revert, directly or indirectly, to any CSB Entity, or to Midland or any affiliate thereof. If the CSB Employees otherwise become eligible to participate in an employee stock ownership plan maintained by Midland or any affiliate thereof ("Midland ESOP"), each CSB Entity's employee's period of employment with a CSB Entity before the Effective Time shall be counted for all purposes under the Midland ESOP, including without limitation, for purposes of eligibility and vesting. At the time distribution of benefits is made under the ESOP on or after the Effective Date, at the election of the participant, the amount thereof that constitutes an "eligible rollover distribution" (as defined in Section 402(f)(2)(A) of the Code) may be rolled over by such participant to any qualified Midland benefit plan or to any eligible individual retirement account.

        6.13. Agreement with Optionees. As soon as practicable following the mailing of the Proxy Statement to its stockholders, CSB will deliver to each holder of CSB Stock Options an agreement providing for the cancellation of such CSB Stock Options effective as of the Effective Time in exchange for the Per Share Option
   Consideration to be paid in connection therewith pursuant to
   Section 1.5, and providing for such other matters as deemed relevant or as reasonably requested by Midland.

        6.14. Directors and Officers Liability Insurance and Indemnification. (a) For a period of five years following the Effective Time (the "Indemnification Period"), Midland agrees to indemnify and hold harmless those individuals who are now or become before the Effective Time a director or officer of any CSB Entity (collectively, the "Indemnified Parties") with respect to actions occurring or facts, events or circumstances existing prior to the Effective Time which give rise to a claim for indemnification, to the extent such Indemnified Parties would be entitled to indemnification under, and to the full extent permitted by, the DGCL and the Certificate of Incorporation of CSB as existing on the date hereof; provided, however, that all rights to indemnification with respect of any claim asserted or made within such five-year period shall continue until the final disposition of such claim.

        (b) CSB will purchase continued coverage under its current policy of directors' and officers' liability insurance ("D&O Coverage"), in amount and scope at least as favorable as CSB's existing D&O Coverage to be effective during the entire Indemnification Period. The cost of such continued D&O Coverage shall be deemed a Transaction Cost to the extent of $17,880; provided, however, that any cost for such D&O Coverage in excess of $17,880 shall not be considered a Transaction Cost and shall be disregarded for purposes of the Closing Balance Sheet.

        6.15. COBRA. Until the Effective Time, CSB shall be liable for all obligations for continued health coverage pursuant to
   Section 4980B of the Code and Sections 601 through 609 of ERISA ("COBRA") with respect to each qualified beneficiary (as defined in COBRA) of CSB who incurs a qualifying event (as defined in COBRA) before the Effective Time. Midland shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each CSB qualified beneficiary who incurs a qualifying event before the Effective Time.

        6.16. Termination of Stock Options. Prior to the Effective Time and in recognition that Midland has expressly agreed not to assume the CSB Stock Option Plans, the Board of Directors of CSB shall terminate the CSB Stock Option Plans.

        6.17. Treatment of Plan Share Awards. All shares of CSB Common Stock subject to plan share awards under the CSB MRP, whether or not vested as of the Effective Time shall be treated as fully vested, issued and outstanding shares of CSB Common Stock for purposes of
   Section 1.4. Prior to the Effective Time and in recognition that Midland has expressly agreed not to assume the CSB MRP, the Board of Directors of CSB shall terminate the CSB MRP, and shall direct the trustees of the CSB MRP to return to CSB any shares of CSB Common Stock then held by such trustees which are not subject to plan share awards (and thus not allocated) and all of such unallocated shares shall be canceled pursuant to Section 1.4(b) at the Effective Time.

        6.18. Profit Sharing Plan. (a) Immediately prior to the Effective Time, CSB shall cause the Centralia Savings Bank Employees' Profit Sharing Plan (the "Profit Sharing Plan") to be terminated, and in connection therewith to fully vest the accounts held for the Profit Sharing Plan participants on the date of such termination. As soon as practicable after receipt of a favorable determination letter from the IRS as to the tax-qualified status of the Profit Sharing Plan under Sections 401(a) and 501(a) of the Code upon its termination (the "Profit Sharing Determination Letter"), all remaining account balances held under the Profit Sharing Plan shall be distributed to, or rolled over by, Profit Sharing Plan participants pursuant to the distribution options available to participants under the Profit Sharing Plan who terminate employment or otherwise separate from service. CSB and its representatives prior to the Effective Time, and Midland and its representatives after the Effective Time, shall use their best efforts to apply for and obtain such Profit Sharing Determination Letter from the IRS. In the event that CSB and its representatives prior to the Effective Time, and Midland and its representatives after the Effective Time, reasonably determine that the Profit Sharing Plan cannot obtain a favorable Profit Sharing Determination Letter, CSB and its representatives prior to the Effective Time, and Midland and its representatives after the Effective Time, shall take such actions as they may reasonably determine, with respect to the distribution of benefits to the Profit Sharing Participants, provided that the assets of the Profit Sharing Plan shall be held or paid only for the benefit of such Profit Sharing Participants; and provided further that in no event shall any portion of the amounts held in the Profit Sharing Plan revert, directly or indirectly, to CSB or any affiliate thereof, or to Midland or any affiliate thereof.

        (b) If employees of CSB or any CSB affiliate become eligible to participate in a Midland profit sharing plan (the "Midland Plan"):
   (i) all such employees who are or were Profit Sharing Plan participants shall become participants in the Midland Plan on the date the Midland Plan is made available; and (ii) each such employee's period of employment with CSB or any CSB affiliate before the Effective Time shall be counted for all purposes under the Midland Plan, including, without limitation, for purposes of eligibility and vesting.

        6.19. List of CSB Stockholders. At the Effective Time, CSB shall deliver to Midland a list of holders of record of the outstanding CSB Common Stock as of the most recent reasonable practicable date, and the accuracy of such list shall be certified by the Chief Executive Officer of CSB.

        6.20. CSB Rights Agreement. The CSB Rights Agreement will be (or has been) timely amended and will remain amended (and no replacement plan shall be adopted) so as to provide that none of Midland and its Subsidiaries or affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the CSB Rights Agreement) will occur as a result of the execution of this Agreement or the Support Agreements, or the consummation of the Merger pursuant to this Agreement.

                                 ARTICLE VII
                            CONDITIONS PRECEDENT

        7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

        (a) Stockholder Approval. This Agreement and the Merger provided for herein shall have received the requisite approval by the stockholders of CSB.

        (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"); provided, however, that Midland shall not be obligated to effect the Merger if, in the reasonable opinion of Midland, any Requisite Regulatory Approval contains or imposes any condition or requirement that would have a Material Adverse Effect on any party hereto.

        (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement (an "Injunction") shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger.

        7.2. Conditions to Obligations of Midland. The obligations of Midland and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Midland or Merger Sub at or prior to the Effective Time of the following conditions:

        (a) Representations and Warranties. (i) The representations and warranties of CSB set forth in Sections 3.2 and 3.3(a) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; and (ii) all other representations and warranties of CSB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on CSB. Midland shall have received a certificate signed on behalf of CSB by the Chief Executive Officer of CSB to such effect.

        (b) Performance of Obligations of CSB. CSB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Midland shall have received a certificate signed on behalf of CSB by the Chief Executive Officer of CSB to such effect.

        (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

        (d) Legal Opinion. Midland shall have received a legal opinion, dated as of the Effective Date, of Schiff Hardin & Waite ("CSB's Counsel"), substantially in the form attached hereto as EXHIBIT B. In rendering such opinion, CSB's Counsel may rely upon representations and covenants contained in certificates of officers of Midland, Merger Sub, CSB and others.

        (e) CSB Stock Options. All of the CSB Stock Options shall either (i) be cancelled as of the Effective Time in exchange for the Per Share Option Consideration, or (ii) have been exercised in full.

        (f) Outstanding Shares. At the Effective Time, there shall be no more than 732,299 shares of CSB Common Stock outstanding, exclusive of any shares of CSB Common Stock issued from and after the date hereof pursuant to the exercise of a CSB Stock Option.

        (g) Material Adverse Effect. There shall not have occurred any event or circumstance that has or would reasonably to expected to result in a Material Adverse Effect on CSB.

        (h) Appraisal Rights. The holders of not more than ten percent (10%) of the outstanding shares of CSB Common Stock entitled to vote at Stockholders' Meeting shall have validly demanded and perfected their Appraisal Rights.

        7.3. Conditions to Obligations of CSB. The obligation of CSB to effect the Merger is also subject to the satisfaction or waiver by CSB at or prior to the Effective Time of the following conditions:

        (a) Representations and Warranties. The representations and warranties of Midland and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; provided, however, that for purposes of determining the satisfaction of the condition contained in this subparagraph (a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Midland (after giving effect to the transactions contemplated hereby). CSB shall have received a certificate signed on behalf of Midland and Merger Sub by their respective Chief Executive Officer to such effect.

        (b) Performance of Obligations. Each of Midland and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and CSB shall have received a certificate signed on behalf of Midland and Merger Sub by their respective Chief Executive Officer to such effect.

        (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

        (d) Legal Opinion. CSB shall have received a legal opinion, dated as of the Effective Date, of Gallop, Johnson & Neuman, L.C. ("Midland's Counsel") in substantially the form attached hereto as EXHIBIT C. In rendering such opinion, Midland's Counsel may require and rely upon representations and covenants contained in certificates of officers of Midland, Merger Sub, CSB and others.

        (e) Fairness Opinion. CSB shall have received the written opinion of Charles Webb, as its financial advisor, to the effect that, as of the date of the definitive Proxy Statement, the Per Share Merger Consideration is fair to the stockholders of CSB from a financial point of view.

                                ARTICLE VIII
                          TERMINATION AND AMENDMENT

        8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of CSB of the matters presented in connection with the
   Merger:

        (a) by mutual consent of Midland and CSB in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

        (b) by either Midland or CSB upon written notice to the other party if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining, denying approval of, or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

        (c) by either Midland or CSB at any time after July 31, 2000 if the Merger shall not theretofore have been consummated, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

        (d) by either Midland or CSB if the approval of the stockholders of CSB required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

        (e) by either Midland or CSB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this
   Section 8.1(e) unless the breach of any representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by CSB) or Section 7.3(a) (in the case of a breach of a representation or warranty by Midland or Merger Sub);

        (f) by either Midland or CSB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto; or

        (g)  by Midland, if (i) the Board of Directors of CSB shall have
   (x) withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger, or (y) approved or recommended any Competing Transaction involving CSB other than the Merger involving CSB, in each case, by or involving a party other than Midland or any of its Subsidiaries, or (ii) CSB shall have taken any of the actions described in Section 5.1(e) hereof unless: (i) pursuant to a Good Faith Board Determination, and (ii) all discussions with the party in furtherance of a Competing Transaction have been terminated within 45 calendar days of such Good Faith Board Determination..

        (h) By CSB, upon two days' prior notice to Midland, if, as a result of an unsolicited proposal (including a tender offer) by a party other than Midland or its Subsidiaries for a Competing Transaction, the Board of Directors of CSB, pursuant to a Good Faith Board Determination, determines that such Competing Transaction be accepted; provided, however, that before delivering such two days' prior notice to Midland to effect a termination under this paragraph
   (h), CSB shall, and shall cause its financial and legal advisers to, negotiate with Midland for not less than three calendar days to make such adjustments in the terms and conditions of this Agreement as would enable CSB to proceed with the transactions contemplated herein on such adjusted terms.

        (i) by either Midland or CSB, if, as a result of the adjustment to the Merger Consideration as provided Section 1.10 hereof, the Per Share Merger Consideration is less than $15.50; provided, however, that notwithstanding the foregoing, if, as a result of such adjustment, the Per Share Merger Consideration is less than $15.50, and notwithstanding such adjustment, Midland is willing to pay a Per Share Merger Consideration of $15.50, then CSB shall not have the right to terminate this Agreement pursuant to this Section 8.1(i).

        8.2 Effect of Termination; Expenses. (a) Midland and CSB hereby agree that, subject to Section 8.2(b) hereof, the sole remedy available to a party terminating this Agreement pursuant to
   Section 8.1 hereof, shall be limited to such party's right not to effect the Merger and the other transactions provided for in or contemplated by this Agreement, it being understood and agreed that subject to the provisos to this sentence, the non-terminating party shall not be deemed in breach of this Agreement; provided, however, that notwithstanding the foregoing (i) the last sentence of each of Sections 6.3(a) and 6.3(b), this Section 8.2 and Section 9.4 shall survive any termination of this Agreement and (ii) no party shall be relieved or released, as a result of such termination, from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

        (b) (i) Notwithstanding subparagraph (a) of this Section 8.2, if this Agreement is terminated (A) by Midland pursuant to
   Section 8.1(g), or (B) by CSB pursuant to Section 8.1 (other than pursuant to Section 8.1(h)) if, at the time of such termination by CSB, Midland would have had the right to terminate this Agreement pursuant to Section 8.1(g), or (C) by CSB pursuant to Section 8.1(h), regardless of whether or not Midland would then have had the right to terminate this Agreement pursuant to Section 8.1(g), then, in any such case, CSB shall promptly, but in no event later than two business days after the date of such termination, pay to Midland, as reimbursement of Midland's direct and indirect expenses and costs, including legal, accounting and administration costs, as well as the opportunity cost to Midland of business transactions foregone as a result of its efforts to effect the Merger, a fee equal to Five Hundred Thousand Dollars ($500,000) (the "Termination Fee"). Notwithstanding the preceding sentence, if this Agreement is terminated pursuant to
   Section 8.1(d) hereof by either party, or if this Agreement is terminated by Midland because of actions taken by CSB under
   Section 5.1(e) following a Good Faith Board Determination, then the Termination Fee shall be payable to Midland only if (A) a proposal with respect to a Competing Transaction shall have occurred prior to the meeting of CSB's stockholders referred to herein, and (B) within 270 calendar days following such stockholders' meeting, (I) CSB shall have entered into an agreement with a third party providing for the consummation of a Superior Competing Transaction, or (II) a Superior Competing Transaction with a third party shall have occurred. As used herein, the term "Superior Competing Transaction" means a Competing Transaction which provides for consideration (whether in the form of cash, securities or other property or mixture thereof) on a per share basis of more than the Per Share Merger Consideration. The payment of the Termination Fee by or on behalf of CSB shall be in lieu of, and in full satisfaction of, any other rights or remedies otherwise available to Midland or Merger Sub as a result of a termination hereof.

        (ii) Notwithstanding the foregoing, to the extent that CSB shall be prohibited by applicable law or regulation, or by administrative actions or policy of any Governmental Entity, from satisfying in full its requirement to make the Termination Fee, it shall immediately so notify Midland and shall thereafter deliver or cause to be delivered, from time to time, to Midland, that portion of the payments required to be paid by it hereunder that it shall no longer be prohibited from paying, within five business days after the date on which CSB shall no longer be so prohibited; provided, however, that if CSB at any time shall be prohibited by applicable law or regulation, or by administrative actions or policy of any Governmental Entity, from making all or any portion of the Termination Fee required hereunder, it shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to such regulatory or legal approvals, provide Midland with copies of the same, and (C) keep Midland advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant Governmental Entity or third party reasonably related to same. Nothing contained in this subparagraph (b) shall be deemed to authorize CSB to breach any provision of this Agreement.

        8.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval by the stockholders of CSB of the Merger and the transactions provided for herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                 ARTICLE IX
                             GENERAL PROVISIONS

        9.1. Closing. Subject to the terms and conditions of this Agreement, including Section 1.2 hereof, the consummation of the Merger (the "Closing") will occur on the Effective Date at the offices of Midland, unless another place is agreed to in writing by the parties hereto.

        9.2. Subsidiary Bank Merger. Upon the request of Midland, CSB shall cause Centralia Savings Bank to enter into an agreement with Effingham State Bank and take all of the actions necessary and appropriate to cause the merger of Centralia Savings Bank with and into Effingham State Bank (the "Subsidiary Bank Merger") to be effective. The Agreement pursuant to which the Subsidiary Bank Merger will be effected shall provide, in addition to customary terms for such a bank merger, (i) for the consummation of the Subsidiary Bank Merger on a date on or after the Effective Date, as may be selected by Effingham State Bank, and (ii) that the obligations of Centralia Savings Bank hereunder are conditioned on the prior or simultaneous consummation of the Merger pursuant to this Agreement. The Merger shall not be conditioned upon the consummation of the Subsidiary Bank Merger.

        9.3. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

        9.4. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement, as provided in Section 8.2(a) hereof or Midland's rights under Section 8.2(b).

        9.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  if to Midland and Merger Sub, to:
             Midland States Bancorp, Inc.
             133 West Jefferson Street
             Effingham, Illinois  62401
             Attention:     Randall J. Dempsey
                            President and Chief Executive Officer
             Telephone:     (217) 342-2141
             Telecopy:      (217) 342-9449

        with a copy to:

             Gallop, Johnson & Neuman, L.C.
             101 South Hanley Road
             St. Louis, Missouri 63105
             Attention:     Harold S. Goodman, Esq.
             Telephone:     (314) 862-1200
             Telecopy:      (314) 862-1219
        and

        (b)  if to CSB, to:
             CSB Financial Group, Inc.
             200 South Poplar
             Centralia, Illinois  62801
             Attention:     K. Gary Reynolds
                            Chairman, President and Chief Executive
                            Officer
             Telephone:     (618) 532-1918
             Telecopy:      (618) 532-7857

        with a copy to:

             Schiff Hardin & Waite
             6600 Sears Tower
             Chicago, Illinois  60606-6473
             Attention:     Christopher J. Zinski, Esq.
             Telephone:     (312) 258-5548
             Telecopy:      (312) 258-5600

        9.6. Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 26, 2000. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require CSB, Midland, Merger Sub or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation. The phrases "to the knowledge of CSB" and "to the best knowledge of CSB" shall mean the actual knowledge of the Chief Executive Officer of CSB, or, after reasonable investigation and inquiry, facts or circumstances that such Chief Executive Officer should have known.

        9.7. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.8. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof (other than with respect to the terms and conditions of the Confidentiality Agreement dated August 30, 1999, which also shall apply to CSB as though all references therein to Midland, whether by use of the word "you" or otherwise, were to CSB, and such Confidentiality Agreement as so construed shall remain in full force and effect) and any agreement or instrument referred to or contemplated herein or therein.

        9.9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law, except to the extent specifically provided herein or otherwise required by law.

        9.10. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of each of Sections 6.3(a) and 6.3(b) of this Agreement were not performed in accordance with their respective specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of each of Sections 6.3(a) and 6.3(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.11. Severability. If any term or provision of this Agreement shall be declared invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement shall be declared to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.12. Publicity. Except as otherwise required by law, so long as this Agreement is in effect, neither Midland, Merger Sub nor CSB shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

        9.13. Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        IN WITNESS WHEREOF, Midland, Merger Sub and CSB have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                            MIDLAND STATES BANCORP, INC.


                            By:  /s/ Randall J. Dempsey
                                 ---------------------------------------
                                 Name:     Randall J. Dempsey
                                 Title:    President and
                                             Chief Executive Officer

                            CSB ACQUISITION CORPORATION


                            By:     /s/ Randall J. Dempsey
                                 ----------------------------------------
                                 Name:     Randall J. Dempsey
                                 Title:    President and
                                             Chief Executive Officer

                            CSB FINANCIAL GROUP, INC.


                            By:     /s/ K. Gary Reynolds
                                 ---------------------------------------
                                 Name:     K. Gary Reynolds
                                 Title:    President and
                                             Chief Executive Officer

                    APPENDIX B:  OPINION OF KEEFE, BRUYETTE & WOODS, INC.

                         [Form of Fairness Opinion]

                               [Letterhead of
                       Keefe, Bruyette & Woods, Inc.]


   Board of Directors
   CSB Financial Group, Inc.
   200 South Poplar Street
   Centralia, Illinois  62801

   Dear Gentlemen:


   You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of CSB Financial Group, Inc. ("CSBF"), of the consideration to be received by such stockholders in the merger (the "Merger") between CSBF and Midland States Bancorp, Inc. ("Midland"). We have not been requested to opine as to, and our opinion does not in any manner address, CSBF's underlying business decision to proceed with or effect the Merger.

   Pursuant to the Agreement and Plan of Merger, dated January 26, 2000, between CSBF and Midland and a wholly owned subsidiary thereof (the "Agreement"), at the effective time of the Merger, Midland will acquire all of CSBF's outstanding shares of common stock including all allocated and unallocated shares of common stock under the ESOP and all vested and unvested shares underlying awards under CSBF's management recognition and development plan. The holders of CSBF common stock will receive $16.00 per share, in cash, upon surrender of stock certificates of CSBF representing the shares following the effective date of the merger. In addition, all options to purchase shares outstanding on the effective date of the Merger would be canceled in exchange for the purchase thereof by Midland in cash for an amount equal to the excess, if any, of the per share merger price over the per share exercise price, multiplied by the number of shares covered by the option in question. The $16.00 per share merger consideration may be reduced as described in Section 1.10 of the Agreement. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

   Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

                                     B-1







   In connection with this opinion we reviewed certain financial and other business data supplied to us by CSBF: Annual Reports for the years ended September 30, 1997, 1998, and 1999; Proxy Statements for the years ended September 30, 1997, 1998, and 1999; consolidated audited financial statements of CSBF at and for the year ended September 30, 1999; and other information we deemed relevant. We discussed with senior management and the board of directors of CSBF the current position and prospective outlook for CSBF. We reviewed financial and stock market data of other savings institutions, particularly in the CSBF region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

   For Midland, we reviewed the annual report for the fiscal year ended December 31, 1998; financial statements (unaudited) for the nine months ended September 30, 1999; and certain other information we deemed relevant.

   For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by CSBF and Midland and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including asset valuations we received from CSBF, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of CSBF management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of CSBF and Midland. We have further relied on the assurances of management of CSBF and Midland that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

   In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to CSBF or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

   Consistent with the engagement letter with you, we have acted as financial advisor to CSBF in connection with the Merger and will receive a fee for such services, a portion of which is contingent upon the consummation of the Merger. In addition, CSBF has agreed to indemnify us for certain liabilities arising out of our engagement by CSBF in connection with the Merger.


                                     B-2







   Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be received by the stockholders of CSBF in the Merger under the terms of the Agreement is fair, from a financial point of view, to the stockholders of CSBF.

   This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion and any update thereof may be included in its entirety in the proxy statement of CSBF used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of CSBF in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.


   Very truly yours,



   Keefe, Bruyette, & Woods, Inc.






























                                     B-3


















   Appendix C: CSB Financial Group, Inc.'s Annual Report on Form 10-KSB for the fiscal year ending September 30, 1999 (includes only Exhibit 13.1, 1999 Annual Report to Stockholders) and Quarterly Report on Form 10-QSB for the quarter ending December 31, 1999 (excludes all exhibits); copies of the omitted exhibits will be furnished to you upon request to CSB Financial Group, Inc., 200 South Poplar, Centralia, Illinois 62801, Attention: K. Gary Reynolds, President, telephone number: (618) 532-1918.








                   U.S. Securities and Exchange Commission
                           Washington, D.C. 20549

                                 FORM 10-KSB

               ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                For the fiscal year ended SEPTEMBER 30, 1999

                       Commission file number 0-26650

                          CSB FINANCIAL GROUP, INC.
               (Name of small business issuer in its charter)

          DELAWARE                                   37-1336338
          --------                                   ----------
   (State or other jurisdiction of                (I.R.S. Employer
   incorporation or organization)                Identification No.)

   200 SOUTH POPLAR, CENTRALIA, ILLINOIS               62801
   -------------------------------------               -----
   (Address or principal executive offices)         (Zip Code)

     Registrant's telephone number, including area code  (618) 532-1918
                                                          -------------
    Securities registered under Section 12(b) of the Exchange Act:  NONE
                                                                    ----
       Securities registered under Section 12(g) of the Exchange Act:

                 COMMON STOCK, PAR VALUE $0.01 PER SHARE AND
                    RELATED COMMON STOCK PURCHASE RIGHTS
                              (Title of class)

        Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
   requirements for the past 90 days.  Yes     X      No
                                              ---         ---

        Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.

        State issuer's revenues for its most recent fiscal year.
   $3,385,000
   ----------


                                    C-1







        The aggregate market value of the voting stock held by non-affiliates of the Registrant at December 17, 1999 was $8,239,770. For purposes of this determination only, directors and executive officers of the Registrant have been presumed to be affiliates. The market value is based upon $14.50 per share, the last sales price as quoted on the OTC market for December 17, 1999.

        The Registrant had 732,299 shares of Common Stock outstanding at December 17, 1999, not including 21,870 shares held by the Registrant's Employee Stock Ownership Plan which have not been allocated to participants.

        Transitional Small Business Disclosure Format:  Yes       No  X
                                                             ---     ---







































                                     C-2







                     DOCUMENTS INCORPORATED BY REFERENCE

        The registrant's Annual Report to Stockholders for the year ended September 30, 1999 is incorporated by reference to Part II of this Form 10-KSB.

        The registrant's proxy statement for its 2000 annual meeting of stockholders to be held on January 14, 2000 is incorporated by reference to Part III of this Form 10-KSB.

        The Exhibit Index is located at pages C-40 through C-42.










































                                     C-3







                                    INDEX


    PART I                                                 Page


            Item 1.   Description of Business           C-5  -  C-36

            Item 2.   Description of Property              C-37

            Item 3.   Legal Proceedings                    C-37

            Item 4.   Submission of Matters to a Vote      C-37
                      of Security Holders
    PART II

            Item 5.   Market for Common Equity and         C-38
                      Related Stockholder Matters
                      Management's Discussion and

            Item 6.   Analysis or Plan of Operation        C-38

            Item 7.   Financial Statements                 C-38

            Item 8.   Changes In and Disagreements         C-38
                      With Accountants on Accounting
                      and Financial Disclosure
    PART III

            Item 9.   Directors, Executive Officers,       C-39
                      Promoters and Control persons;
                      Compliance with Section 16(a) of
                      the Exchange Act

            Item 10.  Executive Compensation               C-39


            Item 11.  Security Ownership of Certain        C-39
                      Beneficial Owners and Management


            Item 12.  Certain Relationships and            C-39
                      Related Transactions

            Item 13.  Exhibits and Reports on Form 8-K     C-39


    SIGNATURES                                             C-42












                                     C-4







                                   PART I

   ITEM 1.   DESCRIPTION OF BUSINESS.

         On October 5, 1995, CSB Financial Group, Inc. (the "Company") acquired all of the outstanding shares of Centralia Savings Bank (the "Bank") upon the Bank's conversion from a state chartered mutual savings bank to a state chartered stock savings bank. The Company purchased 100% of the outstanding stock of the Bank using 50% of the net proceeds from the Company's initial stock offering which was completed on October 5, 1995. The Company sold 1,035,000 shares of $0.01 par value common stock at a price of $8 per share, including 82,800 shares purchased by the Bank's Employee Stock Ownership Plan ("ESOP"). The ESOP shares were acquired by the Bank with proceeds from a Company loan totaling $662,000. The gross proceeds of the offering were $8,280,000. After reducing gross proceeds for conversion costs of $696,000 net proceeds totaled $7,584,000. The Company's stock trades on the NASDAQ Small Caps market under the symbol "CSBF".

        The acquisition of the Bank by the Company was accounted for similar to a "pooling of interests" under generally accepted accounting principles. The application of the pooling of interests method records the assets and liabilities of the merged entities on an historical cost basis with no goodwill or other intangible assets being recorded.

        The Company's assets at September 30, 1999 consist primarily of the investment in the Bank of $10.0 million. Currently, the Company does not transact any material business other than through its subsidiary, the Bank.

   BUSINESS OF THE BANK

        The Bank is an Illinois-chartered stock savings bank regulated by the Illinois Commissioner of Savings and Residential Finance (the "Commissioner"). The Bank was originally chartered in 1879 as a federally chartered savings and loan association. The deposits of the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation ("FDIC") under the Savings Association Insurance Fund ("SAIF"). The Bank's primary market area consists of Marion County, Illinois, which includes the cities of Carlyle and Centralia. The Bank maintains two offices, one in Centralia and one in Carlyle, and provides a full range of retail banking services at each office, with emphasis on one- to four-family residential mortgage loans, consumer and commercial loans. At September 30, 1999, the Bank had total assets, liabilities and stockholders' equity of $48.8 million, $38.8 million, and $10.0 million, respectively.

        The Bank's principal business consists of the acceptance of retail deposits from the residents and small businesses surrounding its offices and the investment of those deposits, together with funds

                                     C-5







   generated from operations, primarily in one- to four-family residential mortgage loans. The Bank also invests in multifamily mortgage, commercial real estate, construction, land development and other loans. At September 30, 1999, the Bank's gross loan portfolio totaled $29.1 million or 59.69% of total assets. In addition to its lending activities, the Bank also invests in U.S. Treasury securities, government agency securities, local municipal securities and mortgage-backed securities. At September 30, 1999, the Bank's securities portfolio totaled $17.3 million or 35.52% of total assets with $17.1 million classified as available for sale and $216,000 classified as nonmarketable equity securities.

        The Bank's revenues are derived principally from interest on its mortgage, consumer and commercial loans, and, to a lesser extent, interest and dividends on its securities. The Bank's primary sources of funds are deposits, Federal Home Loan Bank advances, principal and interest payments, and principal prepayments on loans. Through its wholly-owned subsidiary, Centralia SLA, Inc., the Bank engages in the sale of insurance services.

        The executive offices of the Company and Savings Bank are located at 200 South Poplar Street, Centralia, Illinois 62801 and the telephone number is (618) 532-1918.

        COMPOSITION OF THE LOAN PORTFOLIO. The Bank's historical lending strategy has focused primarily on the origination of residential mortgage loans secured by one- to four-family mortgages and consumer loans to customers with whom the Bank already had a deposit or lending relationship. Beginning in May, 1994, the Bank began offering consumer loans, primarily installment loans for the purchase of automobiles, to the general public. The Bank also originates, from time to time, multi-family and commercial real estate loans and commercial non-real estate loans, although such loans presently constitute a relatively small percentage of the Bank's total loan portfolio. The following table sets forth in greater detail the composition of the Bank's loan portfolio by type of loan as of the dates indicated:
















                                     C-6






                                                                      At September 30,
                                                -----------------------------------------------------------
                                                           1999                            1998
                                                  -----------------------        --------------------------
                                                                       (In Thousands)
                                                   Amount          Percent          Amount          Percent
                                                   ------          -------          ------          -------
       Mortgage Loans:

            One- to four-family                    $ 21,225           72.83%        $ 19,037          72.42%

            Multi-family                                639            2.19%             258           0.98%

            Commercial real estate                      519            1.78%           1,120           4.26%

            Other loans secured by real
            estate                                    1,327            4.55%             283           1.07%
                                                     ------           ------          ------         -------
            Total mortgage loans                     23,710           81.35%          20,698          78.73%

       Commercial and Consumer Loans:

            Commercial                                1,164            3.99%             625           2.38%

            Consumer                                  3,449           11.84%           4,095          15.58%

            Home equity lines of credit                 649            2.23%             678           2.58%

            Share loans                                 170            0.59%             193           0.73%
                                                   --------           -----         --------           -----
                 Total commercial and
                 consumer loans                       5,432           18.65%           5,591          21.27%

                 Total loans                         29,142          100.00%          26,289         100.00%
                                                                     =======                         =======
       Less:

            Deferred fees                                --                                6

            Unearned income on
            consumer loans                               --                                1

            Allowance for loan losses                   222                              171
                                                   --------                         --------
                 Total loans, net                  $ 28,920                         $ 26,111
                                                   ========                         ========

        The Bank had no loans held for sale at September 30, 1999 or 1998. As of September 30, 1999, 34.3% of the Bank's loans had adjustable interest rates.

        The types of loans that the Bank may originate are subject to federal and state laws and regulations. Interest rates charged by the Bank are affected by the demand for such loans and the supply of money available for lending purposes and the rates offered by

                                     C-7







   competitors. These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board and legislative tax policies.

   LOAN MATURITY

        The following table shows the maturity of the Bank's loans at September 30, 1999. The table does not include the effect of future loan repayment activity. While the Bank cannot project future loan prepayment activity, the Bank anticipates that in periods of stable interest rates, prepayment activity would be lower than prepayment activity experienced in periods of declining interest rates. In general, the Bank originates adjustable and fixed-rate one- to four-family loans with maturities from 15 to 30 years, one-to-four family loans with balloon features which mature from 1 to 5 years, multi-family loans with maturities from 1 to 5 years, adjustable-rate commercial real estate loans with maturities of 20 to 25 years, commercial loans with maturities of 90 days to one year, and consumer loans with maturities of 1 to 5 years.

                                                                           At September 30, 1999
                                                         -------------------------------------------------------------

                                                            Mortgage        Commercial      Consumer         Total
                                                             Loans            Loans           Loans          Loans
                                                         -------------     -------------   -----------    ------------

                                                                              (In Thousands)
     Amounts due:

        One year or less                                    $   1,348       $     413       $    430       $   2,191
                                                            =========       =========       ========       =========

        After one year:

        More than one year to five years                    $   3,252       $     662        $ 3,798       $   7,712

        More than five years to ten years                       3,816              89             40           3,945

        More than ten years                                    15,294              --             --          15,294
                                                            ---------        --------         ------        --------
              Total due after September 30, 2000            $  22,362        $    751        $ 3,838        $ 26,951
                                                            =========        ========        =======        ========

     Interest rate terms on amounts due
        after one year:

           Fixed                                               12,671             600          3,838          17,109

           Adjustable                                           9,691             151             --           9,842




                                                               C-8







        ONE- TO FOUR-FAMILY LOANS. The primary lending activity of the Bank has been the extension of first mortgage residential loans to enable borrowers to purchase existing one- to four-family homes or to construct new one- to four-family homes. At September 30, 1999 and 1998, the Bank's gross loan portfolio consisted of approximately $21.2 million, or 72.83%, and $19.0 million, or 72.42%, respectively of loans secured by one- to four-family residential real estate. The predominant type of first-mortgage residential loan currently offered by the Savings Bank to loan customers is an adjustable rate mortgage that adjusts on either a one-year or three-year basis with a 30 year amortization.

        Balloon loans were the predominant type of residential first mortgage loan offered by the Savings Bank prior to September, 1994. Such loans are amortized over a maximum period of 30 years for purposes of computing the borrower's monthly mortgage payments. Under the terms of its standard balloon loan, the Savings Bank is generally obligated, at the option of the borrower, to refinance the loan at the time the balloon payment becomes due, provided that the loan is current at such time. The initial interest rate on each balloon loan offered by the Savings Bank is fixed at the rate prevailing at the time that the loan is originated. Most of the balloon loans in the Savings Bank's portfolio further provide that the interest rate will not increase by more than one to two percentage points at the end of each balloon period and that the maximum interest rate will not exceed the initial rate by more than three percentage points either over the life of the mortgage or for as long as the home that is being financed remains owner-occupied.

        The Bank has attempted to shift the balance between its ARMs and balloon loans by ceasing to offer balloon loans to new customers and encouraging the holders of existing balloon loans to replace such loans, upon maturity, with ARMs. Management believes that the higher interest rate ceilings and the interest rate floor included in its ARMS will result in less interest rate risk to the Bank than the interest rate risk posed by its balloon loans.

        The Bank has extended, and expects to continue to extend, from time to time, fixed-rate loans to customers who prefer a fixed rate of interest. The Bank will not originate a fixed-rate loan unless such loan complies with the underwriting standards of the Federal Home Loan Mortgage Corporation ("FHLMC") and the FNMA. This will give the Bank the option of either holding such fixed-rate loans in its portfolio or selling such loans in the secondary mortgage market.

        The Bank's reliance on ARMs and balloon loans, rather than fixed-rate mortgage loans, makes the Bank's first-mortgage residential loan portfolio more interest-rate sensitive. However, since the interest earned on ARMs or on balloon loans which are refinanced on a one-, three- or five-year cycle varies with prevailing interest rates, such loans do not offer the Bank as predictable a cash flow as do longer-term, fixed-rate loans. ARMs and balloon loans which are

                                     C-9







   subject to refinancing on a one-, three- or five-year cycle may also carry increased credit risk as the result of the imposition of higher monthly payments upon borrowers during periods of rising interest rates. During such periods, the risk of default on such loans may increase, due to the upward adjustment of interest costs to the borrower. Management has attempted to minimize such risk by qualifying borrowers at the maximum rate of interest payable under the terms of the ARM or the refinanced balloon loan.

        The loan-to-value ratio of most single-family first-mortgage loans made by the Bank is 80%. If the loan-to-value ratio exceeds 85%, the Bank requires private mortgage insurance to cover the excess over 85%. If private mortgage insurance is obtained, the mortgage is limited to 95% of the lesser of the appraised value or purchase price. The maximum loan-to-value ratio on a loan for the construction of a new single-family residential home is 80%, and the maximum loan-to-value ratio on loans on two- to four-family dwellings is 75%.

        The Bank requires title insurance, or an attorney's opinion as to title, and fire and casualty insurance coverage of the property securing any mortgage loan originated or purchased by the Bank. All of the Bank's real estate loans contain due-on-sale clauses which provide that if the mortgagor sells, conveys or alienates the property underlying the mortgage note, the Bank has the right at its option to declare the note immediately due and payable without notice.

        MULTI-FAMILY RESIDENTIAL LENDING. At September 30, 1999 and 1998, the Bank's gross loan portfolio consisted of approximately $639,000 or 2.19% and $258,000 or .98% of loans secured by multi-family residential real estate, respectively. Multi-family real estate loans are generally limited to 70% of the appraised value of the property or the selling price, whichever is less. Loans secured by multi-family real estate are generally larger and, like commercial real estate loans, involve a greater degree of risk than one- to four-family residential loans.

        COMMERCIAL REAL ESTATE LOANS. The Bank has historically made commercial real estate loans on a limited basis. At September 30, 1999 and 1998, the Bank's commercial real estate loan portfolio amounted to $519,000, or 1.78%, and $1,120,000, or 4.26%, respectively of the Bank's gross loan portfolio. The Bank's practice has been to underwrite such loans based on its analysis of the amount of cash flow generated by the business in which the real estate is used and the resulting ability of the borrower to meet its payment obligations. Although such loans are secured by a first mortgage on the underlying property, the Savings Bank also generally seeks to obtain a personal guarantee of the loan by the owner of the business in which the property is used.

        OTHER LOANS SECURED BY REAL ESTATE. In addition to one- to- four family first mortgage loans, the Savings Bank also makes loans secured by real estate in the form of junior mortgages, interim construction

                                    C-10







   loans, land development and vacant land loans. At September 30, 1999 and 1998, the Bank's loan portfolio consisted of $1.3 million, or 4.55% and $283,000, or 1.07%, respectively of the Bank's gross loan portfolio. Other real estate loans are made on terms similar to multi-family and commercial real estate loans.

        COMMERCIAL LOANS. As of September 30, 1999 and 1998, the Bank's gross loan portfolio consisted of approximately $1.2 million or 3.99% and $625,000, or 2.38%, respectively of commercial loans secured by accounts receivable, inventory, farm land or outstanding stock issued by a corporation. The Bank has also made, from time to time, unsecured personal loans to the sole proprietors of small businesses on the same terms and conditions on which it makes other unsecured personal loans.

        CONSUMER LOANS. The Bank originates a variety of consumer loans, generally consisting of installment loans for the purchase of motor vehicles and boats, loans to purchase household goods, loans secured by savings accounts at the Bank and unsecured personal loans. At September 30, 1999 and 1998, the Bank's portfolio of consumer loans totaled approximately $4.3 million, or 14.7%, and $5.0 million, or 18.89%, respectively of the Bank's gross loan portfolio. The Bank may make a loan to finance the purchase of a new and previously untitled motor vehicle or boat in an amount equal to the lesser of 5% over the factory invoice price or 90% of the sticker price of the motor vehicle or boat. Loans for the purchase of used motor vehicles are limited to the amount of the wholesale price listed for the vehicle in the National Automobile Dealers' Association used car guide. Any loan for the purchase of a motor vehicle or boat is secured by the purchased vehicle or boat and is written to amortize over a maximum period of between two and five years, depending on the age of the motor vehicle or boat offered as collateral. Loans to finance the purchase of new household goods may be made in an amount equal to 100% of the sales price of such goods. Such loans are secured by the goods purchase. Loans for the purchase of household goods may be amortized for a maximum period of five years. Loans secured by a customer's savings account with the Savings Bank are limited to an amount equal to 90% of the amount of the deposit. A loan that is secured by a deposit with a specific maturity date is written with a term matching the maturity date of the deposit. Unsecured personal loans are limited to $15,000 per borrower and to a term of three to five years. As a practical matter, such loans do not exceed $10,000 and are amortized over a period of three years.

        LOAN PROCESSING. Upon receipt of a completed loan application from a prospective borrower, the Savings Bank obtains a credit report from a credit reporting agency and, depending on the type of loan, verifies employment, income and other financial information received from the prospective borrower and requests additional financial information, if necessary. If a loan in the amount of $50,000 or more is secured by real estate, the Bank requires an independent appraisal of the real estate. Real estate securing a loan of $50,000 or less is

                                    C-11







   appraised only by the Bank's internal appraisal committee. Once such information and appraisals are complete, the application is submitted for underwriting by designated staff. The application, together with the underwriter's recommendations, is then forwarded for review and action to the President of the Bank, the Loan Committee of the Board of Directors, or the Board of Directors as a whole, depending on the size and nature of the loan.

        The Board of Directors of the Bank has established the following guidelines for loan approval authority for all loans originated by the
   Bank: (i) any lending officer of the Bank may approve loans up to $75,000, (ii) the Bank's President may approve loans up to $125,000,
   (iii) the Loan Committee of the Board of Directors may approve loans up to $300,000, and (iv) the Board of Directors may approve any loan in excess of $300,000 up to the Bank's applicable legal lending limit.

        LOAN PURCHASES AND SALES. The Bank has occasionally purchased loans originated by other financial institutions, secured by one- to four-family residential properties or commercial real estate located outside of its primary market area. At September 30, 1999 and 1998, the total balance outstanding on first mortgage loans purchased by the Bank was $187,000 and $287,000, respectively. At September 30, 1999 and 1998, the Bank did not have any loans held for sale.

   DELINQUENCIES

        The Bank's collection procedures with respect to delinquent loans include written notice of delinquency contact by letter or telephone by Bank personnel. Most loan delinquencies are cured within 90 days and no legal action is taken. With respect to mortgage loans, if the delinquency exceeds 180 days, and in the case of consumer loans, if the delinquency exceeds 90 days, the Bank institutes measures to enforce its remedies resulting from the default, including the commencement of foreclosure action of the repossession of collateral.

        At September 30, 1999, delinquencies in the Bank's loan portfolio were as follows:


                                    C-12


                                                             At September 30, 1999
                              ---------------------------------------------------------------------------------

                                   30-89 Days (1)            90 Days or More (1)         Total Delinquent Loans
                              -----------------------------------------------------------------------------------

                                             Principal                   Principal                     Principal
                               Number of    Balance of    Number of     Balance of     Number of      Balance of
                                 Loans         Loans        Loans          Loans         Loans           Loans
                              ----------    ----------    ----------   -----------    ----------    -------------

                                                             (Dollars in Thousands)
       Real estate loans           4          $  91           5              $ 145         9           $ 236

       Commercial loans            1              5          --                  -         1               5

       Consumer loans             20            135          10                 60        30             195
                                  --           -----         --               ----        --           -----
                                  25            231          15                205        40             436
                                  ==           ====          ==               ====        ==           =====

       Delinquent loans
         to gross loans                        0.79%                          0.70%                    1.49%
                                               =====                          =====                    =====

































                                                             C-13








        At September 30, 1998, delinquencies in the Bank's loan portfolio were as follows:

                                                             At September 30, 1998
                              -----------------------------------------------------------------------------------

                                   30-89 Days (1)           90 Days or More (1)          Total Delinquent Loans
                              -----------------------------------------------------------------------------------

                                            Principal                   Principal                      Principal
                                Number     Balance of    Number of      Balance of     Number of      Balance of
                               of Loans       Loans        Loans          Loans          Loans           Loans
                              ----------   ---------    ----------    ------------    ----------    -------------

                                                             (Dollars in Thousands)
       Real estate loans           6          $ 80           12          $ 350             18          $ 430

       Commercial loans           --            --                          --             --            --

       Consumer loans             11            48           14             60             25           108
                                  --           ----          --          -----             --          ----




                                  17           128           26            410             43           538
                                  ==          =====          ==          =====             ==          =====
       Delinquent loans
         to gross loans                       0.49%                      1.56%                         2.05%
                                              =====                      =====                         =====

    (1) The Bank discontinues the accrual of interest on loans when the borrower is delinquent as to a contractually due principal or interest payment and the Bank's management deems collection to be unlikely. The number of loans and principal balance includes nonaccrual loans.

   NONPERFORMING ASSETS

        The Bank places loans that are 90 days or more past due on nonaccrual status unless such loans are adequately collateralized and in the process of collection. Accrual of interest on a nonaccrual loan is resumed only when all contractually past due payments are brought current and management believes that the outstanding loan principal and contractually due interest are no longer doubtful of collection.

        Foreclosed properties are recorded at the fair value at the date of foreclosure. Any subsequent reduction in the fair value of a foreclosed property, along with expenses to maintain or dispose of a foreclosed property, is charged against current earnings. As of September 30, 1999 and 1998, the Bank had no "real estate owned."



                                    C-14





        The following table sets forth information with respect to the Bank's nonperforming assets for the periods indicated.



                                                                          At September 30,
                                                                    ----------------------------

                                                                      1999                  1998
                                                                      ----                  ----
                                                                          (In Thousands)
            One- to four-family loans                               $  145                $  350

            Consumer loans                                              60                    60
                                                                     -----                 -----
                 Total nonaccrual loans                                205                   410
                                                                     -----                 -----

       Accruing loans which are contractually past due 90 days
       or more:
            One- to four-family loans                                   --                    --

            Consumer loans                                              --                    --
                                                                     -----                 -----
                 Total 90 days past due and accruing interest           --                    --
                                                                     -----                 -----
                 Total nonaccrual and 90 days past due loans           205                   410

       Real estate owned                                                --                    --
                                                                     -----                 -----
                                                                     $ 205                 $ 410
                 Total nonperforming assets                          =====                 =====

                 Total nonperforming assets to total assets          0.42%                 0.88%
                                                                     =====                 =====

        CLASSIFIED ASSETS. FDIC policies require that each insured depository institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, regulatory examiners have the authority to identify problem assets and, if appropriate, require them to be classified.
   The Bank reviews and classifies its assets at least quarterly. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets must have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets, with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values, questionable, and there is a high possibility


                                    C-15







   of loss. An asset classified as loss is considered uncollectible and of such little value that continued treatment of the asset as an asset on the books of the institution is not warranted.

        An insured institution is required to establish prudent general allowances for the loan losses with respect to assets classified as substandard or doubtful. The institution is required either to charge off assets classified as loss or to establish a specific allowance for 100% of the portion of the asset classified as loss.

        The Company's policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. Interest income on these loans is recognized to the extent payments are received, and the principal is considered fully collectible.

        Loans are considered impaired when, based on current information and events, it is probable the Company will not be able to collect all amounts due. The portion of the allowance for loans losses applicable to impaired loans would be computed based on the present value of the estimated future cash flows of interest and principal discounted at the loan's effective interest rate or on the fair value of the collateral for collateral dependent loans. The entire change in present value of expected cash flows of impaired loans or of collateral value is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported. Management had not classified any loans as impaired as of September 30, 1999 or 1998.

        ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information available to management at such time. While management believes the Bank's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Bank's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Bank or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses. The allowance is based upon a number of factors, including asset classifications, economic trends, industry experience and trends, industry and geographic concentrations, estimated collateral values, management's assessments of the credit risk inherent in the portfolio, historical loan loss experience, and the Bank's underwriting policies. As of September 30, 1999 and 1998, the Bank's allowance for loan losses was

                                    C-16







   0.76% and 0.65%, respectively, of gross loans. The Bank will continue to monitor and modify its allowance for loan losses as conditions dictate. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's valuation allowance. These agencies may require the Bank to establish additional valuation allowances, based on their judgments of the information available at the time of the examination.

        It is the policy of the Bank to charge off customer loans when it is determined that they are no longer collectible. The policy for loans secured by real estate, which comprise the bulk of the Bank's portfolio, is to establish loss reserves in accordance with the Bank's loan classification process, based on generally accepted accounting practices. It is the policy of the Bank to obtain an appraisal on all real estate acquired through foreclosure at the time of foreclosure.

        The following table sets forth activity in the Bank's allowance for loan losses for the periods set forth in the table.

                                                                                        For the Fiscal Year
                                                                                        Ended September 30,

                                                                                        1999            1998
                                                                                        ----            ----
                                                                                           (In Thousands)
       Balance at beginning of period                                                    $171          $165

       Provision for loan losses                                                           72            63

       Recoveries:

            Consumer loans                                                                 18             4
                                                                                         ----          ----
                 Total recoveries                                                          18             4
                                                                                         ----          ----

       Charge-offs:

            Consumer loans                                                                 39            61
                                                                                         ----          ----
                 Total charge-offs                                                         39            61
                                                                                         ----          ----
                 Net charge-offs                                                          (21)          (57)
                                                                                         ----          ----
       Balance at end of period                                                          $222          $171
                                                                                         ====          ====

       Ratio of allowance for loan losses to gross loans
          outstanding at the end of the period                                          0.76%         0.65%

       Ratio of net charge offs to average loans outstanding during
         the period                                                                     0.07%         0.21%

       Ratio of allowance for loan losses to total nonperforming loans
         at the  end of the period                                                    108.29%        41.71%




                                                             C-17




        The following table sets forth the Bank's allocation of the allowance for loan losses by category and the percent of the allocated allowance to the total allowance for each specific loan category. The portion of the allowance for loan losses allocated to each loan category does not represent the total available for future losses which may occur within the loan category since the total allowance for loan losses is a valuation reserve to the entire loan portfolio.

                                                                    At September 30,
                                       ---------------------------------------------------------------------------

                                                     1999                                      1998
                                       ---------------------------------------------------------------------------

                                                                                                             % of
                                                                % of Loans                                 Loans in
                                                  As % of      in Category                   As % of       Category
                                                Gross Loans      to Gross                  Gross Loans     to Gross
                                     Amount     in Category       Loans        Amount      in Category       Loans
                                    --------     ----------     ----------    --------     ----------     ----------

                                                                 (Dollars in Thousands)
       Mortgage Loans:

          One- to four-family          $52             0.24%         72.83%      $62             0.32%         72.42%

          Multi-family                  --                --          2.19%       --                --          0.98%

          Commercial real estate        --                --          1.78%        -                --          4.26%

          Other loans secured by
            real estate                 --                --          4.55%       --                --          1.07%
                                      ----             -----         ------     ----              ----         ------
       Total mortgage loans             52             0.24%         81.35%       62             0.32%         78.73%
                                      ----             -----         ------     ----             -----         ------

       Commercial and Consumer
         Loans:

          Commercial                    26             2.23%          3.99%       17             2.72%          2.38%

          Consumer                      51             1.48%         11.84%       56             1.37%         15.58%

          Home equity lines
            of credit                   --                --          2.23%       --                --          2.58%

          Other consumer loans          --                --          0.59%       --                --          0.73%
                                      ----             -----          -----     ----             -----         ------

       Total commercial and
         consumer loans                 77             1.42%         18.65%       73             1.31%         21.27%
                                      ----             -----         ------     ----             -----         ------

       Total Allocated                 129             0.44%         100.00      135             0.51%         100.00
                                                                     ======                                    ======
       Unallocated                      93             0.32%                      36             0.14%
                                      ----             -----                    ----             -----

       Total allowance for
         loan losses                  $222             0.76%                    $171             0.65%
                                      ====             =====                    ====             =====


                                                                 C-18







   INVESTMENT ACTIVITIES

        The investment policies of the Company and the Bank, as established by the respective Board of Directors, attempts to provide and maintain liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk, and complement the Company's lending activities. The Company classifies all securities as available for sale. The investment policies provide authority to invest in U.S. Treasury and U.S. Government guaranteed securities, securities backed by federal agencies such as Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal Farm Credit Bureau ("FFCB"), mortgage-backed securities with maximum maturities of 20 years which are backed by federal agency securities, obligations of state and political subdivisions with at least an "A" rating, certificates of deposit, and securities issued by mutual funds which invest in securities consistent with the Company's or Bank's allocable investments. The investment policies provide that the President is authorized to execute all transactions within specified limits which are reviewed by the Board of Directors on a monthly basis. From time to time, the Board of Directors may authorize the President to exceed the policy limitations. The Bank's Interest Rate Risk Committee monitors compliance with the Bank's investment policy and generally meets on a quarterly basis.

        At September 30, 1999, the Company had $17.3 million in investment securities consisting of $.9 million invested in mortgage-backed securities, $1.0 million in U.S. Treasury, $13.1 million invested in U.S. Government and agency, $1.6 million invested in obligations of state and political securities, $.5 million invested in corporate securities and $.2 million invested in FHLB stock. Investments in mortgage-backed securities involve a risk that actual prepayments will exceed prepayments estimated over the life of the security which may result in a loss of any premium paid for such instruments thereby reducing the net yield on such securities. In addition, if interest rates increase the market value of such securities may be adversely affected, which, in turn, would adversely affect stockholders' equity to the extent such securities are held as available for sale.

        Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators through intermediaries (generally federal government-sponsored enterprises) that pool and repackage the participation interest in the form of securities to investors such as the Bank. Such federal government-sponsored enterprises, which guarantee the payment of principal and interest to investors, include the FHLMC, FNMA and GNMA. Mortgage-backed securities generally increase the quality of the Bank's assets by virtue of the guarantees that back them. They are also more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Bank. The Bank

                                    C-19







   has no investments in collateralized mortgage obligations or real estate investment conduits.

        The following tables set forth certain information regarding the amortized cost and market values of the Company's securities at the dates indicated. The Company holds all securities as available for sale.

                                                                         At September 30,

                                                -----------------------------------------------------------------
                                                              1999                               1998

                                                -----------------------------------------------------------------

       AVAILABLE FOR SALE                        Amortized Cost     Fair Value        Amortized       Fair Value
                                                 --------------    -------------    -------------    -------------

                                                                          (In Thousands)
       U.S. Government and agency                   $1,3182          $ 13,099          $ 9,752          $ 9,875

       U.S. Treasury                                  1,000             1,002            4,000            4,016

       Obligations of states and political
         subdivisions                                 1,642             1,626            1,643            1,684

       Mortgage backed securities                       880               909            1,288            1,356

       Corporate securities                             500               482               --               --
                                                    -------           -------          -------          -------
       Total Available for Sale                     $17,204           $17,118          $16,683          $16,931
                                                    =======           =======          =======          =======

        At September 30, 1999 and 1998, the Company had investments in FHLB stock of $216,000 and $215,000, respectively.

        The following table sets forth information concerning the carrying value, weighted average yields, and maturities of the Company's investment securities at September 30, 1999. Maturities may differ from contractual maturities in mortgage backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities have been excluded from the maturity schedule below.

        The Federal Home Loan Bank stock is considered a nonmarketable equity security for reporting purposes. As such, the stock has no maturity date and therefore has been excluded from the maturity schedule below.







                                    C-20







                           Less than
                            One Year       One to Five Years    Five to Ten Years    Over Ten Years         Total
                       -----------------   ------------------  -------------------  ----------------   ----------------

                                Weighted            Weighted              Weighted          Weighted          Weighted
     AVAILABLE FOR      Fair    Average     Fair     Average     Fair     Average    Fair    Average   Fair    Average
     SALE (1)           Value  Yield (3)    Value   Yield (3)    Value   Yield (3)  Value   Yield (3)  Value  Yield (3)
                       ------- ---------  --------  ---------  --------- ---------  ------  --------- ------  ---------
                                                            (Dollars in Thousands)
     U.S. Government
       and agency
       securities       $1,196      5.20%  $8,720     5.90%    $3,183      6.34%     $ --      --    $13,099       5.91%

     U.S. Treasury       1,002      5.50%      --      --          --        --        --      --      1,002       5.50%

     Obligations of
       states and
       Political sub-
       divisions (2)        --         --     141     4.62%     1,291      4.77%     $194     4.50%    1,626       4.51%

     Corporate              --         --     482     5.75%        --        --        --      --        482       5.75%
                        ------     ------  ------     -----     -----      -----     ----     -----  -------       -----

     Total Avail-
       able for Sale    $2,198     10.70%  $9,343     5.88%    $4,474      5.89%     $194     4.50%  $16,209       5.94%
                        ======     ======  ======     =====    ======      =====     ====     =====  =======       =====

   (1)  Excludes mortgage-backed securities and FHLB stock.
   (2) These investments yield lower interest rates as they are exempt from federal taxes.
   (3)  Weighted average yields are calculated based on amortized cost.


   DEPOSIT ACTIVITIES AND OTHER SOURCES OF FUNDS

        GENERAL. The Company's primary sources of funds for use in lending and investing and for other general purposes are deposits at the Bank, Federal Home Loan Bank advances and proceeds from principal and interest payments on loans, mortgage-backed securities, and investment securities. Contractual loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources.

        DEPOSIT ACCOUNTS. The Bank attracts deposits within its primary market area by offering a variety of deposit accounts, including noninterest bearing checking accounts, negotiable order of withdrawal ("NOW") accounts, money-market accounts, passbook savings accounts and certificates of deposit. The flow of deposits is influenced


                                    C-21







   significantly by general economic conditions, changes in money market and prevailing interest rates, and competition. Management generally reviews on a weekly basis the interest rates set for its deposit accounts. The Bank also relies on customer service and long-standing relationships with customers to attract and retain deposits.

        The following table sets forth the distribution of the Bank's deposit accounts at the dates indicated and the weighted average nominal rates on each category of deposits presented.

                                                     At September 30,
                        -------------------------------------------------------------------------

                                      1999                                    1998
                       ----------------------------------     ------------------------------------


                                                  Average                                 Average
                        Average       Total      Interest     Average       Total        Interest
                        Balance     Deposits       Rate       Balance     Deposits         Rate
                       ---------    ---------    ---------    --------    ---------     ----------
                                                  (Dollars in Thousands)
       Demand
       Accounts:

         Non-
         interest
         bearing      $ 1,827        4.86%            --     $ 1,451         4.03%           --

         Interest
         bearing
         (NOW)          4,575       12.16%         1.55%       3,712       10.30%         1.75%

         Money
         Market         2,960        7.87%         2.50%       3,550         9.85%        2.84%

         Passbook
         savings        3,604        9.58%         2.08%       3,435         9.53%        2.33%

         Time
         deposits      24,658       65.53%         5.09%      23,892        66.29%        5.71%
                      -------      -------         -----     -------       -------        -----

       Total Deposit
       Accounts       $37,624      100.00%         3.92%     $36,040       100.00%        4.47%
                      =======      =======         =====     =======       =======        =====

        The following table indicates the amount of the Bank's jumbo certificates of deposit and other time deposits of $100,000 or more by time remaining until maturity as of September 30, 1999. Jumbo certificates of deposit require minimum deposits of $100,000 and rates paid on such accounts are negotiable. At September 30, 1999, total jumbo certificates were $2,627,000.


                                    C-22




                                                   TIME
                     MATURITY PERIOD             DEPOSITS
                -------------------------      -------------
                                              (IN THOUSANDS)

               Less than three months            $  591
               Three through six months             200

               Six through twelve months            524

               Over twelve months                 1,312
                                                 ------
                                                 $2,627
                    Total                        ======

        BORROWINGS. The Bank may rely on advances from the FHLB of Chicago in the event of a reduction in available funds from other sources. The Bank is a member of the FHLB of Chicago, which functions as a central reserve bank providing credit for savings and loan associations and other member financial institutions. As a member, the Bank is required to own capital stock in the FHLB of Chicago and is authorized to apply for advances on the security of such stock and certain of its mortgage-based loans and other assets, provided that certain standards relating to creditworthiness have been met. The Bank has borrowed from the FHLB of Chicago, from time to time, on an overnight basis. At September 30, 1999, the Bank had outstanding borrowings from the FHLB of $1.4 million. At September 30, 1998, the Bank had no outstanding borrowings from the FHLB.

   SUBSIDIARY ACTIVITIES

        The Bank has one wholly-owned service corporation, Centralia SLA, an Illinois corporation. Centralia SLA is engaged in the business of selling mortgage life, mortgage disability, credit life and credit disability insurance to mortgage and consumer loan customers of the Bank. As of September 30, 1999, the Bank's investment in Centralia SLA amounted to approximately $18,000 or .04% of the Bank's total assets. Insurance commissions accounted for $12,000 or approximately 2.4% of the Bank's pre-tax income during the year. Management continues to place less emphasis on the sale of insurance and anticipates that the amount of such income will continue to decline over the next few years.

   COMPETITION

        The Bank's deposit and lending base is presently concentrated in the city of Centralia and the surrounding area, including Central City to the north, Wamac to the South, Salem to the east and Hoffman to the west. This area includes portions of the Illinois counties of


                                    C-23







   Washington, Jefferson, Marion and Clinton, which are primarily agricultural. Population growth in those four counties has remained relatively flat in recent years. Management believes that, in recent years, total deposits have grown only modestly and there has been relatively little new construction or real estate development in the four-county area. Management further believes that, as a result, any growth in the mortgage lending business within the area has also been modest.

        The Bank has five principal competitors for deposits and lending business within the city of Centralia. All five competitors are branches or subsidiaries of commercial banks. Of these five competitors, one is affiliated with a multi-bank holding company based in St. Louis, one is affiliated with a regional bank based in St. Louis, one is affiliated with a multi-bank holding based in Charlotte, N.C., and the remaining two are branches of independent community banks which have their main offices in the neighboring towns of Hoffman and Irvington. The multi-bank holding companies and regional bank have substantially greater financial resources and currently offer a larger array of financial services than the Bank. Each of the independent banks also has a slightly larger asset base than the Bank.

        Given the relative lack of growth in its market area and the number and greater resources of the banks with which it competes, the Bank has experienced, and expects to continue to experience, strong competition in attracting deposits and in its mortgage and consumer loan business. In order to retain existing and attract new deposits, the Bank has historically paid deposit rates at the higher end of the range offered by its competitors. All of the Bank's principal competitors in Centralia are, moreover, branches or subsidiaries of commercial banks with deposits insured under the BIF. Unlike the Bank, such competitors are able to take advantage of the reduction in the insurance premiums to be paid on BIF-insured deposits.

        Management also believes that, in order to compete effectively for both deposits and lending business, the Bank must enhance the retail services it offers, so that its range of services is more comparable to the range offered by its larger competitors. In providing such services, management hopes to be able to capitalize on the Bank's ability, as a community bank, to identify and respond more quickly to local customer needs. The Bank has expanded the retail services it offers to customers to include, for example, travelers' checks, money orders, debit cards and ATM services.

   PERSONNEL

        As of September 30, 1999, the Company had a total of 17 full-time employees and 3 part-time employees, all of whom were employed at the Bank level. The Company's employees are not represented by a union or collective bargaining group. The Company considers its relationship with its employees to be satisfactory.


                                    C-24







   REGULATION

        GENERAL

        Financial institutions and their holding companies are extensively regulated under federal and state law by various regulatory authorities including the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC and the
   Commissioner. The financial performance of the Company and the Savings Bank may be affected by such regulation, although the extent to which they may be affected cannot be predicted with a high degree of certainty.

        Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations, and dividends. The system of supervision and regulation applicable to the Company and the Savings Bank establishes a comprehensive framework for their operations and is intended primarily for the protection of the FDIC's deposit insurance funds and the depositors of the Savings Bank, rather than the stockholders of the Company.

        The following references to material statutes and regulations affecting the Company and the Bank are brief summaries thereof and are qualified in their entirety by reference to such statutes and regulations. Any change in applicable law or regulations may have a material effect on the business of the Company and the Bank.

        THE SAVINGS BANK

        GENERAL. The Bank is an Illinois-chartered savings bank, the deposit accounts of which are insured by the SAIF of the FDIC. As a SAIF-insured, Illinois-chartered savings bank, the Bank is subject to the examination, supervision, reporting and enforcement requirements of the Commissioner, as the chartering authority for Illinois savings banks, and the FDIC, as administrator of the SAIF, and to the statutes and regulations administered by the Commissioner and the FDIC governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority. The Bank is required to file reports with the Commissioner and the FDIC concerning its activities and financial condition and will be required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other financial institutions.

        The Commissioner and the FDIC have extensive enforcement authority over Illinois-chartered savings banks, such as the Bank. This enforcement authority includes, among other things, the ability to issue cease-and-desist or removal orders, to assess civil money

                                    C-25







   penalties and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe and unsound practices.

        The Commissioner has established a schedule for the assessment of "supervisory fees" upon all Illinois savings banks to fund the operations of the Commissioner. These supervisory fees are computed on the basis of each savings bank's total assets (including consolidated subsidiaries) and are payable at the end of each calendar quarter. A schedule of fees has also been established for certain filings made by Illinois savings banks with the Commissioner. The Commissioner also assesses fees for examinations conducted by the Commissioner's staff, based upon the number of hours spent by the Commissioner's staff performing the examination.

        The system of regulation and supervision applicable to the Bank establishes a comprehensive framework for its operations and is intended primarily for the protection of the FDIC's deposit insurance funds and the depositors of the Bank. Changes in the regulatory framework could have a material adverse effect on the Bank and its operations which, in turn, could have a material adverse effect on the Company.

        DEPOSIT INSURANCE PREMIUMS

        DEPOSIT INSURANCE PREMIUMS. Deposits of the Bank are currently insured by the FDIC under the SAIF. The FDIC also maintains another insurance fund, the BIF, which primarily insures commercial bank and some state savings bank deposits. Applicable law requires that the SAIF and BIF funds each achieve and maintain a ratio of insurance reserves to total insured deposits equal to 1.25%. In 1995, the BIF reached this 1.25% reserve level, and the FDIC announced a reduction in BIF premiums for most banks. Based on this reduction, the highest rated institutions (approximately 92 percent of the nearly 11,000 BIF-insured banks) will pay the statutory annual minimum of $2,000 for FDIC insurance. Rates for all other institutions were reduced to $.04 per $100 as well, leaving a premium range of $.03 to $.27 per $100 instead of the previous $.04 to $.31 per $100. Currently, SAIF-member institutions pay deposit insurance premiums based on a schedule of $0.00 to $0.27 per $100 of deposits.

        CAPITAL REQUIREMENTS. Under the Illinois Savings Bank Act ("ISBA") and the regulations of the Commissioner, an Illinois savings bank must maintain a minimum level of total capital equal to the higher of 4% of total assets or the amount required to maintain insurance of deposits by the FDIC. The Commissioner has the authority to require an Illinois savings bank to maintain a higher level of capital if the Commissioner deems such higher level necessary based on the savings bank's financial condition, history, management or earnings prospects.



                                    C-26







        FDIC-insured institutions are required to follow certain capital adequacy guidelines which prescribe minimum levels of capital and require that institutions meet certain risk-based and leverage capital requirements. Under the FDIC capital regulations, an FDIC-insured institution is required to meet the following capital standards: (i) "Tier 1 capital" in an amount not less than 4% of average total assets; (ii) "Tier 1 capital" in an amount not less than 4% of risk-weighted assets; and (iii) "total capital" in an amount not less than 8% of risk-weighted assets.

        FDIC-insured institutions in the strongest financial and managerial condition (with a composite rating of "1" under the Uniform Financial Institutions Rating System established by the Federal Financial Institutions Examination Council) are required to maintain "Tier 1 capital" equal to at least 4% of total assets (the "leverage limit" requirement). For all other FDIC-insured institutions, the minimum leverage limit requirement is 3% of total assets plus at least an additional 100 to 200 basis points. Tier 1 capital is defined to include the sum of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus), and minority interests in consolidated subsidiaries, less all intangible assets (other than qualifying servicing rights, qualifying purchased credit-card relationships and qualifying supervisory goodwill), certain identified losses (as defined in the FDIC's regulations) and investments in certain subsidiaries.

        FDIC-insured institutions also are required to adhere to certain risk-based capital guidelines which are designed to provide a measure of capital more sensitive to the risk profiles of individual banks. Under the risk-based capital guidelines, capital is divided into two tiers: core (Tier 1) capital, as defined above, and supplementary (Tier 2) capital. Tier 2 capital is limited to 100% of core capital and includes cumulative perpetual preferred stock, perpetual preferred stock for which the dividend rate is reset periodically based on current credit standing, regardless of whether dividends are cumulative or noncumulative, mandatory convertible securities, subordinated debt, intermediate preferred stock and the allowance for possible loan and lease losses. The allowance for possible loan and lease losses includable in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets. Total capital is the sum of Tier 1 and Tier 2 capital. The risk-based capital framework assigns balance sheet assets to one of four broad risk categories which are assigned risk-weights ranging from 0% to 100% based primarily on the degree of credit risk associated with the obligor. Off-balance sheet items are converted to an on-balance sheet "credit equivalent" amount utilizing certain conversion factors. The sum of the four risk-weighted categories equals risk-weighted assets. The following table presents the Bank's capital position relative to its capital requirements on September 30, 1999 and 1998 ($ in thousands).




                                    C-27





                                                                                        To Be Well
                                                                                    Capitalized Under
                                                               For Capital          Prompt Corrective
                                           Actual           Adequacy Purposes       Action Provisions
                                    ------------------      ------------------    ---------------------

                                       Amount      Ratio     Amount      Ratio      Amount        Ratio
                                     ---------     -----    ---------    -----   -----------     ------
       AS OF SEPTEMBER 30, 1999:

       Total Capital (to Risk
       Weighted Assets)

          Consolidated               $10,014       43.9%     $1,825      8.0%           N/A

          Bank                        $9,769       42.8%     $1,825      8.0%        $2,281      10.0%

       Tier I Capital (to Risk
       Weighted Assets)

          Consolidated                $9,792       42.9%       $913      4.0%           N/A


          Bank                        $9,547       41.9%       $913      4.0%        $1,369       6.0%

       Tier I Capital (to Average
       Adjusted Assets)

          Consolidated                $9,792       20.3%     $1,930      4.0%           N/A

          Bank                        $9,547       19.8%     $1,930      4.0%        $2,412       5.0%

       AS OF SEPTEMBER 30, 1998:

       Total Capital (to Risk
       Weighted Assets)

          Consolidated                $9,546       46.2%     $1,655     8.0%           N/A
          Bank                        $9,239       44.7%     $1,655     8.0%        $2,069       10.0%

       Tier I Capital (to Risk
       Weighted Assets)

          Consolidated                $9,375       45.3%       $827     4.0%           N/A
          Bank                        $9,067       43.8%       $827     4.0%        $1,241        6.0%

       Tier I Capital (to
       Average Adjusted Assets)

          Consolidated                $9,375       19.8%     $1,899     4.0%           N/A
          Bank                        $9,067       19.4%     $1,869     4.0%        $2,337        5.0%



                                                             C-28





              DIVIDENDS. Under the ISBA, dividends may be paid by the Bank out of its net profits (i.e., earnings from current operations, investments, and other assets plus actual recoveries on loans, net of current expenses including dividends or interest on deposits, additions to reserves as required by the Commissioner, actual losses, accrued dividends on preferred stock, if any, and all state and federal taxes). The written approval of the Commissioner must be obtained, however, before the Bank may declare dividends in any calendar year in an amount in excess of 50% of its net profits for that calendar year. In addition, before declaring a dividend on its capital stock, the Bank must transfer no less than one-half of its net profits of the preceding half year to its paid-in surplus until it shall have paid-in surplus equal to 20% of its capital stock.
   Finally, the Bank will be unable to pay dividends in an amount which would reduce its capital below the greater of (i) the amount required by the FDIC, (ii) the amount required by the Commissioner or (iii) the amount required for the liquidation account to be established by the Bank in connection with the Conversion. The Commissioner and the FDIC also have the authority to prohibit the payment of any dividends by the Savings Bank if the Commissioner or the FDIC determines that the distribution would constitute an unsafe or unsound practice.

        COMMUNITY REINVESTMENT ACT REQUIREMENTS. The FDIC, the Federal Reserve Board, the Office of Thrift Supervision ("OTS") and the Office of the Comptroller of the Currency ("OCC") have jointly issued a final rule (the "Final Rule") under the Community Reinvestment Act (the "CRA"). The Final Rule eliminates the existing CRA regulation's twelve assessment factors and substitutes a performance based evaluation system. The Final Rule became fully effective July 1, 1997.

        Under the Final Rule, an institution's performance in meeting the credit needs of its entire community, including low- and moderate-income areas, as required by the CRA, are generally evaluated under three tests: the "lending test," the "investment test," and the "service test." However, an independent financial institution with assets of less than $250 million, or a financial institution with assets of less than $250 million that is a subsidiary of a holding company with assets of less than $1 billion, will be evaluated under a streamlined assessment method based primarily on its lending record. The streamlined test considers an institution's loan-to-deposit ratio adjusted for seasonal variation and special lending activities, its percentage of loans and other lending related activities in the assessment area, its record of lending to borrowers of different income levels and businesses and farms of different sizes, the geographic distribution of its loans, and its record of taking action, if warranted, in response to written complaints. In lieu of being evaluated under the three assessment tests or the streamlined test, a


                                    C-29







   financial institution can adopt a "strategic plan" and elect to be evaluated on the basis of achieving the goals and benchmarks outlined in the strategic plan. Management of the Company does not believe that the new CRA regulations will adversely affect the Savings Bank.

        THE COMPANY

        GENERAL. On October 5, 1995, the Company became the sole stockholder of the Bank. As such, the Company is a bank holding company. As a bank holding company, the Company is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act (BHCA). In accordance with Federal Reserve Board policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Company might not do so absent such policy. Under the BHCA, the Company is subject to periodic examination by the Federal Reserve Board and is required to file periodic reports of its operations and such additional information as the Federal Reserve Board may require. Because the Bank is chartered under Illinois law, the Company is also subject to registration with, and regulation by, the Commissioner under the ISBA.

        The BHCA requires prior Federal Reserve Board approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than five percent of the voting shares or substantially all the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve Board has determined by regulation or order to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

        A bank holding company is a legal entity separate and distinct from its subsidiary bank or banks. Normally, the major source of a holding company's revenue is dividends a holding company receives from its subsidiary banks. The right of a bank holding company to participate as a stockholder in any distribution of assets of its subsidiary banks upon their liquidation or reorganization or otherwise is subject to the prior claims of creditors of such subsidiary banks. The subsidiary banks are subject to claims by creditors for long-term and short-term debt obligations, including substantial obligations for federal funds purchased and securities sold under repurchase agreements, as well as deposit liabilities. Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, in the event of a loss suffered by the FDIC in connection with a banking subsidiary of a bank holding company (whether due to a default or the

                                    C-30







   provision of FDIC assistance), other banking subsidiaries of the holding company could be assessed for such loss.

        Federal laws limit the transfer of funds by a subsidiary bank to its holding company in the form of loans or extensions of credit, investments, or purchases of assets. Transfers of this kind are limited to ten percent of a bank's capital and surplus with respect to each affiliate and to twenty percent to all affiliates in the aggregate, and are also subject to certain collateral requirements. These transactions, as well as other transactions between a subsidiary bank and its holding company, must also be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

        CAPITAL REQUIREMENTS. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the FDIC for the Savings Bank. The Company's Tier 1 and total capital significantly exceed the Federal Reserve Board's capital adequacy requirements.

        In June, 1999, the Board of Directors authorized management to retain an independent third party to evaluate strategic alternatives for the Company. This action resulted from an unsolicited offer that was declined by the Board of Directors.

        OTHER REGULATIONS.

        FDICIA. FDICIA was enacted on December 19, 1991. In addition to providing for the recapitalization of the Bank Insurance Fund ("BIF") of the FDIC, FDICIA represents a comprehensive and fundamental change to banking supervision. FDICIA imposes relatively detailed standards and mandates the development of additional regulations governing nearly every aspect of the operations, management and supervision of banks and bank holding companies like the Company and the Bank.

        As required by FDICIA, and subsequently amended by the Riegle Community Development and Regulatory Improvement Act of 1994, the federal banking regulators adopted (effective August 9, 1995) interagency guidelines establishing standards for safety and soundness for depository institutions on matters such as internal controls, loan documentation, credit underwriting, interest-rate risk exposure, asset growth, and compensation and other benefits (the "Guidelines"). In addition, the federal banking regulators have proposed asset quality and earnings standards to be added to the Guidelines. The agencies expect to request a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. FDIC regulations enacted under FDICIA also require all depository institutions to be examined annually by the banking regulators and

                                    C-31







   depository institutions having $500 million or more in total assets to have an annual independent audit, an audit committee comprised solely of outside directors, and to hire outside auditors to evaluate the institution's internal control structure and procedures and compliance with laws and regulations relating to safety and soundness. The FDIC, in adopting the regulations, reiterated its belief that every depository institution, regardless of size, should have an annual independent audit and an independent audit committee.

        FDICIA requires the banking regulators to take prompt corrective action with respect to depository institutions that fall below certain capital levels and prohibits any depository institution from making any capital distribution that would cause it to be considered undercapitalized. Regulations establishing five capital categories of well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized became effective December 19, 1992. Institutions that are not adequately capitalized may be subjected to a broad range of restrictions on their activities and will be required to submit a capital restoration plan which, to be accepted by the regulators, must be guaranteed in part by any company having control of the institution. Only well capitalized institutions and adequately capitalized institutions receiving a waiver from the FDIC will be permitted to accept brokered deposits, and only those institutions eligible to accept brokered deposits may provide pass-through deposit insurance for participants in employee benefit plans. In other respects, FDICIA provides for enhanced supervisory authority, including greater authority for the appointment of a conservator or receiver for undercapitalized institutions.

        A range of other regulations adopted as a result of FDICIA include requirements applicable to closure of branches; additional disclosures to depositors with respect to terms and interest rates applicable to deposit accounts; requirements for the banking agencies to adopt uniform regulations for extensions of credit secured by real estate; modification of accounting standards to conform to generally accepted accounting principles including the reporting of off-balance sheet items and supplemental disclosure of estimated fair market value of assets and liabilities in financial statements filed with the banking regulators; increased penalties in making or failing to file assessment reports with the FDIC; greater restrictions on extensions of credit to directors, officers and principal stockholders; and increased reporting requirements on agricultural loans and loans to small businesses.

        As required by FDICIA, the FDIC has established a risk-based assessment system for the deposit insurance provided to depositors at depository institutions whereby assessments to each institution are calculated upon the probability that the insurance fund will incur a loss with respect to the institution, the likely amount of such loss, and the revenue needs of the insurance fund. Under the system, deposit insurance premiums are based upon an institution's assignment to one of three capital categories and a further assignment to one of

                                    C-32







   three supervisory subcategories within each capital category. The result is a nine category assessment system with initial assessment rates ranging from twenty-three cents to thirty-one cents per one hundred dollars of deposits in an institution. The classification of an institution into a category will depend, among other things, on the results of off-site surveillance systems, capital ratio, and CAMELS rating (a supervisory rating of capital, asset quality, management, earnings, liquidity and sensitivity to market risk).

        THE CDR ACT. On September 23, 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "CDR Act") was enacted. The CDR Act includes more than 50 regulatory relief provisions designed to streamline the regulatory process for banks and thrifts and to eliminate certain duplicative regulations and paperwork requirements established after, and largely as a result of, the savings and loan debacle. Well run community banks with less than $250 million in assets will be examined every 18 months rather than annually. The application process for forming a bank holding company has been greatly reduced. Also, the requirement that call report data be published in local newspapers has been eliminated.

        Also, the CDR Act establishes dual programs and provides funding in the amount of $382 million to provide for development services, lending and investment in distressed urban and rural areas by community development financial institutions and banks. In addition, the CDR Act includes provisions relating to flood insurance reform, money laundering, regulation of high-cost mortgages, and small business and commercial real estate loan securitization.

        THE BRANCHING ACT. On September 29, 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Branching Act") was enacted. Under the Branching Act, beginning September 29, 1995, adequately capitalized and adequately managed bank holding companies are allowed to acquire banks across state lines, without regard to whether the transaction is prohibited by state law, however, they are required to maintain the acquired institutions as separately chartered institutions. Any state law relating to the minimum age of target banks (not to exceed five years) will be preserved. Under the Branching Act, the Federal Reserve Board will not be permitted to approve any acquisition if, after the acquisition, the bank holding company would control more than 10% of the deposits of insured depository institutions nationwide or 30% or more of the deposits in the state where the target bank is located. The Federal Reserve Board could approve an acquisition, notwithstanding the 30% limit, if the state waives the limit either by statute, regulation or order of the appropriate state official.

        In addition, under the Branching Act beginning on June 1, 1997, banks are permitted to merge with one another across state lines and thereby create a main bank with branches in separate states. After establishing branches in a state through an interstate merger transaction, the bank could establish and acquire additional branches

                                    C-33







   at any location in the state where any bank involved in the merger could have established or acquired branches under applicable federal or state law.

        The responsible federal agency will not be permitted to approve any merger if, after the merger, the resulting entity would control more than 10% of the deposits of insured depository institutions nationwide or 30% or more of the deposits in any state affected by the merger. The responsible agency could approve a merger, notwithstanding the 30% limit, if the home state waives the limit either by statute, regulation or order of the appropriate state official.

        PENDING LEGISLATION. On November 4, 1999, the United States Congress approved legislation that would allow bank holding companies to engage in a wider range of nonbanking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act (the "Act"), a bank holding company that elects to become a financial holding company may engage in any activity that the Board of Governors of the Federal Reserve System (the "Federal Reserve"), in consultation with the Secretary of the Treasury, determines by regulation or order is (i) financial in nature, (ii) incidental to any such financial activity, or (iii) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The Act specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment, or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve under section 4(c)(8) of the Bank Holding Company Act. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act.

        National banks are also authorized by the Act to engage, through "financial subsidiaries," in any activity that is permissible for a financial holding company (as described above) and any activity that the Secretary of the Treasury, in consultation with the Federal Reserve, determines is financial in nature or incidental to any such financial activity, except (i) insurance underwriting, (ii) real estate development or real estate investment activities (unless otherwise permitted by law), (iii) insurance company portfolio investments and (iv) merchant banking. The authority of a national bank to invest in a financial subsidiary is subject to a number of conditions, including, among other things, requirements that the bank must be well-managed and well-capitalized (after deducting from capital the bank's outstanding investments in financial subsidiaries). The Act provides that state banks may invest in financial subsidiaries

                                    C-34







   (assuming they have the requisite investment authority under applicable state law) subject to the same conditions that apply to national bank investments in financial subsidiaries.

        The Act must be signed by the President before it will take effect. At this time, the Company is unable to predict the impact the Act may have on the Company and its subsidiary.

                     IMPACT OF NEW ACCOUNTING STANDARDS

        ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.
   This statement applies to all entities. FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.
   Earlier application is encouraged. The statement is not to be applied retroactively to financial statements of prior periods. In June 1999, Statement of Financial Accounting Standard No. 137 was issued to extend the effective date by one year to all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not believe the adoption of FAS 133, as amended by FAS 137, will have a material impact on the consolidated financial statements.

        ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING
   ENTERPRISE   Statement of Financial Accounting Standard No. 134,
   "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" (FAS 134) changes the way mortgage banking firms account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. The Statement is effective for financial statements for the first fiscal quarter beginning after December 15, 1998. The Company does not securitize mortgages and is not a Mortgage Banking Enterprise and therefore, FAS 134 will not have an impact on the consolidated financial statements.

        RECLASSIFICATIONS Certain reclassifications have been made to the balances as of September 30, 1999, with no effect on net income, to be consistent with the classifications adopted for September 30, 1998.

        YEAR 2000 COMPLIANCE

        The year 2000 has posed a unique set of challenges to those industries reliant on information technology. As a result of methods

                                    C-35







   employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. Financial institutions are particularly vulnerable due to the industry's dependence on electronic data processing systems. In 1997, the Company started the process of identifying the hardware and software issues required to be addressed to assure year 2000 compliance. The Company began by assessing the issues related to the year 2000 and the potential for those issues to adversely affect the Company's operations and those of its subsidiaries.

        Since that time, the Company has established a Year 2000 Compliance Team (the Team) composed of representatives from key areas throughout the organization. It is the mission of this Team to identify areas subject to complications related to the year 2000 and to initiate remedial measures designed to eliminate any adverse effects on the Company's operations. The Team has identified all mission-critical software and hardware that may be adversely affected by the year 2000 and has required vendors to represent that the systems and products provided are or will be year 2000 compliant.

        All mission critical software was upgraded and tested to achieve year 2000 compliance. In addition, the Team developed contingency plans to address systems which do not become year 2000 compliant.

        Management has determined that if a business interruption as a result of Year 2000 issue occurred, such an interruption could be material. The primary effort required to prevent a potential business interruption is to assure the Company's third party processor is year 2000 compliant. As a cost saving measure, management contracted with a different third party processor and converted data during the quarter ended June 30, 1999. This third party processor has stated that Year 2000 remediation and testing efforts have been successfully completed.

        The Company is committed to a plan for achieving compliance, focusing not only on its own data processing systems, but also on its loan customers. The Team has taken steps to educate and assist its customers with identifying their year 2000 compliance problems. In addition, the Team has proposed policy and procedure changes to help identify potential risks to the Company and to gain an understanding of how customers are managing the risks associated with the year 2000.

        Management believes that the organization has an effective year 2000 compliance program in place and that additional expenditures required to bring its systems into compliance will not have a materially adverse effect on the Company's operations, cash flow, or financial condition. To date, year 2000 compliance expenditures have amounted to $40,000. Management expects total additional out-of-pocket expenditures to be less than $25,000. This includes

                                    C-36







   costs to upgrade equipment specifically for the purpose of year 2000 compliance and certain administrative expenditures. However, the year 2000 problem is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

        The Federal banking regulators have established standards for achieving year 2000 compliance for federally insured depository institutions. If an institution fails to meet any of the established standards, its primary regulator may issue an order directing the institution to cure the deficiency. Until the deficiency cited in the regulator's order is cured, the regulator may restrict the institution's growth rate and take any action the regulator deems appropriate.

        EXECUTIVE OFFICERS OF THE REGISTRANT

        The following table sets forth certain information as of September 30, 1999 with respect to the executive officers of the Company and the Savings Bank.

             NAME              AGE                 POSITION
     -------------------    --------    ------------------------------

    K. Gary Reynolds           48      President & Chief Executive
                                       Officer of the Company and the
                                       Savings Bank

    Stephen J. Greene          41      Vice President of the Savings
                                       Bank
    Larry D. Griffin           52      Branch Manager, Centralia Savings
                                       Bank



        K. Gary Reynolds has been the president and chief executive officer of the Savings Bank since May, 1994 and the president and chief executive officer of the Company since its formation. Prior to that time, he was an examiner with the OCC.

        Stephen J. Greene has been a vice president of the Savings Bank since January, 1995. Mr. Greene was an examiner with the OCC from November, 1993 to December, 1994. Prior to that time, he was a vice president of Mercantile Bank of Centralia, N.A. where his responsibilities included managing a $25 million loan portfolio consisting of residential real estate loans and consumer loans.

        Larry D. Griffin has been the manager and loan officer of the Carlyle branch since his employment in February 1997. Prior to that time, he was employed by Banker's Systems, Inc. as an account

                                    C-37







   executive for over 15 years, where he was responsible for providing regulatory assistance and legal documentation to financial institutions throughout central and southern Illinois.

                                   ITEM 2.
                           DESCRIPTION OF PROPERTY

        The following table sets forth information concerning the main office and the branch office of the Bank at September 30, 1999. At September 30, 1999, the Company's premises had an aggregate net book value of approximately $337,000.

                                                                             Lease
                                          Year                            Expiration         Net Book
                 Location                Opened        Owned/Leased          Date              Value
        ---------------------------     ---------    ----------------     -----------    ----------------

                                                                                          (In Thousands)
       Main Office
       200 South Poplar Street            1975             Owned              N/A            $    97
       Centralia, Illinois

       Branch office
       801 12th Street                  1996 (1)           Owned              N/A                240
       Carlyle, Illinois

                                                                                             $   337
                                                                                             =======

   (1) The Carlyle branch was purchased during September 1996. The branch's original opening date was 1989.

                                   ITEM 3.
                              LEGAL PROCEEDINGS

        The Company is, from time to time, a party to legal proceedings arising in the ordinary course of its business, including legal proceedings to enforce its rights against borrowers. The Company is not currently a party to any legal proceedings which could reasonably be expected to have a material adverse effect on the consolidated financial condition or operations of the Company.

        In May 1999, a shareholder of CSB Financial Inc. filed a class action lawsuit in a Delaware court against the Company, its top executive and its directors for breach of fiduciary duty for failure to put an acquisition offer to shareholder vote. The class action is seeking buyout of current shares at $14.75 (offered purchase price).

                                   ITEM 4.
             SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        No matter was submitted to a vote of security holders, through the solicitation of proxies or otherwise, during the quarter ended September 30, 1999.

                                    C-38



                                  PART II

                                   ITEM 5.
          MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

        Information relating to the market for Registrant's common stock and related stockholder matters appears under "Corporate Information" in the 1999 Annual Report to stockholders and is incorporated herein by reference.

                                   ITEM 6.
          MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

        The above captioned information appears under the caption
   "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1999 Annual Report to Stockholders and is incorporated herein by reference.

                                   ITEM 7.
                            FINANCIAL STATEMENTS

        The consolidated financial statements of CSB Financial Group, Inc. and subsidiary as of September 30, 1999 and 1998, together with the report of McGladrey & Pullen, LLP appears in the 1999 Annual Report to Stockholders and is incorporated herein by reference.

                                   ITEM 8.
       CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                            FINANCIAL DISCLOSURE

        None.


                                  PART III

                                   ITEM 9.
        DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
              COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        The information relating to directors and executive officers of the Registrant is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of Stockholders to be held on January 14, 2000.





                                    C-39







                                  ITEM 10.
                           EXECUTIVE COMPENSATION

        The information relating to executive compensation is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of Stockholders to be held on January 14, 2000.

                                  ITEM 11.
       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The information relating to security ownership of certain beneficial owners and management is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of Stockholders to be held on January 14, 2000.

                                  ITEM 12.
               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The information relating to certain relationships and related transactions is incorporated herein by reference to the Registrant's Proxy Statement for the Annual Meeting of Stockholders to be held on January 14, 2000.

                                  ITEM 13.
                      EXHIBITS AND REPORTS ON FORM 8-K

        (a)  Exhibits

        See Exhibit Index below and exhibits attached.

        (b)  Form 8-K

        No Reports on Form 8-K were filed during the last quarter of the fiscal year covered by this Form 10-KSB.

    EXHIBIT                                                    PAGE
      NO.                        EXHIBIT                       NO.

      -------------------------------------------------------------
      3.1    Certificate of Incorporation of CSB Financial      -
             Group, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant's
             Registration Statement on Form SB-2 as
             originally filed on March 1, 1995,
             Registration No. 33-89842)

      -------------------------------------------------------------
      3.2    Bylaws of CSB Financial Group, Inc.                -
             (incorporated herein by reference to Exhibit
             3.2 to the Registrant's Registration
             Statement on Form SB-2 as originally filed on March 1, 1995, Registration No. 33-89842)

      -------------------------------------------------------------






                                    C-40


      -------------------------------------------------------------

      4.1    Specimen Stock Certificate of CSB Financial        -
             Group, Inc. (incorporated herein by reference
             to Exhibit 1 to the Registrant's Registration
             Statement on Form 8-A filed on August 21,
             1995, Registration No. 0-26650)
      -------------------------------------------------------------

      4.2    Articles IV, V, VI, XIV and XVI of CSB             -
             Financial Group, Inc.'s Certificate of
             Incorporation (see Exhibit 3.1 above)
      -------------------------------------------------------------

      4.3    Articles II and IV of CSB Financial Group,         -
             Inc.'s Bylaws (see Exhibit 3.2 above)
      -------------------------------------------------------------

      4.4    Rights Agreement dates June 13, 1997 between       -
             CSB Financial Group, Inc. and Registrar and
             Transfer Company, as Rights Agent.  Included
             as Exhibit A to such Rights Agreement is a
             form of Rights Certificate (incorporated
             herein by reference to Exhibit 1 to the
             Registrant's Registration statement in form
             8-A filed on June 13, 1997)
      -------------------------------------------------------------

      10.1   Centralia Savings Bank Employee Stock              -
             Ownership Plan (incorporated herein by
             reference to Exhibit 10.1 to the Registrant's
             Registration Statement on Form SB-2 as
             originally filed on March 1, 1995,
             Registration No. 33-89842)

      -------------------------------------------------------------
      10.2   Credit Agreement between CSB Financial Group,      -
             Inc. and Centralia Savings Bank Employee
             Stock Ownership Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant's
             Registration Statement on Form SB-2 as
             originally filed on March 1, 1995,
             Registration No. 33-89842)

     -------------------------------------------------------------








                                    C-41







    -------------------------------------------------------------

      10.3   CSB Financial Group, Inc. 1995 Stock Option
             and Incentive Plan (incorporated herein by
             reference to Exhibit 10.3 to the
             Registrant's Registration Statement on Form
             SB-2 as originally filed on March 1, 1995,
             Registration No. 33-89842)
    -------------------------------------------------------------

      10.4   CSB Financial Group, Inc. 1997 Nonqualified      -
             Stock Option Plan (incorporated herein by
             reference to Exhibit 10.4 to Form 10-KSB
             for the period ending September 30, 1997 as
             originally filed on December 29, 1997)
     -------------------------------------------------------------

      10.5   CSB Financial Group, Inc. Management
             Development and Recognition Plan and Trust
             Agreement, as amended (incorporated herein
             by reference to Exhibit 10.4 to Form 10-KSB
             for the period ending September 30, 1997 as
             originally filed on December 29, 1997)
    -------------------------------------------------------------

      10.6   Employment Agreement between Centralia           -
             Savings Bank and K. Gary Reynolds
             (incorporated herein by reference to
             Exhibit 10.7 to the Registrant's
             Registration Statement on Form SB-2 as
             originally filed on March 1, 1995,
             Registration No. 33-89842)
     -------------------------------------------------------------

      13.1   CSB Financial Group, Inc. 1999 Annual           C-44
             Report to Stockholders
     -------------------------------------------------------------

      21.1   Subsidiaries of the Registrant                   -
             (incorporated herein by reference to
             Exhibit 21.1 to the Registrant's
             Registration Statement on Form SB-2 as
             originally filed on March 1, 1995,
             Registration No. 33-89842)
     -------------------------------------------------------------

      23.1   Consent of McGladrey & Pullen, LLP               -
     -------------------------------------------------------------

      27.1   Financial Data Schedule                          -
     -------------------------------------------------------------


                                    C-42







                                 SIGNATURES

        In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 CSB FINANCIAL GROUP, INC.
                                       (Registrant)

   Date:  December 23, 1999      By:  /s/ K. Gary Reynolds
                                      -----------------------------
                                      K. Gary Reynolds, President,
                                      Chief Executive Officer and
                                      Director

        In accordance with the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

   /s/ K. Gary Reynolds
   -----------------------------------------
   K. Gary Reynolds, President, Chief
   Executive Officer and Director (Principal
   Executive Officer, Principal Financial
   Officer and Principal Accounting Officer)

   /s/ A. John Byrne
   -----------------------------------------
   A. John Byrne, Director
   Executive Officer and Director (Principal
   Executive Officer, Principal Financial
   Officer and Principal Accounting Officer)

   /s/ Wesley N. Breeze
   -----------------------------------------
   Wesley N. Breeze, Director


   /s/ Michael Donnewald
   -----------------------------------------
   Michael Donnewald, Director


   /s/ Larry M. Irvin
   -----------------------------------------
   Larry M. Irvin, Director


   /s/ W. Harold Monken
   -----------------------------------------
   W. Harold Monken, Director

                                    C-43








                  ----------------------------------------

                         BUSINESS OF THE CORPORATION

                  ----------------------------------------


        CSB Financial Group, Inc. (the "Company") was organized as a Delaware corporation on December 12, 1994 to acquire all of the capital stock issued by Centralia Savings Bank (the "Bank"). The Company is engaged in the business of directing, planning and coordinating the business activities of the Bank. In the future, the Company may acquire or organize other operating subsidiaries, although there are no current plans or agreements to do so.

        The Bank is an Illinois-chartered stock savings bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund (the "SAIF"). The Bank was originally chartered in 1879 as a federally chartered savings and loan association, merged with another savings association in the 1970's and converted to a state-chartered savings bank on July 1, 1993 under its current name of Centralia Savings Bank. The Bank conducts its business through its office located at 200 South Poplar Street, Centralia, Illinois 62801, and its telephone number is (618) 532-1918.

        The Bank provides its customers with a broad range of community banking services. The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to invest in one- to four-family residential mortgage loans, and, to a lesser extent, multi-family residential, consumer, commercial business and commercial real estate loans. In addition, the Bank invests in U.S. Government and Agency securities, state and municipal obligations and mortgage-backed securities.


















                                    C-44







                          CSB FINANCIAL GROUP, INC.
                              200 South Poplar
                          Centralia, Illinois 62801
                               (618) 532-1918
                        ----------------------------

                             PRESIDENT'S MESSAGE

                        -----------------------------


   Dear Fellow Shareholders:

   Highlights for 1999 include growth in total assets of $2.5 million, total deposits of $1.1 million and gross loans of $2.9 million with an additional $1.0 million in loan commitments at year-end. Our loan department had a productive year with loan originations of $15.4 million in new loans compared to $10.1 million in 1998, led primarily by the refinancing of residential real estate loans and new commercial loans. Quality of the loan portfolio improved during the fiscal year, with non-performing assets declining by 50% to $205,000. Our allowance for loan losses to total non-performing assets ratio also improved significantly from 42% to 108%.

   The consolidated net income declined $46,000, or 13%, to $299,000 at September 30, 1999. The decrease in income represented a $0.01 decrease in diluted earnings per share from 1998. Consolidated income before income taxes (excluding non-recurring items) for 1999 increased 11% to $516,000 as compared to $464,000 in 1998. The non-recurring items were related to the data processing and the Year-2000 conversion expenses of $85,000 incurred during the last six months of the fiscal year ended September 30, 1999. These non-recurring items approximated a $0.07 per share decline in the diluted earnings per share.

   The market price for CSB Financial Group, Inc.'s stock as of November 26, 1999 was $11.25 per share, an increase of 14% from the close of November 23, 1998. This is encouraging, due to the market volatility of bank stocks in the NASDAQ index. Our strategic plans for improving shareholders' return on equity were briefly delayed by isolated shareholder actions. The Board of Directors is committed to improving return on equity and implementing these strategic plans.

   In May 1999, the Company changed data processing servicers. The cost of the conversion of data to another servicer was significant. These costs were attributable to 12% of the noninterest expenses for the year. Of course, this change was made for three primary reasons: (1) to provide our customer base with enhanced services at a reasonable cost, (2) to ensure continued data processing capabilities during the century date change, and (3) to reduce our labor costs. We expect the data processing expenses to remain at prior year's levels, while providing more products and service benefits to our customers. One such service enhancement that saves time and labor for our checking

                                    C-45







   account customers is the implementation of the imaging system for checking accountholders. This system provides a digital-image of every check and deposit on a customer's monthly checking account statement for easy retrieval and storage. When customers experienced the convenience of this statement, which was pre-punched to fit a provided binder, many commented they would not be satisfied with any other type of statement. The customer can also arrange to have a monthly statement prepared that combines the banking activities of several accounts on one statement.

   The century-date change, commonly referred to as "Year 2000" or "Y2K," is an event that has placed unusual demands on all businesses, especially those in the financial industry. As a result, the Company has devoted much time and resources to ensure our ability to meet our customers' financial needs. Our current data processing service completed its testing and achieved compliance in early 1998.
   Centralia Savings Bank developed, tested and implemented backup procedures to address ongoing operations in the unusual event there is a malfunction in the electrical or telecommunication systems. We completed an evaluation of all equipment, software applications, and third-party vendors to ensure there will be no interruptions in services. We have also evaluated all significant credit accounts to determine if alternate procedures are warranted to diminish any Y2K risks they may pose to the Company. We are confident in the results of our Y2K evaluations and we look forward to the New Year.

   The financial service industry will be experiencing a great deal of change due to the recent repeal of the Glass-Steagall Act. The offering of insurance and investment products/services will become an increasing portion of a bank's product offerings to its customer base. Technological advances will give customers access to their accounts through Internet services. The continued merger and acquisition between financial institutions will continue to change the landscape of the banking community.

   Through the coming months, our greatest challenge is to maintain a competitive advantage, identify the customer products and services to offer, select the means of distributing these products/services and improve the value of our shareholders' investment in this Company. Our greatest competitive advantage is that our customers know we are accessible and that decisions are made locally by managers and directors that live, work and participate in this community.

   The employees of the Company are well trained, experienced and loyal. They are dedicated to serving our customers and shareholders. Our success continues to be linked to the commitment and dedication of our employees and the support of our customers and shareholders. The Board of Directors has committed to programs targeting asset growth, leveraging capital and evaluating strategic alliance opportunities with the singular goal of providing the best value to our shareholders.


                                    C-46







   We are confident and excited about our future as a community bank. We look forward to opportunities the future brings. On behalf of the board of directors, officers and staff of the Company, we thank you our shareholders for their investment and our customers for their business.

   Sincerely,

   /s/ A. John Byrne

   A. John Byrne
   Chairman of the Board


   /s/ K. Gary Reynolds

   K. Gary Reynolds
   President and Chief Executive Officer



































                                    C-47







            ----------------------------------------------------
                   Management's Discussion and Analysis of
                 Financial Condition & Results of Operations
            ----------------------------------------------------

   Management's discussion and analysis of financial condition and results of operations is intended to assist the reader in understanding the financial condition, changes in financial condition and results of operation for CSB Financial Group, Inc. (the "Company"). The information contained in this section should be read in conjunction with the Consolidated Financial Statements and the other sections contained herein.

   GENERAL

        On December 12, 1994, CSB Financial Group, Inc. was organized for the purpose of acquiring all of the outstanding stock of Centralia Savings Bank (the "Bank") upon conversion of the Bank from a mutual to a stock savings bank. The conversion was completed on October 5, 1995. The Company sold 1,035,000 shares of common stock in the initial stock offering at $8 per share. The Company purchased 100% of the outstanding common stock of the Bank using 50% of the $7,584,000 in net proceeds generated from the initial offering.

        The Company conducts no significant business other than through the Bank. The Bank has a wholly owned subsidiary, Centralia SLA, Inc., which provides insurance services. All references to the Company include the Bank and its subsidiary, unless otherwise indicated. References to the Company prior to October 5, 1995 are to the Bank and Centralia SLA, Inc., on a consolidated basis.

        In June, 1999, the Board of Directors authorized management to retain an independent third party to evaluate strategic alternatives for the Company. This action resulted from an unsolicited offer that was declined by the Board of Directors.

   COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1999 AND 1998

        GENERAL. The operating results of the Company depend primarily on its net interest income, which is the difference between the interest income earned on interest-earning assets (primarily loans, investment securities and mortgage-backed securities) and interest expense incurred on interest-bearing liabilities (primarily deposits). The Company's net income also is affected by the establishment of provision for loan losses and the level of its non-interest income, including loan fees, deposit service charges, insurance commissions, gains and losses from the sale of assets as well as its other non-interest expenses and provisions for income taxes.

        The Company's net income for the fiscal year ended September 30, 1999 was $299,000 as compared to $345,000 for the fiscal year ended

                                    C-48







   September 30, 1998. This represents a $46,000, or 13.3%, decrease in net income.

        NET INTEREST INCOME. The Company's net interest income for the fiscal years ended September 30, 1999 and 1998 were $1,718,000 and $1,666,000, respectively. This represents a $52,000, or 3.1%, increase in net interest income. This is primarily due to an increase in the net interest rate spread.

        Interest income decreased $51,000, or 1.54%, from $3,304,000 for the fiscal year ended September 30, 1998 compared to $3,253,000 for the fiscal year ended September 30, 1999. The decrease resulted primarily from a 29 basis point decrease in the average rate earned on the Company's interest-earning assets.

        The $99,000 decrease in interest on securities and other interest earning assets was partially offset by the $48,000 increase in interest and fees on loans. The decrease in interest on securities and other interest earning assets was a result of a decrease in average balances of $490,000 and yields of 40 basis points. As yields on investment securities continued to decline, management chose to invest funds in loans with an average yield of 7.84% rather than mortgage backed securities or investment securities with average yields of 8.13% and 5.69%, respectively.

        Interest expense decreased $103,000, or 6.29%, to $1,535,000 for the fiscal year ended September 30, 1999 from $1,638,000 for fiscal year ended September 30, 1998. The $1.2 million increase in average balances was more than offset by the 47 basis point decrease in cost of funds.

        PROVISION FOR LOAN LOSSES. The Company's provision for loan losses for the fiscal year ended September 30, 1999 was $72,000, compared to $63,000 for the fiscal year ended September 30, 1998. Management evaluates the adequacy of the Company's allowance for loan losses on a quarterly basis and may, based on such review, adjust the amount of the provision for loan losses. Classified loans are considered as part of this review.

        NON-INTEREST INCOME. The Company's non-interest income for the fiscal year ended September 30, 1999 was $132,000, as compared to $134,000 for the fiscal year ended September 30, 1998. This represents a decrease of $2,000, or 1.49%, in non-interest income. The decrease resulted primarily from a $5,000 decrease in gains on sale of securities offset by a $1,000 increase in service charges on deposits and a $2,000 increase in other non-interest income.

        NON-INTEREST EXPENSE. The Company's non-interest expense for the fiscal year ended September 30, 1999 was $1,347,000, as compared to $1,273,000 for the fiscal year ended September 30, 1998. The $74,000, or 5.81%, increase in non-interest expense is principally due to


                                    C-49







   additional costs incurred in the conversion of data processing service centers.

        Compensation and Employee Benefits expense increased $20,000, or 3.17%, to $651,000 for the fiscal year ended September 30, 1999. This increase was primarily due to an increase of $17,000 in group insurance premiums.

        Data processing expense increased $55,000, or 53.40%, to $158,000 for the fiscal year ended September 30, 1999. This increase was primarily attributable to costs associated with the conversion of data processing service centers.

        Other non-interest expenses decreased $14,000, or 4.06%, to $331,000 for the fiscal year ended September 30, 1999 as compared to $345,000 for the fiscal year ended September 30, 1998.

        PROVISION FOR INCOME TAXES. The Company's provision for income taxes for the fiscal year ended September 30, 1999 was $132,000, as compared to $119,000 for the fiscal year ended September 30, 1998. This represents a $13,000, or 10.9%, increase in the provision for income taxes.































                                    C-50







   COMPARISON OF FINANCIAL CONDITION AS OF SEPTEMBER 30, 1999 AND 1998

        GENERAL. At September 30, 1999, the Company's total assets were $48.9 million, an increase of $2.5 million, or 5.4%, as compared to $46.4 million at September 30, 1998. The increase resulted from a $2.8 million increase in loans receivable, net of the allowance for loan losses, which offset the $.7 decrease in cash and cash equivalents. The increase in loans was funded by a $1.1 million increase in deposits and $1.4 million in borrowings.

        LOANS. Loans, net of the allowance for loan losses, at September 30, 1999 were $28.9 million, an increase of $2.8 million, or 10.8%, compared to $26.1 million for the fiscal year ended September 30, 1998. Mortgage loans increased $3.0 million, or 14.55%, consumer loans decreased $646,000, or 15.78%, as compared to the fiscal year ended September 30, 1998. Commercial loans increased $539,000, or 86.24%, to $1.2 million for the year ended September 30, 1999 as compared to $625,000 for the year ended September 30, 1998. Home equity lines of credit and share loans remained relatively stable.

        Average loan balances for 1999 amounted to $28.5 million as compared to $26.9 million in the previous fiscal year. The Company continues to emphasize mortgage lending, however, management is also making more loans on commercial real estate and commercial operations.

        The residential mortgage loans increased $1.9 million during 1999, or 10.00%, to $21.2 million as compared to $19.3 million for the fiscal year ended September 30, 1998. During 1999, loan originations for residential mortgage loans amounted to $7.6 million as compared to $5.2 million in originations for the prior fiscal year.

        Residential mortgage loans represent 72.83% of gross loans. Consumer loans, consisting primarily of automobile loans, made up 11.84% of gross loans, commercial loans made up 3.99% of gross loans, home equity lines of credit and share loans made up 2.81% of gross loans, commercial real estate loans made up 1.78% of gross loans, and non-residential real estate loans comprised 6.75% of the portfolio at September 30, 1999.

        ALLOWANCE FOR LOAN LOSSES. An allowance for loan losses is maintained at a level considered adequate by management to absorb potential loan losses as determined by evaluations of the loan portfolio on a continuing basis. This evaluation by management includes consideration of past loan loss experience, changes in the composition of the loan portfolio, the volume and condition of the loan portfolio as well as the financial condition of specific borrowers and current economic conditions. Loans with principal and interest payments contractually due but not yet paid are reviewed at least semimonthly and are placed on a nonaccrual status when scheduled payments remain unpaid for 90 days or more, unless the loan is both well secured and is in the process of collection.


                                    C-51







        Nonperforming loans as of September 30, 1999 amounted to $205,000 or .42% of total assets as compared to $410,000 or .88% of total assets as of September 30, 1998.

        The following table sets forth an analysis of the Company's gross allowance for loan losses for the periods indicated.

                                                                             For the Fiscal Year
                                                                             Ended September 30,
                                                                          -------------------------

                                                                             1999           1998
                                                                             ----           ----
                                                                                (In Thousands)
                                                                                --------------
       Allowance at beginning of period                                        $ 171           $165
       Provision for loan losses                                                  72             63
       Recoveries:                                                                18              4
           Consumer loans                                                   --------       --------
               Total recoveries                                                   18              4
                                                                            --------       --------

       Charge-offs:
           Consumer loans                                                         39             61
                                                                            --------       --------
               Total charge-offs                                                  39             61
                                                                            --------       --------
               Net charge-offs                                                   (21)           (57)
               Balance at end of period                                     --------       --------
                                                                               $ 222           $171
                                                                            ========       ========

       Ratio of allowance for loan losses to gross loans outstanding
       at the end of the period                                               0.76%          0.65%

       Ratio of net charge offs to average loans outstanding net
       during the period                                                       0.07%          0.21%

       Ratio of allowance for loan losses to total nonperforming
       assets at the end of the period                                       108.29%         41.71%

              INVESTMENT SECURITIES. Investment securities represented 35.43% of total assets as of September 30, 1999 compared to 36.93% of total assets as of September 30, 1998.  Investment securities increased
   $188,000, 1.10%, from $17.1 million to $17.3 million as of September
   30, 1999.    At September 30, 1999, the Company held approximately
   $17.3 million in investment securities of which $17.1 million were held as available for sale, and $216,000 were non-marketable equity securities. Of the $17.3 million in investment securities, $13.1 million, or 75.57%, were U. S. Government and agency securities, $1.0 million, or 5.78%, were U.S. Treasury securities, $1.6 million, or 9.38%, were obligations of state and political subdivisions, $216,000, or 1.25%, were non-marketable equity securities, $482,000, or 2.78% were corporate securities and $909,000, or 5.24%, were mortgage-backed securities.




                                    C-52






        DEPOSITS. At September 30, 1999, total deposits amounted to $36.9 million, or 75.44%, of total assets. Total deposits increased $1.1 million, or 2.93% from September 30, 1998. The increase resulted from an increase of $947,000, $407,000 and $20,000 in time deposits greater than $100,000, savings and demand deposits, respectively, offset by a $323,000 decrease in other time deposits.

        BORROWINGS. At September 30, 1999, total borrowings totaled $1.4 million, or 2.86% of total assets, and consisted of advances on a line of credit from the Federal Home Loan Bank of Chicago. The borrowings were made in September 1999 to fund loan growth. The Company had no borrowings outstanding at September 30, 1998.

   RETURN ON EQUITY AND ASSETS

        Net income for the fiscal year ended September 30, 1999 was $299,000 as compared to $345,000 for the fiscal year ended September 30, 1998.

        Return on average assets (ROA) for the year ended September 30, 1999 was .62% as compared to .73% for the year ended September 30, 1998. The cause for the decrease in ROA was principally due to an increase in noninterest expenses.

        Return on average equity (ROE) for the year ended September 30, 1999 was 2.93% as compared to 3.24% for the year ended September 30, 1998. The cause for the decrease in ROE was due to decreased net income and a decrease in the fair value of securities available for sale.

        The average equity to average assets ratio as of September 30, 1999 was 21.18% as compared to 22.35% as of September 30, 1998. The primary cause for the decrease was the decreased net income and the decrease in the fair value of securities available for sale.

   AVERAGE BALANCE SHEET

        The following table presents the average balance sheet for the Company for the years ended September 30, 1999 and 1998, the interest on interest earning assets and interest bearing liabilities and the related average yield or cost. The yields and costs are derived by dividing income or expense by the average balance of the related asset or liability for the periods shown. Average balances were determined from averaging month-end balances.









                                    C-53







                                                                     For the Fiscal Year Ended September 30,
                                                      --------------------------------------------------------------------
                                                                    1999                                1998
                                                      --------------------------------   ---------------------------------
                                                                                 (In Thousands)
                                                      --------------------------------------------------------------------
                                                       Average     Interest &   Yield/     Average     Interest &   Yield/
                                                       Balance     Dividends     Cost      Balance      Dividends    Cost
      Interest-earnings assets:
        Mortgage loans (5)                             $   22,506     $  1,634    7.26%    $   20,201   $    1,630    8.07%
        Commercial loans (5)                                1,968          210   10.67%           961           96    9.99%
        Consumer loans (5)                                  4,045          391    9.67%         5,736          461    8.04%
                                                       ----------     --------             ----------   ----------
              Total loans, net                         $   28,519     $  2,235    7.84%    $   26,898   $    2,187    8.13%

          Mortgage-backed securities (3)               $    1,046     $     85    8.13%    $    1,048   $       98    9.35%
          Investment securities (2)(3)                     15,312          871    5.69%        15,712          943    6.00%
          Daily interest-bearing deposits                     617           48    7.78%           706           62    8.78%
          FHLB stock                                          214           14    6.54%           213           14    6.57%
                                                       ----------     --------              ---------      -------
              Total interest-earning assets            $   45,708     $  3,253    7.12%     $  44,577   $    3,304    7.41%

      Non-interest earning assets:
        Office properties and equipment, net           $      630                           $     603
        Real estate, net                                        7                                   5
        Other non-interest earning assets                   1,911                               2,377
                                                       ----------                            --------
              Total assets                             $   48,256                            $ 47,562
                                                       ==========                            ========
      Interest-bearing liabilities:
        Passbook accounts                              $    3,604     $     74    2.05%      $  3,435      $    82    2.39%
        NOW accounts                                        4,575           86    1.88%         3,712           69    1.86%
        Money market accounts                               2,960           99    3.34%         3,550          134    3.77%
        Certificates of deposit                            24,658        1,274    5.17%        23,892        1,353    5.66%
                                                        ---------     --------               --------      -------
              Total deposits                            $  35,797     $  1,533    4.28%      $ 34,589      $ 1,638    4.74%
        FHLB Advances                                          34            2    5.88%             -            -       -
                                                        ---------     --------               --------      -------
               Total interest-bearing liabilities       $  35,831     $  1,535    4.28%      $ 34,589      $ 1,638    4.74%

      Non-interest bearing liabilities:
        Non-interest bearing deposits                   $   1,827                           $   1,451
        Other liabilities                                     378                                 890
                                                        ---------                           ---------
              Total liabilities                         $  38,036                           $  36,930
      Stockholders' equity                                 10,220                              10,632
                                                        ---------                           ---------
              Total liabilities and
                  stockholders' equity                  $  48,256                           $  47,562
                                                        =========                           =========
      Net interest income                                            $   1,718                           $   1,666
      Interest rate spread (4)                                       =========    2.84%                  =========    2.67%
      Net interest margin (1)                                                     3.76%                               3.74%
      Ratio of average interest-earning assets to
      average interest-bearing
         liabilities                                      127.57%                             128.88%


                                                             C-54







   (1) Net interest income as a percentage of average interest-earning assets.
   (2)  Includes available for sale investment securities.
   (3) Interest is classified as interest income on securities in the Consolidated Statement of Income.
   (4) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
   (5)  Average volume includes nonaccrual loans.


   RATE AND VOLUME ANALYSIS

        The following table sets forth the effects of changing interest rates and volumes of interest earning assets and interest bearing liabilities on net interest income for the Company. The combined rate-volume variances are included in the total volume variance. In addition to this schedule, a two year average balance sheet and an analysis of net interest income setting forth (i) average assets, liabilities and stockholder's equity; (ii) interest income earned on interest earning assets and interest expense incurred on interest-bearing liabilities; (iii) average yields earned on interest-earning assets and average rates incurred on interest-bearing liabilities; (iv) the net interest margin (i.e. the average yield earned on interest earning assets less the average rate incurred on interest-bearing liabilities); and (v) the net yield on interest-earning assets (i.e. net interest income divided by average interest-earning assets).


























                                    C-55







                                                  1999 COMPARED TO 1998                  1998 COMPARED TO 1997
                                               INCREASE (DECREASE) DUE TO              INCREASE (DECREASE) DUE TO

                                             RATE          VOLUME        NET        RATE         VOLUME        NET
                                             ----          ------        ---        ----         ------        ---

                                                     (IN THOUSANDS)                          (IN THOUSANDS)
         Interest-earning assets:
         Mortgage loans                     $   (163)      $   167     $     4     $    80         $    6    $    86
         Commercial loans                          7           107         114          15            (18)        (3)
         Consumer loans                           93          (163)        (70)        (43)           (17)       (60)
                                             --------      --------     -------     -------        -------     ------
               Total loans                       (63)          111          48          52            (29)        23

         Mortgage-backed securities              (13)             -        (13)         (3)           (34)       (37)
         Investment and other
           securities                            (49)          (23)        (72)         29             91        120
         Interest-bearing deposits                (7)           (7)        (14)         83           (139)       (56)
         FHLB stock                                 -            -           -          (1)             2          1
                                              -------       -------     -------     -------         ------     ------
               Total net change income
                 on interest-earning
                 assets                         (132)            81        (51)        160           (109)        51
                                              -------       -------     -------     -------         ------     ------

       Interest-bearing liabilities:
         Passbook                                (11)            3          (8)         (6)            (4)       (10)
         Interest-bearing demand
           (NOW) accounts                          1            16          17           -            (26)       (26)
         Money market deposit
           accounts                              (15)          (20)        (35)         23            (10)        13
         Certificates of deposit                (117)           38         (79)        (76)            95         19
         FHLB Advances                             -             2           2           -              -          -
               Total net change in            -------      --------      ------     -------        -------     ------
                 expense on interest-
                 bearing liabilities            (142)           39        (103)        (59)            55         (4)
                                              -------      --------      ------     -------        -------     ------
               Net change in
                interest income               $   10       $    42     $    52     $    219       $  (164)    $   55
                                             =======       ========    =======     ========       ========    =======












                                                             C-56







   ASSET AND LIABILITY MANAGEMENT

        The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest-rate sensitive", and by monitoring an institution's interest-rate sensitivity gap. An asset or liability can be considered to be interest-rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period, and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets.

        During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

        At September 30, 1999, the Company's interest-bearing liabilities either maturing or repricing within one year exceeded its interest-earning assets either maturing or repricing within one year by $(1.6) million, representing a cumulative one-year interest-rate sensitivity gap of negative (3.25)%. During periods of rising interest rates, it is expected that the yield on the Company's interest-earning assets would rise more slowly than the cost on its interest-bearing liabilities, which would be expected to have a negative effect on net interest income. A decrease in interest rates would have the opposite effect on net interest income, as the interest rates paid on interest-bearing liabilities would fall more rapidly than would the interest rates earned on interest-earning assets.

        The primary function of asset and liability management is to maintain an appropriate balance between liquidity on the one hand, and interest-earning assets and liabilities on the other. The appropriate balance will enable the Company to produce stable net income during changing interest-rate cycles.

        In recent years, the Company's assets have been comprised primarily of one-to-four-family residential mortgage balloon payment notes along with long-term investment and mortgage-backed securities, while its liabilities have been comprised primarily of short-term certificates of deposit. The majority of the Company's balloon payment notes have maturities of three years, while a small number have maturities of either one or five years. The balloon payment

                                    C-57







   notes are not interest-rate sensitive in a rapidly increasing interest-rate environment because the interest rate remains fixed for up to five years regardless of an increase in market interest rates. Furthermore, although the interest rate on the balloon payment notes may be changed if the note is renewed at the end of the term, the balloon payment notes have interest rate caps of one or two percentage points over the initial rate of interest. Consequently, if interest rates increase by an amount exceeding the interest rate cap during the term of the note, the Company may be forced to renew the notes at interest rates below the prevailing market rate.

        Since the first calendar quarter of 1995, the adjustable-rate-mortgage (ARM) has replaced the standard balloon payment loan as the principal type of mortgage loan offered to new residential first-mortgage customers of the Company. The ARM's have higher interest rate ceilings than the balloon payment loans, along with interest rate floors, and will accordingly provide the Company with increased interest rate protection. Beginning in February 1996, the Company initiated a program of converting the balloon mortgage loans to comparable ARM mortgage loans. As the balloon mortgage loans mature, they are converted to an ARM.

        Because the majority of the Company's deposits are in higher yielding short-term certificates of deposit (which can be expected to reprice upon maturity), an increase in market interest rates will have a more dramatic effect on the Company's cost of funds than if such deposits were in transaction or passbook savings account. The interest rates on the Company's certificates of deposit tend to increase more quickly and in greater increments than the interest rates on its transaction or passbook savings accounts.

        The Company's investment securities portfolio had an average maturity of 4.4 years, excluding mortgage-backed securities, as of September 30, 1999. Accordingly, the Company's investment securities portfolio could be made less interest-rate sensitive by increasing the average maturity of the portfolio.

   LIQUIDITY AND CAPITAL RESOURCES

        The Company's primary sources of funds are customer deposits, proceeds from principal and interest payments on loans, payments on investment and mortgage-backed securities and sales of Company stock. While scheduled maturities of loans and investment and mortgage-backed securities are predictable sources of funds, deposit flows, mortgage prepayments and the Company's ability to renew balloon payment notes are greatly influenced by general interest rates, economic conditions and competition.

        The primary investing activity of the Company is the origination of one-to-four-family residential mortgage loans. During each of the fiscal years ended September 30, 1999 and 1998, the Company originated one-to-four-family residential mortgage loans in the amount of $7.6

                                    C-58







   million and $5.2 million, respectively. These activities were funded primarily by Federal Home Loan Bank advances and deposit growth.

        The net cash used in investing activities for the fiscal year ended September 30, 1999 totaled $3.5 million. Investment activities included the purchase of investment securities which totaled $7.1 million and $13.0 million for the fiscal year ended September 30, 1999 and 1998, respectively and the origination of loans, net of paydowns, of $2.9 million for the year ended September 30, 1999. Sources of cash for investing activities was provided by operating activities, maturities and sales of securities, and cash and cash equivalents held at the beginning of the fiscal year. Investment activities included the sale of investment securities which totaled $500,000 and $5.2 million for the fiscal years ended September 30, 1999 and 1998, respectively. Investment activities also included maturities and paydowns on investment securities which totaled $6.1 million and $7.8 million for the fiscal years ended September 30, 1999 and 1998, respectively.

        The Company must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, satisfy financial commitments and take advantage of investment opportunities. During the fiscal year ended September 30, 1999 and 1998, the Company used its sources of funds primarily to fund loan commitments. At September 30, 1999, the Company had commitments to extend credit in the amount of $2.3 million. These commitments were comprised of variable-rate and fixed-rate commitments in the amounts of $1,173,000 and $1,146,000, respectively. The range of rates on fixed-rate commitments was 7.75% to 10.5%.

        At September 30, 1999, certificates of deposits totaled $24.5 million, or 66.52% of total deposits, as compared to $23.9 million, or 66.73% of total deposits for fiscal year ended September 30, 1998. Time deposits over $100,000 accounted for $2.6 million and $1.7 million, respectively, of the certificate of deposit totals. Historically, the Company has been able to retain a significant amount of its maturing deposits by increasing the interest rates earned by the certificates of deposit. Because deposit insurance premiums paid by commercial banks on BIF-insured deposits have been drastically reduced, the Company may find it more difficult to retain such deposits. Management believes it will have adequate resources to fund maturing deposits and withdrawals from additional deposits, proceeds of scheduled repayments of loans as well as from payments received on investment and mortgage-backed securities.

        CAPITAL. The Company is required to maintain a specific amount of capital pursuant to the regulations of the Commissioner of Savings and Residential Finance and the Federal Deposit Insurance Corporation
   (FDIC). As of September 30, 1999, the Company was in compliance with all regulatory capital requirements with a Tier 1 capital to risk-weighted assets ratio of 42.93%, compared to the minimum ratio required of 4.0%, total capital to risk-weighted assets ratio of

                                    C-59







   43.90% compared to the minimum ratio required of 8.0% and a Tier 1 capital to average assets ratio of 20.29% compared to the minimum ratio required of 4.0%.

        The Company continues to maintain a strong capital position to support its capital requirements. Stockholders' equity increased $149,000 to $10.3 million as of September 30, 1999. This increase was due primarily to net income of $299,000 offset by a decrease in unrealized gain on securities available for sale of $207,000.

   IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

        ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.
   This statement applies to all entities. FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.
   Earlier application is encouraged. The statement is not to be applied retroactively to financial statements of prior periods. In June 1999, Statement of Financial Accounting Standard No. 137 was issued to extend the effective date by one year to all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not believe the adoption of FAS 133, as amended by FAS 137, will have a material impact on the consolidated financial statements.

        ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING
   ENTERPRISE   Statement of Financial Accounting Standard No. 134,
   "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" (FAS 134) changes the way mortgage banking firms account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. The Statement is effective for financial statements for the first fiscal quarter beginning after December 15, 1998. The Company does not securitze mortgages and is not a Mortgage Banking Enterprise and therefore, FAS 134 will not have an impact on the consolidated financial statements.

   RECENT REGULATORY DEVELOPMENTS

        DEPOSIT INSURANCE PREMIUMS. Deposits of the Bank are currently insured by the FDIC under the SAIF. The FDIC also maintains another insurance fund, the BIF, which primarily insures commercial bank and some state savings bank deposits. Applicable law requires that the SAIF and BIF funds each achieve and maintain a ratio of insurance

                                    C-60







   reserves to total insured deposits equal to 1.25%. In 1995, the BIF reached this 1.25% reserve level, and the FDIC announced a reduction in BIF premiums for most banks. Based on this reduction, the highest rated institutions (approximately 92 percent of the nearly 11,000 BIF-insured banks) will pay the statutory annual minimum of $2,000 for FDIC insurance. Rates for all other institutions were reduced to $.04 per $100 as well, leaving a premium range of $.03 to $.27 per $100 instead of the previous $.04 to $.31 per $100. Currently, SAIF-member institutions pay deposit insurance premiums based on a schedule of $0.00 to $0.27 per $100 of deposits.

        The assessment for the Bank was $21,000 as of September 30, 1999.

        FICO ASSESSMENT. The Financing Corporation (FICO), established by the Competitive Equality Banking Act of 1987, is a mixed-ownership government corporation whose sole purpose was to function as a financing vehicle for the Federal Savings & Loan Insurance Corporation (FSLIC). Effective December 12, 1991, as provided by the Resolution Trust Corporation Refinancing, Restructuring and Improvement Act of 1991, the FICO's ability to issue new debt was terminated.
   Outstanding FICO bonds, which are 30-year noncallable bonds with a principal amount of approximately $8.1 billion, mature in 2017 through 2019.

        The FICO has assessment authority, separate from the FDIC's authority to assess risk-based premiums for deposit insurance, to collect funds from FDIC-insured institutions sufficient to pay interest on FICO bonds. The FDIC acts as collection agent for the FICO. The Deposit Insurance Funds Act 1996 (DIFA) authorized the FICO to assess both BIF- and SAIF-insured deposits, and required the BIF rate to equal one-fifth the SAIF rate through year-end 1999, or until the insurance funds are merged, whichever occurs first. Thereafter, BIF- and SAIF-insured deposits will be assessed at the same rate by FICO.

        The FICO assessment rate is adjusted quarterly to reflect changes in the assessment bases of the respective funds based on quarterly Call Report and Thrift Financial Report submissions. The quarterly FICO rates since enactment of DIFA have ranged from 1.164 to 1.30 basis points for BIF institutions and 5.82 to 6.50 basis points for SAIF institutions.

        INCOME TAX REGULATIONS AFFECTING BAD DEBT RESERVE. Under existing provisions of the Internal Revenue Code and similar sections of the Illinois income tax law, qualifying thrifts may claim bad debt deductions based on the greater of (1) a specified percentage of taxable income, as defined, or (2) actual loss experience. If, in the future, any of the accumulated bad debt deductions are used for any purpose other than to absorb bad debt losses, gross taxable income may result and income taxes may be payable.



                                    C-61







        The Small Business Job Protection Act became law on August 20, 1996. One of the provisions in this law repealed the reserve method of accounting for bad debts for thrift institutions so that the bad debt deduction described in the preceding paragraph will no longer be effective for tax years beginning after December 31, 1995. The change in the law requires that the tax bad debt reserves accumulated after September 30, 1988 be recaptured into taxable income over a six-year period. The start of the six-year period can be delayed for up to two years if the Company meets certain residential lending thresholds. Deferred taxes have been provided on the portion of the tax reserve for loan loss that must be recaptured.

        PENDING LEGISLATION. On November 4, 1999, the United States Congress approved legislation that would allow bank holding companies to engage in a wider range of nonbanking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act (the "Act"), a bank holding company that elects to become a financial holding company may engage in any activity that the Board of Governors of the Federal Reserve System (the "Federal Reserve"), in consultation with the Secretary of the Treasury, determines by regulation or order is (i) financial in nature, (ii) incidental to any such financial activity, or (iii) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The Act specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment, or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve under section 4(c)(8) of the Bank Holding Company Act. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act.

        National banks are also authorized by the Act to engage, through "financial subsidiaries," in any activity that is permissible for a financial holding company (as described above) and any activity that the Secretary of the Treasury, in consultation with the Federal Reserve, determines is financial in nature or incidental to any such financial activity, except (i) insurance underwriting, (ii) real estate development or real estate investment activities (unless otherwise permitted by law), (iii) insurance company portfolio investments and (iv) merchant banking. The authority of a national bank to invest in a financial subsidiary is subject to a number of conditions, including, among other things, requirements that the bank must be well-managed and well-capitalized (after deducting from capital the bank's outstanding investments in financial subsidiaries). The Act provides that state banks may invest in financial subsidiaries (assuming they have the requisite investment authority under

                                    C-62







   applicable state law) subject to the same conditions that apply to national bank investments in financial subsidiaries.

        The Act must be signed by the President before it will take effect. At this time, the Company is unable to predict the impact the Act may have on the Company and its subsidiary.

   EFFECT OF INFLATION AND CHANGING PRICES

        The Consolidated Financial Statements and Notes thereto included herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or the same extent as the prices of goods and services.

   YEAR 2000 COMPLIANCE

        The year 2000 has posed a unique set of challenges to those industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. Financial institutions are particularly vulnerable due to the industry's dependence on electronic data processing systems. In 1997, the Company started the process of identifying the hardware and software issues required to be addressed to assure year 2000 compliance. The Company began by assessing the issues related to the year 2000 and the potential for those issues to adversely affect the Company's operations and those of its subsidiaries.

        Since that time, the Company has established a Year 2000 Compliance Team (the Team) composed of representatives from key areas throughout the organization. It is the mission of this Team to identify areas subject to complications related to the year 2000 and to initiate remedial measures designed to eliminate any adverse effects on the Company's operations. The Team has identified all mission-critical software and hardware that may be adversely affected by the year 2000 and has required vendors to represent that the systems and products provided are or will be year 2000 compliant.

        All mission critical software was upgraded and tested to achieve year 2000 compliance. In addition, the Team developed contingency plans to address systems which do not become year 2000 compliant.

                                    C-63







        Management has determined that if a business interruption as a result of Year 2000 issue occurred, such an interruption could be material. The primary effort required to prevent a potential business interruption is to assure the Company's third party processor is year 2000 compliant. As a cost saving measure, management contracted with a different third party processor and converted data during the quarter ended June 30, 1999. This third party processor has stated that Year 2000 remediation and testing efforts have been successfully completed.

        The Company is committed to a plan for achieving compliance, focusing not only on its own data processing systems, but also on its loan customers. The Team has taken steps to educate and assist its customers with identifying their year 2000 compliance problems. In addition, the Team has proposed policy and procedure changes to help identify potential risks to the Company and to gain an understanding of how customers are managing the risks associated with the year 2000.

        Management believes that the organization has an effective year 2000 compliance program in place and that additional expenditures required to bring its systems into compliance will not have a materially adverse effect on the Company's operations, cash flow, or financial condition. To date, year 2000 compliance expenditures have amounted to $40,000. Management expects total additional out-of-pocket expenditures to be less than $25,000. This includes costs to upgrade equipment specifically for the purpose of year 2000 compliance and certain administrative expenditures. However, the year 2000 problem is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

        The Federal banking regulators have established standards for achieving year 2000 compliance for federally insured depository institutions. If an institution fails to meet any of the established standards, its primary regulator may issue an order directing the institution to cure the deficiency. Until the deficiency cited in the regulator's order is cured, the regulator may restrict the institution's growth rate and take any action the regulator deems appropriate.












                                    C-64

























                          CSB FINANCIAL GROUP, INC.

                      Consolidated Financial Statements
                      With Independent Auditor's Report

                   Years Ended September 30, 1999 and 1998





























                                    C-65







                          CSB FINANCIAL GROUP, INC.

                                  CONTENTS


    INDEPENDENT AUDITOR'S REPORT                        C-67
    ----------------------------                        -----



    CONSOLIDATED FINANCIAL STATEMENTS


    Consolidated balance sheets                         C-68 and C-69


    Consolidated statements of income                   C-70


    Consolidated statements of stockholders' equity     C-71 and C-72


    Consolidated statements of cash flows               C-73 and C-74


    Notes to consolidated financial statements          C-105 - C-110


























                                    C-66







                        INDEPENDENT AUDITOR'S REPORT


   To the Stockholders and Board of Directors
   CSB Financial Group, Inc.
   Centralia, Illinois


   We have audited the accompanying consolidated balance sheets of CSB Financial Group, Inc. and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CSB Financial Group, Inc. and subsidiary as of September 30, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.





   /s/ McGladrey & Pullen, LLP

   Champaign, Illinois
   October 28, 1999












                                    C-67







    CSB FINANCIAL GROUP, INC. AND SUBSIDIARY
    CONSOLIDATED BALANCE SHEETS
    September 30, 1999 and 1998
    (in thousands, except share data)

                                                                                      1999          1998
                                                                                      ----          ----
       ASSETS
       Cash and cash equivalents                                                     $    871      $  1,542
       Securities:
          Available for sale                                                           17,118        16,931
          Nonmarketable equity securities                                                 216           215
       Loans, net of allowance for loan losses of
          $222 in 1999 and 171 in 1998                                                 28,920        26,111
       Premises and equipment                                                             683           607
       Accrued interest receivable                                                        318           304
       Intangible assets                                                                  539           600
       Other assets                                                                       255           113
                                                                                      -------       -------
















                       TOTAL ASSETS                                                   $48,920       $46,423
                                                                                      =======       =======


                                                                                                                 (Continued)












                                    C-68







    CSB FINANCIAL GROUP, INC. AND SUBSIDIARY
    CONSOLIDATED BALANCE SHEETS, continued
    September 30, 1999 and 1998
    (in thousands, except share data)

                                                                                  1999          1998
                                                                                  ----          ----
       LIABILITIES AND STOCKHOLDERS'  EQUITY LIABILITIES:
       Deposits:

          Demand                                                               $    8,563     $   8,543
          Savings                                                                   3,794         3,387
          Time deposits of $100,000 or more                                         2,627         1,680
          Other time deposits                                                      21,922        22,245
                                                                                ---------      --------
               TOTAL DEPOSITS                                                      36,906        35,855
          Other liabilities                                                           191           169
          Advances from the Federal Home Loan Bank                                  1,400           -
          Deferred income taxes                                                       145           270
                                                                                ---------     ---------
               TOTAL LIABILITIES                                                   38,642        36,294
                                                                                 --------     ---------


       COMMITMENTS, CONTINGENCIES AND CREDIT RISK

       STOCKHOLDERS' EQUITY

       Preferred stock, $0.01 par value; 100,000 shares authorized;
          none issued and outstanding                                                 -             -
       Common stock, $0.01 par value; authorized 2,000,000 shares;
          1,035,000 shares issued                                                      10            10
       Paid-in capital                                                              7,829         7,823
       Retained earnings                                                            6,683         6,384
       Accumulated other comprehensive income                                         (53)          154
       Unearned employee stock ownership plan shares                                 (160)         (180)
       Management recognition plan                                                   (514)         (551)
                                                                                 --------     ---------
                                                                                   13,795        13,640
       Less cost of treasury stock; 1999 302,701 shares;
          1998 302,080 shares                                                      (3,517)       (3,511)
                                                                                 --------     ---------
               TOTAL STOCKHOLDERS' EQUITY                                          10,278        10,129
                                                                                 --------     ---------

               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $48,920       $46,423
                                                                                 ========     =========

     See Notes to Consolidated Financial Statements.

    CSB FINANCIAL GROUP, INC. AND SUBSIDIARY
    CONSOLIDATED STATEMENTS OF INCOME
    Years Ended September 30, 1999 and 1998
    (in thousands, except share data)

                                                                                       1999          1998
                                                                                       ----          ----
       Interest income:
          Loans and fees on loans                                                     $ 2,235        $2,187
          Securities:
              Taxable                                                                     880           988
              Nontaxable                                                                   76            53
          Other                                                                            62            76
                                                                                      -------       -------
                                                                                        3,253         3,304
                                                                                      -------       -------
       Interest expense:
          Deposits                                                                      1,533         1,638
          Borrowings                                                                        2            --
                                                                                      -------       -------
                                                                                        1,535         1,638
                                                                                      -------       -------
                    NET INTEREST INCOME                                                 1,718         1,666

       Provision for loan losses                                                           72            63
                                                                                      -------       -------
                    NET INTEREST INCOME AFTER  PROVISION FOR LOAN LOSSES                1,646         1,603
                                                                                      -------        ------

       Noninterest income:
          Service charges on deposits                                                      82            81
          Gain on sale of securities                                                      -               5
          Other                                                                            50            48
                                                                                      -------       -------
                                                                                          132           134
                                                                                      -------       -------
       Noninterest expense:
          Compensation and employee benefits                                              651           631
          Occupancy and equipment                                                         106            89
          Data processing                                                                 158           103
          SAIF deposit insurance                                                           21            22
          Professional fees                                                                80            83
          Other                                                                           331           345
                                                                                      -------       -------
                                                                                        1,347         1,273
                                                                                      -------       -------
                    INCOME BEFORE INCOME TAXES                                            431           464
       Income taxes                                                                       132           119
                                                                                      -------       -------
                   NET INCOME                                                          $  299        $  345
                                                                                      =======       =======

       Earnings per share:

          Basic                                                                       $  0.42        $ 0.43
                                                                                      =======       =======
          Diluted                                                                     $  0.41        $ 0.42
                                                                                      =======       =======

     See Notes to Consolidated Financial Statements.

    CSB FINANCIAL GROUP, INC. AND SUBSIDIARY
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
    Years Ended September 30, 1999 and 1998
    (In thousands, except share data)

                                                                     Preferred     Common      Paid-In
                                                                       Stock       Stock       Capital
                                                                     ---------     ------      -------

       Balance at September 30, 1997                                   $  -         $   10     $  7,813

          Net income                                                      -           -             -
          Comprehensive Income:
            Change in unrealized gain (loss) on securities
                available for sale, net of tax of $26                     -           -             -
            Realized gain on securities sold during the
                 year, net of tax of $2
          Comprehensive income
          Employee stock ownership plan shares allocated                  -           -              10
          Management recognition plan shares allocated                    -           -             -
          Purchase of treasury stock                                      -           -             -
                                                                      -------      -------      -------

       Balance at September 30, 1998                                      -             10        7,823

          Net income                                                      -           -             -
          Comprehensive Income:
          Change in unrealized gain (loss) on securities
             available for sale, net of tax of $(127)                     -           -             -
          Comprehensive income                                            -           -             -
          Employee stock ownership plan shares allocated                  -           -               6
          Management recognition plan shares allocated                    -           -             -
          Purchase of treasury stock                                      -           -             -
                                                                      -------      -------      -------

       Balance at September 30, 1999                                  $   -        $    10      $ 7,829
                                                                      =======      =======      =======



     See Notes to Consolidated Financial Statements.






                                                 Unearned
                             Accumulated          Employee
                                Other              Stock           Management
         Retained           Comprehensive        Ownership        Recognition      Treasury
         Earnings              Income           Plan Shares           Plan           Stock           Total

        $6,039                    $110             $(202)            $(589)       $(1,529)          $11,652

           345                       -                 -                 -              -               345
             -                      47                 -                 -              -                47

             -                      (3)                -                 -              -                (3)
                                 -----                                                                -----
             -                      44                 -                 -              -               389
                                 -----                                                                -----
             -                       -                22                 -              -                32
             -                       -                 -                38              -                38
             -                       -                 -                 -         (1,982)           (1,982)
        ------                   -----            ------            ------         ------             -----

         6,384                     154              (180)             (551)        (3,511)           10,129

           299                       -                 -                 -              -               299
                                  (207)                                                 -
             -                   -----                 -                 -                             (207)
                                                                                                     ------
             -                    (207)                -                 -              -                92
                                 -----                                                               ------
             -                       -                20                 -              -                26
             -                       -                 -                37              -                37
             -                       -                 -                 -             (6)               (6)
        ------                  ------            ------            ------         ------            ------

        $6,683                    $(53)            $(160)            $(514)       $(3,517)          $10,278
        ======                   =====            ======            ======         ======           =======


    CSB FINANCIAL GROUP, INC. AND SUBSIDIARY
    CONSOLIDATED STATEMENTS OF CASH FLOWS
    Years Ended September 30, 1999 and 1998
    (in thousands)

                                                                                          1999            1998
                                                                                          ----            ----
       CASH FLOWS FROM OPERATING ACTIVITIES
       Net income                                                                        $ 299           $ 345
       Adjustments to reconcile net income to net cash provided by operating activities:
          Provision for loan losses                                                        72              63
          Provision for depreciation                                                       49              38
          Amortization of intangible assets                                                61              60
          Employee stock ownership plan compensation expense                               26              32
          Management recognition plan compensation expense                                 37              38
          Deferred income taxes                                                             2              -
          Gain on sale of securities                                                       -               (5)
          Loss on sale of other real estate owned                                          -                3
          Amortization and accretion of securities                                         11              (1)
          Change in assets and liabilities:
             (Increase) in accrued interest receivable                                    (14)            (14)
             (Increase) decrease in other assets                                         (142)             46
             Increase in other liabilities                                                 22             117
                                                                                        -----           -----
                 NET CASH FLOWS FROM OPERATING ACTIVITIES                                 423             722
                                                                                        -----           -----

       CASH FLOWS FROM INVESTING ACTIVITIES

       Securities available for sale:
          Purchases                                                                    (7,143)        (13,004)
          Proceeds from sales                                                             500           5,154
          Proceeds from maturities and paydowns                                         6,111           7,772
       Nonmarketable equity securities:
          Purchases of nonmarketable equity securities                                     (1)             (5)
       Loan originations, net of principal payments on loans                           (2,881)            981
       Proceeds from the sale of other real estate owned                                   -                3
       Purchases of premises and equipment                                               (125)            (43)
                                                                                        -----           -----
                NET CASH FLOWS FROM INVESTING ACTIVITIES                               (3,539)            858
                                                                                        -----           -----

                                       (Continued)







                                    C-73







    CSB FINANCIAL GROUP, INC. AND SUBSIDIARY
    CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
    Years Ended September 30, 1999 and 1998
    (in thousands)

                                                                                     1999            1998
                                                                                     ----            ----
       CASH FLOWS FROM FINANCING ACTIVITIES

       Net increase (decrease) in demand deposits and savings
       accounts                                                                    $   427         $  (538)
       Net increase (decrease) in time deposits                                        624            (193)
       Purchase of treasury stock                                                       (6)         (1,982)
       Proceeds from Federal Home Loan Bank advances                                 1,400               -
                                                                                    ------          ------
                NET CASH FLOWS FROM FINANCING ACTIVITIES                             2,445          (2,713)
                                                                                    ------          ------

                NET DECREASE IN CASH AND CASH EQUIVALENTS                             (671)         (1,133)

       Cash and cash equivalents, beginning of year                                  1,542           2,675
                                                                                    ------          ------
       Cash and cash equivalents, end of year                                      $   871         $ 1,542
                                                                                   =======         =======

       Cash paid during the year for:
          Interest                                                                 $ 1,526         $ 1,626
                                                                                   =======        ========
          Income taxes, net of refunds                                             $    59         $    15
                                                                                   =======        ========

       Supplemental Disclosures of Investing and
          Financing Activities:
          Change in unrealized gain (loss) on securities available
              for sale                                                             $  (334)        $    70
                                                                                   =======         =======
          Change in deferred income taxes attributable to the
              unrealized gain (loss) on securities available for sale              $  (127)        $    26
                                                                                   =======         =======

       Loans originated to facilitate sale of other real estate owned              $     -         $    21
                                                                                   =======         =======

     See Notes to Consolidated Financial Statements.

   NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   NATURE OF OPERATIONS CSB Financial Group, Inc. (the Company) is the holding company of its wholly-owned subsidiary, Centralia Savings Bank (the Bank). Centralia Savings Bank is a state chartered stock savings bank, converted from mutual form on October 5, 1995, located in Marion County, Illinois. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) through the Savings Association Insurance Fund (SAIF). The Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those agencies.

   PRINCIPLES OF PRESENTATION The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiary, Centralia SLA. Centralia SLA, Inc.'s principal business activity is to provide insurance services. For purposes of the consolidated financial statements, all material intercompany amounts have been eliminated.

   In preparing the consolidated financial statements, Company management is required to make estimates and assumptions which significantly affect the amounts reported in the consolidated financial statements. Significant estimates which are particularly susceptible to change in a short period of time include the determination of the allowance for loan losses and valuation of real estate and other properties acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans. Actual results could differ from those estimates.

   Effective October 1, 1998, the Company adopted Financial Accounting Standards Board Statement No. 130, "Comprehensive Income," which was issued in June of 1997. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components, but has no effect on the Company's net income or total stockholders' equity. Statement No. 130 requires unrealized gains and losses on the Company's available for sale securities, which prior to adoption were reported separately in stockholders' equity, to be included in comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement No. 130.

   The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practice within the banking industry. Following is a description of the more significant policies which the Company follows in preparing and presenting its financial statements.

   CASH AND CASH EQUIVALENTS For purposes of reporting cash flows, the Company considers all cash on hand, deposit accounts and money-market funds to be cash equivalents.

   SECURITIES AVAILABLE FOR SALE Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. The difference between fair value and amortized cost, adjusted for amortization of premium and accretion of discounts, which are recognized in interest income using the interest method over their contractual lives, results in an unrealized gain or loss. Unrealized gains or losses are reported as accumulated other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

   NONMARKETABLE EQUITY SECURITIES Nonmarketable equity securities consist of the Bank's required investment in the capital stock of the Federal Home Loan Bank. This investment is carried at cost as the fair value is not readily determinable.

   LOANS Loans are stated at the principal amount outstanding less unearned interest income and an allowance for loan losses. Interest income on principally all loans is credited to income based on the principal balance outstanding.

   The Company's policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. Interest income on these loans is recognized to the extent payments are received, and the principal is considered fully collectible.

   Loans are considered impaired when, based on current information and events, it is probable the Company will not be able to collect all amounts due. The portion of the allowance for loans losses applicable to impaired loans would be computed based on the present value of the estimated future cash flows of interest and principal discounted at the loan's effective interest rate or on the fair value of the collateral for collateral dependent loans. The entire change in present value of expected cash flows of impaired loans or of collateral value is reported as part of the provision for loan losses expense in the same manner in which impairment initially was recognized or as a reduction in the amount of provision for loan losses expense that otherwise would be reported. Management had not classified any loans as impaired as of September 30, 1999 or 1998.

   ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is established through a provision for loan losses charged to operating expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examination.

   PREMISES AND EQUIPMENT Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the related assets principally on the straight-line basis.

   INTANGIBLE ASSETS Core deposit intangible and goodwill were recorded as part of the acquisition of the Carlyle branch. Core deposit intangible is being amortized by the straight line method over a ten year period. Goodwill is being amortized by the straight line method over a fifteen year period.

   INCOME TAXES Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

   EARNINGS PER COMMON SHARE   Basic earnings per share is computed by
   dividing net income for the year by the weighted average number of shares outstanding of 719,245 and 797,237 for 1999 and 1998, respectively. Diluted earnings per share is determined by dividing net income for the year by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents assume exercise of stock options and use of proceeds to purchase treasury stock at the average market price for the period. Unallocated shares of the ESOP are not considered outstanding. The weighted average shares outstanding for purposes of computing diluted earnings per share were 728,767 and 824,296 for 1999 and 1998, respectively.

   RECLASSIFICATIONS Certain reclassifications have been made to the balances as of September 30, 1998, with no effect on net income, to be consistent with the classifications adopted for September 30, 1999.

   EFFECT OF NEW ACCOUNTING STANDARDS

        ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This Statement applies to all entities. FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application is encouraged. The Statement is not to be applied retroactively to financial statements of prior periods. In June 1999, Statement of Financial Accounting Standard No. 137 was issued to extend the effective date by one year to all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not believe the adoption of FAS 133, as amended by FAS 137, will have a material impact on the consolidated financial statements.

        ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE Statement of Financial Accounting Standard No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" (FAS 134) changes the way mortgage banking firms account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. The Statement is effective for financial statements for the first fiscal quarter beginning after December 15, 1998. The Company does not securitize mortgages and is not a Mortgage Banking Enterprise and therefore, FAS 134 will not have an impact on the consolidated financial statements.

   NOTE 2.   SECURITIES

   Amortized cost and fair values of securities available for sale are as follows:

                                                                 Gross          Gross
                                                  Amortized    Unrealized    Unrealized      Fair
       SEPTEMBER 30, 1999                           Cost         Gains         Losses       Value
                                                  ---------    ----------    ----------     -----
       Obligations of states and political
          subdivisions                              $ 1,642        $  12         $  28    $ 1,626
       U.S. Government and agency                    13,182           25           108     13,099
       U.S. Treasury                                  1,000            2             -      1,002
       Mortgage backed securities                       880           39            10        909
       Corporate Securities                             500            -            18        482
                                                    -------        -----         -----    -------
                                                    $17,204        $  78         $ 164    $17,118
                                                    =======        =====         =====    =======


       SEPTEMBER 30, 1998

       Obligations of states and political
          subdivisions                              $ 1,643        $  44          $  3    $ 1,684
       U.S. Government and agency                     9,752          123             -      9,875
       U.S. Treasury                                  4,000           16             -      4,016
       Mortgage backed securities                     1,288           73             5      1,356
                                                    -------          ---          ----     ------
                                                    $16,683         $256          $  8    $16,931
                                                    =======         ====          ====     ======


   The amortized cost and fair value of securities available for sale, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary:

                                                               As of September 30, 1999
                                                               ------------------------
                                                                 Amortized       Fair
                                                                    Cost         Value
                                                                  --------       -----
       Less than one year                                       $   2,205      $  2,198

       Due after one year through five years                        9,369         9,343
       Due after five years through ten years                       4,546         4,475
       Due after ten years                                            204           193
       Mortgage-backed securities                                     880           909
                                                                 --------       -------

                                                                  $17,204       $17,118
                                                                 ========      ========

     As a member of the Federal Home Loan Bank system, the Bank is required to maintain an investment in capital stock of the Federal Home Loan
   Bank in an amount equal to 1% of its outstanding home loans. No ready market exists for the Bank stock, and it has no quoted market value.
   For disclosure purposes, such stock is assumed to have a market value which is equal to cost.

   The Company had securities with a carrying value of $200 and $150, respectively, pledged as collateral for public deposits for the years ended September 30, 1999 and 1998.

   Gross realized gains and losses from the sale of securities available for sale follow:

                                                                       Years Ended
                                                                       September 30,
                                                                  -----------------------
                                                                    1999           1998
                                                                    ----          ----
     Gross gains                                                  $    -               6
     Gross losses                                                      -              (1)
                                                                   ------         ------
               NET GAIN                                           $    -               5
                                                                  =======         ======

     NOTE 3.  LOANS

     Loans are summarized as follows:


                                                                              September 30,
                                                                          ----------------------
                                                                           1999            1998
                                                                           ----            ----
       Mortgage loans:
          One to four family                                            $ 21,225        $  19,037
          Commercial real estate                                             519            1,120
          Other loans secured by real estate                               1,966              541
                                                                         -------          -------
              TOTAL MORTGAGE LOANS                                        23,710           20,698
                                                                         -------          -------

       Commercial and consumer loans:
          Commercial loans                                                 1,164              625
          Consumer loans                                                   3,449            4,095
          Home equity lines of credit                                        649              678
          Share loans                                                        170              193
                                                                         -------          -------
              TOTAL COMMERCIAL AND CONSUMER LOANS                          5,432            5,591
                                                                         -------          -------

       Less:
          Allowance for loan losses                                         (222)            (171)
          Deferred loan fees                                                   -               (6)
          Unearned income on consumer loans                                    -               (1)
                                                                         -------          -------
                                                                            (222)            (178)
                                                                         -------          -------
              LOANS, NET                                                 $28,920          $26,111
                                                                         =======          =======


     The Bank generally originates single-family residential loans within its primary lending area, Marion County. The Bank's underwriting policies require such loans to be made at 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

   At September 30, 1999 and 1998, the Company had approximately $205 and $410 of loans for which the accrual of interest had been discontinued.

   In the normal course of business, the Bank makes loans to its executive officers, directors and employees, and to companies and individuals affiliated with officers, directors and employees of the Bank and the Company. In the opinion of management, these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The activity in these loans is as follows:



       Balance as of October 1, 1998                                                       $ 1,050

          New loans                                                                          2,174

          Repayments                                                                        (2,012)
                                                                                           -------
                                                                                           $ 1,212
       Balance as of September 30, 1999                                                    =======


     NOTE 4.   ALLOWANCE FOR LOAN LOSSES

   The following is an analysis of the allowance for loan losses:

                                                                                    Year Ended September 30
                                                                                    ------------------------
                                                                                    1999                1998
                                                                                    ----                ----
       Balance, beginning                                                            $171               $165

          Provision charged to income                                                  72                 63
          Charge-offs                                                                 (39)               (61)
          Recoveries                                                                   18                  4
                                                                                     ----               ----
       Balance, ending                                                               $222               $171
                                                                                     ====               ====

     NOTE 5.   PREMISES AND EQUIPMENT

   Premises and equipment consist of:

                                                                                         September 30,
                                                                              -----------------------------------

                                                                                    1999                1998
                                                                                    ----                ----
       Land                                                                       $  136             $   136

       Office building                                                               492                 479

       Furniture and equipment                                                       541                 429
                                                                                  ------              ------
                                                                                   1,169               1,044

       Less accumulated depreciation                                                (486)               (437)
                                                                                  ------              ------
                                                                                  $  683             $   607
                                                                                  ======             =======

   NOTE 6.   DEPOSITS

   At September 30, 1999, the scheduled maturities of time deposits are as follows:

       Year Ended September 30:                          Amount
       -----------------------                           ------

              2000                                       $11,972

              2001                                         8,982

              2002                                         2,091

              2003                                           954

              2004                                           464

              Thereafter                                      86
                                                         -------
                                                         $24,549
                                                         =======

   NOTE 7.   ADVANCES FROM THE FEDERAL HOME LOAN BANK

   At September 30, 1999, the Company had $1,400 of advances on its line of credit with the Federal Home Loan Bank at a rate of 5.89%, interest payable monthly. The investment securities held in safekeeping at the Federal Home Loan Bank are used as collateral on the line and their carrying value dictates the total amount the Company is allowed to borrow on their line.

   NOTE 8.   INCOME TAXES


    Income taxes consist of:

                                                 For the Year Ended
                                                    September 30,
                                                 ------------------
                                                 1999          1998
                                                 ----          ----

      Current                                    $130          $119
      Deferred                                      2             -
                                                 ----          ----
      Total                                      $132          $119
                                                 ====          ====

   The Company and its subsidiary file consolidated federal income tax returns. Under provisions of the Internal Revenue Code and similar sections of the Illinois income tax law for the years beginning before January 1, 1996, qualifying thrifts could claim bad debt deductions based on the greater of (1) a specified percentage of taxable income, as defined, or (2) actual loss experience.

   The Small Business Job Protection Act became law on August 20, 1996. One of the provisions in this law repealed the reserve method of accounting for bad debts for thrift institutions so that the bad debt deduction described in the preceding paragraph will no longer be effective for tax years beginning after December 31, 1995. The change in the law requires that the tax bad debt reserves accumulated after September 30, 1988 be recaptured into taxable income over a six-year period. The start of the six-year period can be delayed for up to two years if the Company meets certain residential lending thresholds. Deferred taxes have been provided on the portion of the tax reserve for loan loss that must be recaptured.

   Retained earnings at September 30, 1999 and 1998, includes approximately $867 of the tax reserve which accumulated prior to 1988, for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $336 as of September 30, 1999 and 1998.

   Income tax expense differed as follows:


                                                                        Year Ended September 30,
                                                                        1999              1998
                                                                        ----              ----
      Maximum statutory rate applied to earnings before income tax       $151             $162
      Increase in income taxes resulting from:
         Tax exempt interest income                                       (27)             (19)
         Other                                                              8              (24)
                                                                         ----             ----
                                                                         $132             $119
                                                                         ====             ====


   The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:


                                                                 Year Ended September 30,
                                                                 ------------------------

                                                                    1999          1998
                                                                    ----          ----
      Allowance for loan losses - book                             $   86        $   66

      Illinois net operating loss carryforward                         37            22

      Unrealized loss on securities available for sale                 33             -
                                                                    -----         -----

          TOTAL DEFERRED TAX ASSETS                                   156            88
                                                                    -----         -----

      Unrealized gain on securities available for sale                  -           (94)

      Allowance for loan losses - tax                                 (76)          (92)

      Cash basis adjustment                                          (119)          (95)

      FHLB stock basis                                                 (7)           (7)

      Premises and equipment basis                                    (36)          (23)

      Other                                                           (63)          (47)
                                                                    -----         -----
          TOTAL DEFERRED TAX LIABILITIES                             (301)         (358)
                                                                    -----         -----

          NET DEFERRED TAX LIABILITIES                             $ (145)       $ (270)
                                                                   =======       =======

     NOTE 9.   FAIR VALUE OF FINANCIAL INSTRUMENTS

   The Company provides disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from the disclosure. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company and its subsidiary.

   The following table reflects a comparison of carrying values and the fair values of the financial instruments:

                                                     September 30, 1999            September 30, 1998
                                                  -------------------------     ------------------------
                                                   Carrying         Fair        Carrying         Fair
                                                     Value         Value          Value          Value
                                                   --------        -----        --------         -----
      Assets:
         Cash and cash equivalents                 $   871        $   871      $  1,542       $  1,542
         Securities available for sale              17,118         17,118        16,931         16,931
         Nonmarketable equity securities               216            216           215            215
         Accrued interest receivable                   318            318           304            304
         Loans                                      28,920         27,770        26,111         26,013
      Liabilities:
         Deposits                                   36,906         36,996        35,855         35,909
         Advances from FHLB                          1,400          1,400         -              -
         Accrued interest payable                       21             21            12             12


     The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments:

   CASH AND CASH EQUIVALENTS The carrying values reported in the balance sheet for cash and cash equivalents, including cash and due from banks and interest earning deposits approximate their fair values.

   SECURITIES Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of accrued interest receivable approximates its fair value. The carrying value for nonmarketable equity securities approximates their fair values.

   LOANS For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying value of accrued interest receivable approximates its fair value.

   DEPOSITS The fair value disclosed for demand deposits are, by definition, equal to the amount payable on demand at the balance sheet date. The carrying values for variable-rate, demand deposits and savings deposit accounts approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying value of accrued interest payable approximates its fair value.

   ADVANCES FROM THE FEDERAL HOME LOAN BANK The carrying amounts of advances on the line of credit from the Federal Home Loan Bank approximates their fair values.

   OFF-BALANCE-SHEET INSTRUMENTS Fair values for the Bank's off-balance-sheet instruments, which consist of commitments to extend credit and standby letters of credit, are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value for such financial instruments is nominal.

   NOTE 10.  CAPITAL RATIOS

   The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1999, that the Company meets all capital adequacy requirements to which it is subject.

   As of September 30, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                                          To Be Well
                                                                                                       Capitalized Under
                                                                               For Capital             Prompt Corrective
                                                        Actual              Adequacy Purposes          Action Provisions
                                                --------------------      --------------------        -------------------
                                                Amount         Ratio      Amount         Ratio        Amount        Ratio
                                                ------         -----      ------         -----        ------        -----
      AS OF SEPTEMBER 30, 1999:
      Total Capital (to Risk Weighted
         Assets)
         Consolidated                           $10,014         43.9%      $1,825         8.0%          N/A
         Bank                                   $ 9,769         42.8%      $1,825         8.0%        $2,281        10.0%
      Tier I Capital (to Risk Weighted
         Assets)
         Consolidated                           $ 9,792         42.9%      $  913         4.0%          N/A
         Bank                                   $ 9,547         41.9%      $  913         4.0%        $1,369         6.0%
      Tier I Capital (to Average
         Adjusted Assets)
         Consolidated                           $ 9,792         20.3%      $1,930         4.0%          N/A
         Bank                                   $ 9,547         19.8%      $1,930         4.0%        $2,412         5.0%

      AS OF SEPTEMBER 30, 1998:
      Total Capital (to Risk Weighted
         Assets)
         Consolidated                           $ 9,546         46.2%       $1,655        8.0%          N/A
         Bank                                   $ 9,239         44.7%       $1,655        8.0%        $2,069        10.0%
      Tier I Capital (to Risk Weighted
         Assets)
         Consolidated                           $ 9,375         45.3%       $  827       4.0%           N/A
         Bank                                   $ 9,067         43.8%       $  827       4.0%         $1,241         6.0%
      Tier I Capital (to Average
         Adjusted Assets)
         Consolidated                           $ 9,375         19.8%       $1,899       4.0%           N/A
         Bank                                   $ 9,067         19.4%       $1,899       4.0%         $2,337         5.0%



     NOTE 11.  OFFICER, DIRECTOR AND EMPLOYEE BENEFIT PLANS

   EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) The ESOP holds 41,400 shares of the Company's common stock for allocation to employees. The ESOP borrowed from the Company to purchase the common stock. The loan obligation is considered unearned employee stock ownership plan shares and is reflected as a reduction of stockholders' equity.

   The following table reflects the status of the shares held by the plan:


                                                                    September 30,
                                                              ---------------------
                                                               1999           1998
                                                               ----           ----
      Shares allocated                                        19,530         17,029
      Shares released to be allocated                          1,849          1,842
      Unreleased shares (Fair value as of                     20,021         22,529
          September 30, 1999 and 1998 $195 and $281           ------         ------
                                                              41,400         41,400
                                                              ======         ======

     Shares are allocated to all eligible employees as the debt is repaid based on a prorata share of total eligible compensation. Employees 21 or older with at least 1,000 hours of service in a twelve month period are eligible to participate. Benefits will vest over a five year period and in full after five years of qualified service.

   As shares are committed to be released from unallocated shares, the Bank recognizes compensation expense equal to the current market price of the shares, and the shares become outstanding for purposes of calculating earnings per share. The Bank recognized compensation expense for the ESOP of $26 and $32 for the years ended September 30, 1999 and 1998, respectively.

   The Board of Directors of the Company may direct payment of cash dividends, if any, be paid in cash to the participants or be credited to participant accounts and invested. Dividends received, if any, by the ESOP on unallocated shares are used for debt service.

   PROFIT SHARING PLAN The Bank has a noncontributory defined contribution profit-sharing plan for all employees who have attained age 21 and one year of service. Nondeductible voluntary contributions are permitted, but none have been made to date. The Board of Directors determines the annual contribution to the plan which is allocated to those employees who worked more than 500 hours during the plan year or who are employed at the end of the plan year based on the prorata share of eligible compensation for the plan year. There have been no contributions for the years ended September 30, 1999 and 1998.

   MANAGEMENT RECOGNITION PLAN (MRP) The MRP purchased, with funds provided by the Company, 62,100 shares. Directors, officers, and employees become vested in the shares of common stock awarded to them under the MRP at a rate of 20 percent per year, commencing one year after the grant date, and 20 percent on each anniversary date thereof for the following four years. As of September 30, 1999 and 1998, 17,388 shares and 18,009 shares, respectively, have been awarded to officers, directors, and employees. Compensation expense is recognized on a straight line basis over the vesting period for shares awarded under the plan. Compensation expense of $37 and $38 was recognized for the years ended September 30, 1999 and 1998, respectively.

   STOCK RIGHTS In June 1997, the Board of Directors adopted a Rights Agreement. Under the Agreement, the Board declared a dividend of one right for each outstanding share of Common Stock to stockholders of record on June 23, 1997. There was no fair value attached to these rights as of the grant date. The rights are not exercisable until the Distribution date which is defined as the earlier of the tenth business day after a public announcement that a person or group of affiliated or associated persons acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company or the tenth business day after the commencement or announcement of an intention to make a tender offer or exchange offer that would result in any person or group or affiliated or associated persons becoming an acquiring person. Each right enables the registered holder to purchase from the Company one share of Common Stock at a price of $36.

   STOCK OPTION PLANS The Company has two stock option plans which may grant options to purchase common stock at the market price on the date of the grant. The options will be granted by a committee comprised of directors.

   Options for up to 103,500 shares may be granted to employees and directors under the Stock Option Plan approved May 22, 1996 and options for up to 103,500 shares may be granted to key employees and directors under the 1997 Nonqualified Stock Option Plan.

   The options under the Stock Option Plan become exercisable at a rate of 20 percent per year commencing one year after the grant date. At September 30, 1999 and 1998, 35,875 options had been granted.

   The terms of the options under the Nonqualified Stock Option Plan and the exercise schedule are at the discretion of the Committee. At September 30, 1999 and 1998, 25,875 options had been granted.

   A summary of the status of the Company's fixed stock option plan and changes during the years ending September 30, 1999 and 1998 is presented below:



                                                                                September 30,
                                                            ---------------------------------------------------
                                                                  1999                         1998
                                                                  ----                         ----
                                                                        Weighted                      Weighted
                                                                         Average                       Average
                                                                        Exercise                      Exercise
                                                            Shares        Price            Shares       Price
                                                            ------      --------           ------     --------
      Options outstanding, beginning
         of the year                                         61,750    $   9.75             51,750    $  9.22
      Options granted                                           -           -               10,000      12.51
      Options exercised                                         -           -                  -           -
                                                            -------     -------            -------    -------
      Options outstanding, end of year                       61,750     $  9.75             61,750    $  9.75
                                                            =======     =======            =======    =======

      Options exercisable                                    27,875                         15,525

      Weighted-average fair value of options
         granted during the year                             $  -                           $ 4.37


     The fair value of each grant is estimated at the grant date using the Black-Sholes option-pricing model with the following weighted-average assumptions for grants in 1998: dividend rate of 0%; price volatility of 20.44% and a risk free interest rate of 4.59%.

   As permitted by generally accepted accounting principles, grants under these plans are accounted for following APB Opinion No. 25 and related interpretations. Had compensation cost for the stock-based compensation plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), reported net income and earnings per common share would have been reduced to the proforma amounts shown below.


                                                  1999           1998
                                                  ----           ----
   Net income:
      As reported                                 $299           $345
      Proforma                                     273            302

   Basic earnings per share:
      As reported                                $0.42          $0.43
      Proforma                                    0.38           0.38

   Diluted earnings per share:
      As reported                                $0.41          $0.42
      Proforma                                    0.37           0.37

   The following table summarizes information about fixed stock options outstanding at September 30, 1999:

                                 Options                                 Number
                               Outstanding                             Exercisable
                               ------------                            -----------
                                                   Weighted
                                                    Average
                                                   Remaining
            Exercise              Number          Contractual            Number
              Price            Outstanding           Life              Exercisable
            --------           -----------        -----------          -----------
             $  9.08               25,875              6.7               15,525
                9.36               25,875              7.1               10,350
               12.51               10,000              8.0                2,000
                                 --------                              --------
                                   61,750                                27,875
                                 ========                              ========


   NOTE 12.  COMMITMENTS, CONTINGENCIES AND CREDIT RISK

   The Company is, from time to time, a party to legal proceedings arising in the ordinary course of its business, including legal proceedings to enforce its rights against borrowers. The Company is not currently a party to any legal proceedings which could reasonably be expected to have a material adverse effect on the consolidated financial condition or operations of the Company.

   In May 1999, a shareholder of CSB Financial Inc. filed a class action lawsuit in a Delaware court against the Company, its top executive and its directors for breach of fiduciary duty for failure to put an acquisition offer to shareholder vote. The class action is seeking buyout of current shares at $14.75 (offered purchase price).

   The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

   The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Financial instruments whose contract amounts represent credit risk at September 30, 1999 and 1998 follow:

                                                                                              Range of Rates
                                     Variable Rate      Fixed Rate           Total             on Fixed Rate
                                      Commitments       Commitments       Commitments           Commitments
                                     ------------       -----------        ----------         ---------------
   Commitment to extend credit:
      1999                              $1,173            $1,146             $2,319           7.75% - 10.5%
      1998                                 275             1,008              1,283           8.25% - 11.5%


   The Bank generally originates single-family residential loans within its primary lending area, Marion County. The Bank's underwriting policies require such fixed rate loans to be made at 80% loan-to-value and variable rate loans to be made at 85% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

   The Company does not engage in the use of interest rate swaps, futures, forwards or option contracts, or other financial instruments with similar characteristics.

                                 CORPORATE INFORMATION
                                 ---------------------

   HOLDING COMPANY
   CSB Financial Group, Inc.
   200 South Poplar Street
   Centralia, Illinois 62801

   SUBSIDIARIES
   Centralia Savings Bank
   200 South Poplar Street
   Centralia, Illinois 62801

   Centralia SLA, Inc.
   200 South Poplar Street
   Centralia, Illinois 62801

   STOCK INFORMATION
   The Common Stock of the Holding Company was quoted on the Nasdaq "SmallCap" market under the symbol "CSBF" until December 31, 1998, at which time the Company transferred the quotation to the Bulletin Board under the same symbol.

   On October 5, 1995, the Company issued 1,035,000 shares of its Common Stock at a purchase price of $8.00 per share in connection with the conversion of the Savings Bank from a state chartered mutual savings bank to a state chartered capital stock savings bank. The closing price per share for the Holding Company's Common Stock as reported on the OTC Bulletin Board market on November 26, 1999 was $11.25. The Holding Company has not paid cash dividends on its Common Stock.

   STOCK PRICING HISTORY
   The following table sets forth the high and low sales prices as reported on the Nasdaq "SmallCap" and OTC Bulletin Board market during the past year.

   FISCAL 1999            HIGH         LOW
   -----------            ----         ---
   First Quarter         $10.50       $8.75

   Second Quarter        $ 9.25       $8.875

   Third Quarter         $12.875      $9.125

   Fourth Quarter        $10.625      $9.875

   FORM 10-KSB ANNUAL REPORT
   Copies of CSB Financial Group, Inc.'s Form 10-KSB annual report as filed with the Securities and Exchange Commission and other published reports may be obtained without charge by writing our corporate headquarters:

   CSB Financial Group, Inc.
   200 South Poplar Street
   Centralia, Illinois 62801
   Attention:  K. Gary Reynolds

   REGISTRAR AND TRANSFER AGENT
   The Registrar and Transfer Company ("Registrar") maintains all stockholder records. Registrar handles stock transfer and registration, address changes, corrections/changes in taxpayer identification numbers, and Form 1099 tax reporting questions. If you require assistance or have any questions, please contact Registrar by mail or phone:

   Registrar and Transfer Company
   10 Commerce Drive
   Cranford, New Jersey  07016

   ANNUAL MEETING
   The annual meeting of stockholders of CSB Financial Group, Inc. will be held on January 14, 2000 at 10:00 a.m. at 801 12th Street, Carlyle, Illinois.

   INDEPENDENT AUDITORS
   McGladrey & Pullen, LLP
   1806 Fox Drive
   Champaign, Illinois  61820

   SPECIAL COUNSEL
   Schiff Hardin & Waite
   7200 Sears Tower
   Chicago, Illinois  60606

                  _______________________________________

                                 DIRECTORS
                         CSB Financial Group, Inc.
                                    and
                           Centralia Savings Bank
                  _______________________________________

                              Wesley N. Breeze
                 Owner and Operator, Byrd Watson Drug Store

                               A. John Byrne
                                  Retired

                             Michael Donnewald
                   President, Donnewald Distributing Co.

                               Larry M. Irvin
               Chairman of the Board, Centralia Savings Bank
               Owner and Operator, Irvin Funeral Homes, Ltd.

                              W. Harold Monken
                      Auto Dealer, Centralia, Illinois

                              K. Gary Reynolds
       President and Chief Executive Officer, Centralia Savings Bank

                  _______________________________________

                                  OFFICERS
                         CSB Financial Group, Inc.
                  _______________________________________

                              K. Gary Reynolds
                   President and Chief Executive Officer
                  _______________________________________

                                  OFFICERS
                           Centralia Savings Bank
                  _______________________________________

                              K. Gary Reynolds
                   President and Chief Executive Officer

                             Stephen J. Greene
                              Vice President

                             Joanne S. Ticknor
                          Secretary and Treasurer

                      Security and Exchange Commission
                           Washington, D.C. 20549

                                 FORM 10-QSB

   (Mark One)

        (X)  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934

             For the quarterly period ended DECEMBER 31, 1999
                                            -----------------

                                 OR

        ( )  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the transition period from ________ to __________

                      Commission File Number:  0-26650

                          CSB FINANCIAL GROUP, INC.
     -----------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


                  United States                 37-1336338
             --------------------------    ----------------------
        (State or other jurisdiction     (I.R.S. Employer ID Number)
        of incorporation or organization)

     200 South Poplar, Centralia, Illinois            62801
   ----------------------------------------------------------------
   (Address of principal executive offices)        (Zip code)

   Registrant's telephone number, including area code (618) 532-1918
                                                      --------------

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                       YES    X            NO
                            ------               -----

        Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

              Class                Shares outstanding at January 27, 2000
   -----------------------------   --------------------------------------
   Common Stock, Par Value $0.01                732,299


                                  CONTENTS
       PART I.  FINANCIAL INFORMATION
          Item 1.  Financial Statements

              - Consolidated Balance Sheets                                                 C-99 and C-99

              - Consolidated Statements of Income                                           C-100

              - Consolidated Statements of Comprehensive Income                             C-102

              - Consolidated Statements of Cash Flows                                       C-103 and C-104

              - Notes to Consolidated Financial Statements                                  C-105 - C-110

          Item 2.  Management's Discussion and Analysis of Financial                        C-115 - C-116
                       Condition and Results of Operations

       PART II.  OTHER INFORMATION
          Item 1.  Legal Proceedings                                                        C-117

          Item 2.  Changes in Securities                                                    C-117

          Item 3.  Defaults Upon Senior Securities                                          C-117

          Item 4.  Submission of Matters to a Vote of Security Holders                      C-117

          Item 5.  Other Information                                                        C-117

          Item 6.  Exhibits and Reports on Form 8-K                                         C-117

       SIGNATURES                                                                           C-117



    CSB FINANCIAL GROUP, INC. AND SUBSIDIARY
    CONSOLIDATED BALANCE SHEETS
    December 31, 1999 and September 30, 1999
    (in thousands, except share data)

                                                                                   December 31,     September 30,
       ASSETS                                                                          1999             1999
       ------                                                                     -------------      ------------
                                                                                  (Unaudited)        (Audited)
       Cash and cash equivalents                                                      $  2,029         $    871

       Securities:

          Available for sale                                                            17,090           17,118

          Nonmarketable equity securities                                                  216              216

       Loans                                                                            29,636           29,142

       Allowance for loan losses                                                          (225)            (222)
                                                                                      ---------        ---------
          Loans, net                                                                    29,411           28,920
       Premises and equipment                                                              673              683
       Accrued interest receivable                                                         443              318
       Intangible assets                                                                   524              539
       Other assets                                                                        118              255
                                                                                     ---------       ----------

                        Total assets                                                 $  50,504        $  48,920
                                                                                     =========        =========



    CSB FINANCIAL GROUP, INC. AND SUBSIDIARY
    CONSOLIDATED BALANCE SHEETS
    December 31, 1999 and September 30, 1999
    (in thousands, except share data)
                                                                                    December 31,       September 30,
       LIABILITIES AND STOCKHOLDERS' EQUITY                                             1999               1999
       -------------------------------------                                        -----------        ------------
                                                                                    (Unaudited)          (Audited)
       LIABILITIES:

       Deposits:

          Demand                                                                       $  8,766          $  8,563
          Savings                                                                         3,579             3,794
          Time deposits > $100,000                                                        2,689             2,627
          Other time deposit                                                             23,538            21,922
                                                                                        -------           -------
                  Total deposits                                                         38,572            36,906
                                                                                        -------           -------

       Advances from the Federal Home Loan Bank                                          1,400             1,400
       Other liabilities                                                                   133               191
       Deferred income taxes                                                                82               145
                                                                                       -------           -------
                  Total liabilities                                                     40,187            38,642
                                                                                       -------           -------

       COMMITMENTS, CONTINGENCIES AND CREDIT RISK

       STOCKHOLDERS' EQUITY
       Preferred stock, $0.01 par value; 100,000 shares authorized;
          none issued                                                                        -                 -
       Common stock, $0.01 par value; authorized 2,000,000 shares;
          1,035,000 shares issued                                                           10                10
       Paid-in capital                                                                   7,830             7,829
       Retained earnings                                                                 6,767             6,683
       Accumulated other comprehensive income                                             (113)              (53)
       Unearned employee stock ownership plan shares                                      (155)             (160)
       Management recognition plan                                                        (505)             (514)
                                                                                      --------          --------
                                                                                        13,834            13,795
       Less cost of treasury stock, 302,701 shares                                      (3,517)           (3,517)
                                                                                      --------          --------
                      Total stockholders' equity                                        10,317            10,278
                                                                                      --------          --------
                      Total liabilities and stockholders' equity                       $50,504           $48,920
                                                                                       =======           =======


     See Notes to Consolidated Financial Statements.



                                    C-100




    CSB FINANCIAL GROUP, INC.
    CONSOLIDATED STATEMENTS OF INCOME
    Three Months Ended December 31, 1999 and 1998
    (Unaudited, in thousands, except per share data)

                                                                                       Three Months Ended
                                                                                            December 31,
                                                                                    ----------------------------
                                                                                        1999            1998
                                                                                    -----------     ------------
       Interest income:
          Loans and fees on loans                                                   $     571           $    530
          Securities                                                                      273                274
                                                                                    ---------           --------
                 Total interest income                                                    844                804
                                                                                   ----------           --------

       Interest expense:
          Deposits                                                                        390                405
          Borrowings                                                                       16                  -
                                                                                    ---------           --------
                                                                                          406                405
                                                                                    ---------           --------
                 Net interest income                                                      438                399
       Provision for loan losses                                                           14                 18
                                                                                    ---------           --------
                 Net interest income after provision for loan losses                      424                381
                                                                                    ---------           --------

       Noninterest income:
          Service charges on deposits                                                      26                 20
          Gain on sale of securities                                                        -                  -
          Other                                                                             8                 15
                                                                                    ---------           --------
                   Total noninterest income                                                34                 35
                                                                                    ---------           --------

       Noninterest expense:
          Compensation and employee benefits                                              169                169
          Occupancy and equipment                                                          21                 24
          Data processing                                                                  52                 25
          Audit, legal and other professional                                              44                 31
          Other                                                                            99                 96
                                                                                    ---------           --------
                   Total noninterest expense                                              385                345
                                                                                     ---------          --------
                   Income before income taxes                                              73                 71
       Income taxes                                                                       (11)                23
                                                                                     ---------          --------
                   Net income                                                        $     84           $     48
                                                                                      ========          ========

       Earnings per share

          Basic                                                                        $  0.12          $   0.07
                                                                                      ========          ========
          Diluted                                                                     $   0.11          $   0.07
                                                                                      ========          ========

       Weighted average shares outstanding

          Basic                                                                        722,635           717,631
                                                                                      ========          ========
                                                                                       742,340           728,809
          Diluted                                                                     ========          ========


     See Notes to Consolidated Financial Statements.




                                    C-101




    CSB FINANCIAL GROUP, INC.
    CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
    THREE MONTHS ENDED DECEMBER 31, 1999 AND 1998
    (Unaudited, in thousands, except per share data)


                                                                                        Three Months Ended
                                                                                           December 31,
                                                                                   ----------------------------

                                                                                       1999            1998
                                                                                   ------------     -----------
       Net income                                                                   $      84       $      48

       Change in unrealized gain on securities available for sale,
          net of tax of $95 and $1                                                        (60)             (2)
                                                                                     --------       ---------
       Comprehensive income                                                         $      24       $      46
                                                                                    =========       =========

     See Notes to Consolidated Financial Statements.


























                                    C-102







    CSB FINANCIAL GROUP, INC.
    CONSOLIDATED STATEMENTS OF CASH FLOWS
    Three Months Ended December 31, 1999 and 1998
    (Unaudited, in thousands, except per share data)

                                                                                       Three Months Ended
                                                                                           December 31,
                                                                                    ---------------------------
                                                                                        1999           1998
                                                                                    -----------     -----------
       Cash Flows from Operating Activities:
          Net income                                                                $       84       $       48
          Adjustments to reconcile net income to net cash provided
          by (used in) operating activities:
              Provision for loan losses                                                    14                18
              Provision for depreciation                                                   12                11
              Amortization of intangible assets                                            15                16
              Employee stock ownership plan compensation expense                            6                 8
              Management recognition plan compensation expense                              9                 9
              Deferred income taxes                                                       (25)               (5)
              Gain on sale of securities                                                    -                 -
              Amortization and accretion on securities                                      1                 4
              Change in assets and liabilities:
                 (Increase) in accrued interest receivable                               (125)             (130)
                 (Increase) decrease in other assets                                      137               (42)
                 (Decrease) in other liabilities                                          (58)              (51)
                                                                                     ---------       ----------
                      Net cash provided by (used in) operating activities                  70              (114)
                                                                                     ---------       ----------

       Cash Flows from Investing Activities:
          Securities available for sale:
              Purchases                                                                  (100)           (1,209)
              Proceeds from sales                                                           -                 -
              Proceeds from maturities and paydowns                                        29               133
              Proceeds from sales of nonmarketable equity securities                        -                 4
              (Increase) in loans                                                        (505)             (443)
              Purchase of premises and equipment                                           (2)                -
                                                                                    ---------        ----------
                                                                                         (578)           (1,515)
                  Net cash (used in) investing activities                           ---------        ----------



                                                           (Continued)







                                    C-103







    CSB FINANCIAL GROUP, INC.
    CONSOLIDATED STATEMENTS OF CASH FLOWS, (CONTINUED)
    Three Months Ended December 31, 1999 and 1998
    (Unaudited, in thousands, except per share data)

                                                                                        Three Months Ended
                                                                                           December 31,
                                                                                   -----------------------------
                                                                                       1999              1998
                                                                                   -----------        ----------
       Cash Flows from Financing Activities:

          Increase in deposits                                                      $   1,666          $   1,177
                                                                                    ---------          ---------
              Net cash provided by financing activities                                 1,666              1,177
                                                                                    ---------          ---------
              Increase (decrease) in cash and cash equivalents                          1,158              (452)

       Cash and cash equivalents at beginning of period                                   871             1,542
                                                                                    ---------          ---------
       Cash and cash equivalents at end of period                                   $   2,029          $   1,090
                                                                                    =========          =========

       Supplemental Disclosures:
          Cash paid for:
              Interest on deposits                                                  $     379          $     402
              Income taxes                                                          $       -          $       -

          Change in gross unrealized gain/loss on securities available
            for sale                                                                $     (98)         $      (3)

          Change in deferred taxes on unrealized gain/loss on
            securities available for sale                                           $     (38)         $       1



     See Notes to Consolidated Financial Statements.

















                                    C-104







   CSB FINANCIAL GROUP, INC.
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS, EXCEPT PER SHARE DATA)


   NOTE 1.   BACKGROUND INFORMATION

   On October 5, 1995, CSB Financial Group, Inc. (the "Company") acquired all of the outstanding shares of Centralia Savings Bank (the "Bank") upon the Bank's conversion from a state chartered mutual savings bank to a state chartered capital stock savings bank. Centralia Savings Bank is located in Masson County, Illinois. The Company purchased 100% of the outstanding capital stock of the Bank using 50% of the net proceeds from the Company's initial stock offering which was completed on October 5, 1995. The Company sold 1,035,000 shares of $0.01 par value common stock at a price of $8 per share, including 82,800 shares purchased by the Bank's Employee Stock Ownership Plan ("ESOP"). The ESOP shares were acquired by the Bank with proceeds from a Company loan totaling $662,400. The gross proceeds of the offering were $8,280,000. After reducing gross proceeds for conversion costs of $696,000, net proceeds totaled $7,584,000. The Company's stock was traded on the NASDAQ Small Caps market under the symbol "CSBF" until December 31, 1998, at which time the Company transferred the quotation of its common stock to the OTC Bulletin Board under the same symbol.

   The acquisition of the Bank by the Company was accounted for as a "pooling of interests" under generally accepted accounting principles. The application of the pooling of interests method records the assets and liabilities of the merged entities on a historical cost basis with no goodwill or other intangible assets being recorded.

   NOTE 2.   BASIS OF PRESENTATION

   The accompanying consolidated financial statements include the accounts of CSB Financial Group, Inc., its wholly owned subsidiary, Centralia Savings Bank (the "Bank"), and the Bank's wholly-owned subsidiary, Centralia SLA. Centralia SLA, Inc.'s principal business activity is to provide insurance services. All significant intercompany accounts and transactions have been eliminated in consolidation. The accompanying consolidated financial statements are unaudited and should be read in conjunction with the consolidated financial statements and notes thereto included in the Bank's annual report on Form 10-KSB for the year ended September 30, 1999. The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Form 10-QSB and, therefore, do not include information or footnotes necessary for a complete presentation of financial condition, results of operations, and cash flows in conformity with generally accepted accounting principles. In the opinion of management of the Company, the unaudited consolidated financial statements reflect all adjustments necessary to present fairly the financial position of the Company at December 31, 1999 the results of operations and cash flows for the


                                    C-105







   CSB FINANCIAL GROUP, INC.
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS, EXCEPT PER SHARE DATA)


   three months ended December 31, 1999 and 1998. All adjustments to the financial statements were normal and recurring in nature.

   Operating results for the three months ended December 31, 1999 are not necessarily indicative of the results that may be expected for the year ending September 30, 2000.

   NOTE 3.   EARNINGS PER SHARE

   Basic earnings per share ("EPS") is computed as net income available to common stockholders divided by the weighted average common shares outstanding and vested shares of the Management Recognition Plan.

   Diluted EPS is computed as net income available to common stockholders divided by the weighted average common shares outstanding, common stock equivalents, and shares awarded under the Management Recognition Plan are weighted to reflect the portion of the period the shares were outstanding.

   The following reflects earnings per share calculation for basic and diluted methods:




























                                    C-106







   CSB FINANCIAL GROUP, INC.
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                           For the three months ending
                                                                               December 31, 1999:
                                                                  --------------------------------------------
                                                                   Income           Shares           Per Share
                                                                  Numerator       Denominator         Amount
                                                                  ---------      ------------       -----------
       Basic Earnings Per Share:

          Weighted average shares outstanding                                       712,699

          Management Recognition Plan shares vested                                   9,936
                                                                                   --------

          Income available to common shareholders                  $ 84,000         722,635
                                                                   --------        --------
          Basic Earnings Per Share                                                                      0.12


       Effect of Dilutive Securities:

          Management Recognition Plan for shares
            granted, but not vested                                                   7,452
          Stock option equivalents                                                   12,253
                                                                                   --------

          Diluted EPS                                             $ 84,000          742,340             0.11
                                                                  ========          =======            =====






















                                    C-107







   CSB FINANCIAL GROUP, INC.
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                          For the three months ending
                                                                                December 31, 1998:
                                                               -----------------------------------------------
                                                                  Income            Shares           Per Share
                                                                 Numerator       Denominator          Amount
                                                                -----------     -------------       ----------
          Basic Earnings Per Share:

          Weighted average shares outstanding                                       710,800

          Management Recognition Plan shares vested                                   6,831
                                                                                  ---------


          Income available to common shareholders                 $  48,000         717,631
                                                                  ---------       ---------
          Basic Earnings Per Share                                                                      0.07

          Effect of Dilutive Securities:

          Management Recognition Plan shares
            granted, but not vested                                                  11,178
                                                                                  ---------
        Stock option equivalents

        Diluted EPS                                               $  48,000         728,809             0.07
                                                                  =========         =======             ====

     NOTE 4.   EMPLOYEE STOCK OWNERSHIP PLAN

   In conjunction with the conversion, an ESOP was created and 82,800 shares of the Company's stock were purchased for future allocation to employees. The purchase was funded with a loan from the Company.

   Shares are allocated to all eligible employees as the debt is repaid based on a prorata share of total eligible compensation. Employees 21 or older with at least 1,000 hours of service in a twelve month period are eligible to participate. Benefits will vest over a five year period and in full after five years of qualified service.

   As shares are committed to be released from unallocated shares, the Bank recognizes compensation expense equal to the current market price of the shares, and the shares become outstanding for purposes of calculating earnings per share. The Bank recognized compensation expense for the ESOP of $6 and $8 for the three months ended December 31, 1999 and 1998, respectively.

   CSB FINANCIAL GROUP, INC.
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS, EXCEPT PER SHARE DATA)


   Dividends received, if any, by the ESOP on unallocated shares will be used for debt service.

   In July 1997, the Company repurchased 41,400 shares of common stock
   from the ESOP.   The ESOP used the proceeds received from the
   repurchase to reduce outstanding debt to the Company. The balance in unearned ESOP shares was reduced by the cost of the shares sold to the Company. As of December 31, 1999 and September 30, 1999, the ESOP held 19,390 and 20,021, respectively, non-committed shares with a fair value of $200 and $195, respectively.

   NOTE 5.   STOCK OPTION PLAN

   At the annual stockholder's meeting on May 22, 1996, the Stock Option Plan ("SOP") was approved. The board has reserved an amount of stock equal to 103,500 shares or 10% of the common stock sold in the conversion for issuance under the SOP. The options will be granted by a Committee, comprised of directors, to key employees and directors based on their services. The exercise price of options granted must be at least equal to the fair market value of the common stock on the date the option is granted. The options granted under the plan become exercisable at a rate of 20 percent per year commencing one year after the grant date and 20 percent on each anniversary date for the following four years. As of December 31, 1999, 61,750 options had been granted.

   The Board adopted the 1997 Nonqualified Stock Option Plan (SOP) effective January 9, 1997. The Board has reserved up to 103,500 shares of common stock under the SOP. The options will be granted by a committee, comprised of directors, to key employees and directors based on their services. The exercise price of the option granted must be at least equal to the fair market value of the common stock on the date the option is granted. The terms of the options and the exercise schedule are at the discretion of the committee and option agreements need not be identical. As of December 31, 1999, no options had been granted.

   NOTE 6.   MANAGEMENT RECOGNITION PLAN

   The Management Recognition Plan ("MRP") was approved with an effective date of October 10, 1996 and amended on January 9, 1997. The MRP intends to purchase with funds provided by the Company, whether in the open market or from the Holding Company in the form of newly issued shares, 62,100 shares, or 6% of the aggregate number of shares of Common Stock issued and sold in connection with the Conversion for issuance to officers, directors, and employees of the Holding Company. Directors, officers, and employees become vested in the shares of

   CSB FINANCIAL GROUP, INC.
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (IN THOUSANDS, EXCEPT PER SHARE DATA)


   common stock awarded to them under the MRP at a rate of 20% per year, commencing one year after the grant date, and 20% on the anniversary date thereof for the following four years. As of December 31, 1999, 17,388 shares have been awarded and remain outstanding to officers, directors, and employees. MRP compensation expense was $9 for the three months ended December 31, 1999 and 1998, respectively. The Bank accounts for its MRP in accordance with Accounting Principle Board Statement 25. Compensation expense is recognized over the vesting period for shares awarded under the plan.

   NOTE 7.   NEW ACCOUNTING STANDARDS

   ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.
   This Statement applies to all entities. FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.
   Earlier application is encouraged. The Statement is not to be applied retroactively to financial statements of prior periods. In June 1999, Statement of Financial Accounting Standard No. 137 was issued to extend the effective date by one year to all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not believe the adoption of FAS 133, as amended by FAS 137, will have a material impact on the consolidated financial statements.

   ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE. Statement of Financial Accounting Standard No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" (FAS 134) changes the way mortgage banking firms account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. The Statement is effective for financial statements for the first fiscal quarter beginning after December 15, 1998. The Company does not securitize mortgages and is not a Mortgage Banking Enterprise and therefore, FAS 134 will not have an impact on the consolidated financial statements.

   CSB FINANCIAL GROUP, INC.
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
   (IN THOUSANDS, EXCEPT PER SHARE DATA)


   GENERAL

   The principal assets of the Company are its investment in the Bank's common stock and the net proceeds from the sale of the Company's common stock in connection with the conversion. The Company's principal revenue source is interest and dividends on its investments. The principal business of the Bank consists of attracting deposits from the general public and using these funds to originate mortgage loans secured by one- to four-family residences located primarily in Centralia, Illinois and surrounding areas. The Bank engages in various forms of consumer and commercial lending and invests in mortgage-backed U.S. Government and federal agency securities, local municipal issues, and interest-bearing deposits. The Bank's profitability depends primarily on its net interest income, which is the difference between the interest income it earns on its loans, mortgage-backed and investment portfolio, and its cost of funds, which consists mainly of interest paid on deposits. Net interest income is affected by the relative amounts of interest-earning assets, interest-bearing liabilities, and the interest rates earned or paid on these balances.

   The Bank's profitability is also affected by the level of noninterest income and expense. Noninterest income consists primarily of late charges and other fees. Noninterest expense consists of salaries and benefits, occupancy related expenses, deposit insurance premiums paid to the SAIF, and other operating expenses.

   The operations of the Bank are significantly influenced by general economic conditions, related monetary, and fiscal policies of financial institutions' regulatory agencies. Deposit flows and the cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

   BUSINESS STRATEGY

   The business strategy is to operate as a well capitalized, profitable and independent community savings bank dedicated to financing home ownership and consumer needs in its primary market area. The Bank has implemented this strategy by: (1) closely monitoring the needs of customers and providing quality service; (2) emphasizing consumer-oriented banking by originating construction and permanent loans on residential and commercial real estate and consumer loans,

   CSB FINANCIAL GROUP, INC.
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
   (IN THOUSANDS, EXCEPT PER SHARE DATA)


   and by offering other financial services and products; (3) improving and maintaining high asset quality; (4) maintaining capital in excess of regulatory requirements; and (5) managing interest rate risk by emphasizing the origination of loans with adjustable rates or shorter terms and investments in short-term and liquid investments. The Bank has adopted various new business strategies intended to increase its presence in its primary market area, thereby increasing its lending activities and sources of income.

   MERGER

   On January 26, 2000, the Company signed a definitive agreement with Midland States Bancorp, Inc. Upon the effective date of the proposed merger, holders of shares of CSB Financial Group, Inc. common stock will have the right to receive cash in the amount of $16 per share. The merger is expected to be completed in the second quarter of 2000.

   LIQUIDITY AND CAPITAL RESOURCES

   The Bank's primary sources of funds consists of deposits, repayment and prepayment of loans, maturities of investments and interest-bearing deposits. Scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable, influenced by general interest rates, economic conditions, and competition. The Bank uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Bank's liquidity needs for the immediate future.

   A portion of the Bank's liquidity consists of cash and cash equivalents, which include investments in highly liquid, short-term deposits. The level of these assets is dependent on the Bank's operating, investing, lending and financing activities during any given period. At December 31, 1999 and September 30, 1999, cash and cash equivalents totaled $2.0 million and $871, respectively. The increase in cash and cash equivalents is due to an increase in deposit accounts, offset somewhat by the funding of loans.

   Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank may borrow additional funds from the FHLB. At December 31, 1999, the Bank had $1.4 million of outstanding advances from the FHLB.

   CSB FINANCIAL GROUP, INC.
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
   (IN THOUSANDS, EXCEPT PER SHARE DATA)


   At December 31, 1999, the Bank had $2.2 million of outstanding commitments to originate loans.

   REGULATORY CAPITAL

   Federally insured savings associations such as the Bank are required to maintain a minimum level of regulatory capital. The Corporation and its subsidiary have capital ratios which substantially exceed all regulatory requirements. The Corporation's capital ratios are shown below.


                                                           December 31,    September 30,        Minimum
                                                               1999             1999          Requirements
                                                          ------------     -------------      -------------
       Total capital to risk weighted assets                  42.7%            43.9%              8.0%
       Tier I capital to risk weighted assets                 41.7%            42.9%              4.0%
       Tier I capital to average assets                       20.8%            20.3%              4.0%


   FINANCIAL CONDITION

   Total assets increased $1,584 to $50,504 at December 31, 1999 from $48,920 at September 30, 1999. The increase resulted from an increase of $494 in gross loans and an increase of $1,158 in cash and cash equivalents.

   Gross loans have increased $494 from $29,142 at September 30, 1999 to $29,636 at December 31, 1999. The Bank continues to focus its efforts in the expansion of the commercial loan market and continues to originate commercial loans which meet prudent underwriting standards.

   Securities decreased $28 since September 30, 1999, primarily due to a decrease in market values on securities available for sale. The portfolio consists primarily of U.S. Government and agency securities. All securities are held as available for sale.

   CSB FINANCIAL GROUP, INC.
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
   (IN THOUSANDS, EXCEPT PER SHARE DATA)


   RESULTS OF OPERATIONS

   THREE MONTHS ENDED DECEMBER 31, 1999 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1998

   NET INCOME - The Company's net income for the three months ended December 31, 1999 was $84 compared to $48 for the three months ended December 31, 1998. The increase in net income resulted primarily from an increase in net interest income and a decrease in income taxes.

   INTEREST INCOME - Interest income increased for the three months ended December 31, 1999 by $40 to $844 from $804 for the three months ended December 31, 1998. The increase is due to an increase in the average balance of interest earning assets to approximately $47,000 during the quarter ended December 31, 1999 compared to approximately $44,000 during the quarter ended December 31, 1998.

   INTEREST EXPENSE - Interest expense increased for the three months ended December 31, 1999 by $1 to $406 from $405 for the three months ended December 31, 1998. The composition of deposit portfolio has remained relatively consistent. Management continues to price deposit products based on competition.

   NET INTEREST INCOME - Net interest income for the three months ended December 31, 1999 increased by $39 to $438 from $399 for the three months ended December 31, 1998. The increase is attributable to the increase in the Company's interest earning assets.

   Noninterest expense increased for the three months ended December 31, 1999 by $40 to $385 from $345 for the three months ended December 31, 1998. The increase was primarily the result of additional legal and professional fees incurred with the merger with Midland States Bancorp, Inc. and additional data processing conversion costs of $28 associated with the change in service centers.

   PROVISION FOR LOAN LOSSES - The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including, general economic conditions, loan portfolio composition, prior loss experience, the estimated fair value of the underlying collateral and other factors that warrant recognition in providing for an adequate loan loss allowance. During the three months ended December 31, 1999 and 1998, the provision for loan losses was $14 and $18, respectively.

   CSB FINANCIAL GROUP, INC.
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
   (IN THOUSANDS, EXCEPT PER SHARE DATA)


   ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses was $225 or .76% of loans receivable at December 31, 1999, compared to $222, or .76% of loans receivable at September 30, 1999. The level of nonperforming loans was .56% of total loans at December 31, 1999 compared to .70% as of September 30, 1999. Based on current reserve levels in relation to total loans receivable and classified assets and the diligent effort put forth by management to address problem loan situations in recent years, management believes its reserves are currently adequate.

   Net charge-offs amounted to $11 during the first three months of fiscal year 2000, compared to net charge-offs of $13 during the first three months of fiscal year 1999.

   The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loss experience. The evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

   Loans are considered impaired when, based on current information and events, it is probable that the Bank will not be able to collect all amounts due. The portion of the allowance for loan losses applicable to impaired loans has been computed based on the present value of the estimated future cash flows of interest and principal discounted at the loan's effective interest rate or on the fair value of the collateral for collateral dependent loans. The entire change in present value of expected cash flows of impaired loans or of collateral value is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported. As of December 31, 1999 and September 30, 1999, management had not identified any loans as impaired.

   CSB FINANCIAL GROUP, INC.
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
   (IN THOUSANDS, EXCEPT PER SHARE DATA)


   NONPERFORMING ASSETS

   At December 31, 1999, the Bank had $183 of nonperforming assets, .36% of total assets. On September 30, 1999, the Bank had $205 of nonperforming assets, .42% of total assets.

   IMPACT ON INFLATION AND CHANGING PRICES

   The unaudited consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

                         PART II - OTHER INFORMATION


   Item 1.   Legal Proceedings

        None.

   Item 2.   Changes in Securities

        None.

   Item 3.   Defaults Upon Senior Securities

        None.

   Item 4.   Submission of Matters to a Vote of Security Holders

        Not applicable.

   Item 5.   Other Information

        None.

   Item 6.   Exhibits and Reports on Form 8K

        Exhibits:

        None.

        Reports on Form 8K:

        None.

                                 SIGNATURES

   Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                      CSB Financial Group, Inc.


   Date:     February 7, 2000         /s/ K. Gary Reynolds
             ----------------------   ----------------------------------
                                      K. Gary Reynolds
                                      Chief Executive Officer and
                                      Director


   Date:     February 7, 2000         /s/ Joanne S. Ticknor
             ----------------------   -----------------------------------
                                      Joanne Ticknor
                                      Secretary and Treasurer

         APPENDIX D:  SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

        262 APPRAISAL RIGHTS.-(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

             (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
        (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
        (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

             (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251,

        252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs
             a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

             (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)  Appraisal rights shall be perfected as follows:

             (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

             (2)  If the merger or consolidation was approved pursuant to
        Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
        (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
        (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                               REVOCABLE PROXY

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                        OF CSB FINANCIAL GROUP, INC.

        The undersigned hereby appoint(s) ________________ and __________________, or either of them, as proxies for the undersigned, with full power of substitution, and hereby authorize(s) them or either of them to act and to vote all the shares of common stock of CSB Financial Group, Inc. held by the undersigned on ______________, 2000, at the special meeting of stockholders to be held at ____________, on _____________, 2000, at _________, local time, or at any adjournment or postponement of the meeting. Said proxies are directed to vote as instructed on the matters shown on this card and otherwise at their discretion. Receipt of a copy of the notice of said meeting and proxy statement are hereby acknowledged.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF
                                       ---
   THE MERGER AGREEMENT.

        (Please sign, date and mail in the enclosed return envelope.)

   PLEASE MARK YOUR VOTE IN THE BOX IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS

   1. To approve and adopt the agreement and plan of merger, dated as of January 26, 2000, by and among Midland States Bancorp, Inc., CSB Acquisition Corporation (a wholly owned subsidiary of Midland) and CSB Financial Group, Inc., as more fully described in the accompanying proxy statement.

        / /  FOR approval                 / / AGAINST                          / /  ABSTAIN from
             and adoption of the              approval and adoption                 vote on the merger
             merger agreement                 of the merger agreement               agreement

     2. In his/her discretion, a proxy is authorized to vote upon such other business as may properly come before the meeting; PROVIDED, HOWEVER, if a proposal to adjourn the meeting is properly presented, a proxy will not have discretion to vote in favor of the adjournment proposal any shares of common stock which have been voted against approval and adoption of the merger agreement.

   Dated:____________________, 2000   __________________________________
                                      Signature of Stockholder

                                      __________________________________
                                      Signature of Stockholder (if held
                                      jointly)

                                      IMPORTANT:  Please sign exactly as your name or names
                                      appear on the left.  If stock is held jointly, all joint
                                      owners must sign.  Executors, administrators, trustees,
                                      guardians, custodians, corporate officers and others
                                      signing in a representative capacity should put their full title.

                                      Please check the following box if you plan to attend the
                                      meeting. / /